Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

SPARTAN Acquisition Corp. II,

SL INVEST I INC.,

SL INVEST II LLC,

SL FINANCIAL INVESTOR I LLC,

SL FINANCIAL INVESTOR II LLC,

SL FINANCIAL HOLDINGS INC.,

SL FINANCIAL LLC,

SUNLIGHT FINANCIAL LLC,

FTV-SUNLIGHT, INC., and

TIGER CO-INVEST B SUNLIGHT BLOCKER LLC

Dated as of January 23, 2021

i

This BUSINESS COMBINATION AGREEMENT, dated as of January 23, 2021 (this “Agreement”), is by and among Spartan Acquisition Corp. II, a Delaware corporation (“Acquiror”), SL Invest I Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“MergerCo1”), SL Invest II LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror (“MergerCo2”), SL Financial Investor I LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror (“Holdings I”), SL Financial Investor II LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror (“Holdings II”), SL Financial Holdings Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Acquiror Sub”), SL Financial LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror Sub (“OpCo Merger Sub”), Sunlight Financial LLC, a Delaware limited liability company (the “Company”), FTV-Sunlight, Inc., a Delaware corporation (“FTV Blocker”) and Tiger Co-Invest B Sunlight Blocker LLC, a Delaware limited liability company (“Tiger Blocker,” and collectively with FTV Blocker, the “Blockers”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Section 10.03.

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and the Company are entering into subscription agreements, substantially in the form attached hereto as Exhibit E (the “Subscription Agreements”), with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Acquiror Class A Common Stock at a price of $10.00 per share in a private placement (the “Private Placement”) that will be consummated immediately prior to the consummation of the OpCo Merger (as defined below);

WHEREAS, prior to the date of this Agreement, Acquiror has formed MergerCo1, MergerCo2, Holdings I, Holdings II and Acquiror Sub each as a wholly owned subsidiary of Acquiror, and Acquiror Sub has formed OpCo Merger Sub as a wholly owned subsidiary of Acquiror Sub;

WHEREAS, each of MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub are entities newly formed for the purposes of the transaction proposed herein;

WHEREAS, MergerCo2 has elected to be classified as an association taxable as a corporation for U.S. federal income (and applicable state and local) Tax purposes;

WHEREAS, prior to the Closing, Acquiror shall, subject to obtaining the Acquiror Stockholders Approval, adopt an amended and restated certificate of incorporation of Acquiror, in substantially the form attached hereto as Exhibit J (the “Restated Acquiror Charter”), providing for, among other things, (i) an increase in the number of shares of Acquiror Class A Common Stock authorized for issuance, (ii) the creation of a new class of non-economic common stock of Acquiror, which shares of common stock will represent non-economic interests in Acquiror that entitle the holder thereof to one (1) vote per share that will vote with the Acquiror Class A Common Stock as a single class and (iii) the authorization for issuance of a number of shares of Acquiror Class C Common Stock at least equal to the number of Company Class EX Units comprising the Aggregate Class EX Units plus any amount of Acquiror Class C Common Stock issuable pursuant to the Company Warrants after the OpCo Merger (as defined below);

WHEREAS, immediately prior to the consummation of the OpCo Merger (as defined below), Acquiror shall (i) contribute to MergerCo1 the FTV Blocker Consideration, (ii) contribute to MergerCo2 the Tiger Blocker Consideration and (iii) contribute to Acquiror Sub the LTIP Consideration, the Company Cash Consideration and the Voting Stock Consideration and, after such contribution to Acquiror Sub, Acquiror Sub shall contribute to OpCo Merger Sub the LTIP Consideration, the Company Cash Consideration and the Voting Stock Consideration;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”), the Company LLC Agreement and the limited liability company agreement of OpCo Merger Sub, OpCo Merger Sub will merge with and into the Company (the “OpCo Merger”), with the Company surviving the OpCo Merger, after which all of the equity of the Company will be owned by Acquiror Sub, FTV Blocker, Tiger Blocker and the Company Unitholders other than FTV Blocker and Tiger Blocker (the “Unblocked Company Unitholders”);

WHEREAS, immediately following the OpCo Merger Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”) and Section 18-209 of DLLCA, as applicable, (i) FTV Blocker (which owns Class A-3 Units of the Company) will merge with and into MergerCo1 with FTV Blocker surviving as a wholly owned subsidiary of Acquiror (the “First FTV Blocker Merger”) and FTV Blocker Holder will receive the FTV Blocker Consideration, and immediately thereafter and as a part of a single integrated transaction, FTV Blocker will merge with and into Holdings I with Holdings I surviving the merger as a wholly owned subsidiary of Acquiror (the “Second FTV Blocker Merger” and together with the First FTV Blocker Merger, the “FTV Blocker Mergers”); and (ii) Tiger Blocker (which owns Class A-2 Units of the Company) will merge with and into MergerCo2 with Tiger Blocker surviving as a wholly owned subsidiary of Acquiror (the “First Tiger Blocker Merger”) and the Tiger Blocker Holder will receive the Tiger Blocker Consideration, and immediately thereafter and as a part of a single integrated transaction, Tiger Blocker will merge with and into Holdings II with Holdings II surviving the merger as a wholly owned subsidiary of Acquiror (the “Second Tiger Blocker Merger” and together with the First Tiger Blocker Merger, the “Tiger Blocker Mergers” and together with the FTV Blocker Mergers, the “Blocker Mergers”);

WHEREAS, immediately following the Blocker Mergers Effective Time (as defined below), Acquiror will contribute all of its remaining assets (other than its equity interests in each of Acquiror Sub, Holdings I and Holdings II) (the “Acquiror Contribution Amount”) to Acquiror Sub, and Acquiror Sub will contribute the Acquiror Contribution Amount to the Company in exchange for additional Company Class X Units and a number of warrants of the Company equal to the number of outstanding Acquiror Warrants, which newly issued warrants of the Company will have substantially the same economic terms as such Acquiror Warrants in accordance with the Company A&R LLCA (the “Acquiror Sub Contribution”);

WHEREAS, following the OpCo Merger, the Blocker Mergers and the Acquiror Sub Contribution, Acquiror Sub, Holdings I and Holdings II will own, in the aggregate, a number of Company Class X Units equal to the number of shares of Acquiror Class A Common Stock outstanding immediately after the consummation of the OpCo Merger, the Blocker Mergers and the Transactions (as defined below), and the Unblocked Company Unitholders (as defined below) will own the number of Company Class EX Units, and will have received in the OpCo Merger the amount of the Company Cash Consideration and the number of shares of Voting Stock Consideration, in each case, in the amounts set forth opposite each such Unblocked Company Unitholder’s name in the Final Payment Spreadsheet;

WHEREAS, as a result of the OpCo Merger, the Company Warrants outstanding immediately prior to the OpCo Merger will remain outstanding, but pursuant to their terms will be exercisable for an equal number of Company Class EX Units and shares of Acquiror Class C Common Stock as set forth in the Final Payment Spreadsheet;

WHEREAS, effective as of the Closing Date and pursuant to the OpCo Merger, the existing Company LLC Agreement shall be amended and restated to be in the form of the Fifth Amended and Restated Limited Liability Company Agreement attached hereto as Exhibit A (the “Company A&R LLCA”), pursuant to which Acquiror Sub shall become the sole managing member of the Company;

WHEREAS, simultaneously with the Closing, Acquiror, the Unblocked Company Unitholders, the Blocked Holders and the Agent (as defined in the Tax Receivable Agreement) will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”);

WHEREAS, following the Closing, Acquiror intends to contribute all of its membership interests in each of Holdings I and Holdings II to Acquiror Sub;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) (acting following consultation with a duly formed transaction committee of the Acquiror Board) has (i) approved this Agreement, the OpCo Merger, the Blocker Mergers and the other Transactions, and determined that the same are advisable to and in the best interests of Acquiror and its stockholders, (ii) approved the adoption of the Restated Acquiror Charter, and (iii) recommended the approval and adoption of (i) this Agreement, the OpCo Merger, the Blocker Mergers and the other Transactions and (ii) the Restated Acquiror Charter, by the stockholders of Acquiror (the “Acquiror Board Recommendation”);

WHEREAS, the board of directors of each of FTV Blocker (the “FTV Board”) and Tiger Blocker (the “Tiger Board,” and together with the FTV Board, the “Blocker Boards”) has unanimously (i) approved and adopted this Agreement, the Blocker Mergers and the other Transactions, and determined that the same are advisable to and in the best interests of FTV Blocker and Tiger Blocker, respectively, and (ii) recommended the approval and adoption of this Agreement, the Blocker Mergers and the other Transactions by the FTV Blocker Holder and the Tiger Blocker Holder (the “Blocker Boards Recommendations”);

WHEREAS, Acquiror Sub, in its capacity as the sole member of OpCo Merger Sub, has authorized, approved and adopted this Agreement, the OpCo Merger and the other Transactions, and determined that the same are advisable to and in the best interests of OpCo Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (i) authorized and approved this Agreement, the OpCo Merger and the other Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DLLCA and the Company’s Organizational Documents, and determined that the consummation of the same are advisable to and in the best interests of the Company and its members (the “Company Board Approval”); and (ii) recommended that, in accordance with their obligations under Section 9.6 of the Company LLC Agreement, the Company Unitholders approve and adopt this Agreement, the OpCo Merger and the other Transactions, in each case, upon the terms and subject to the conditions in effect as of the date of this Agreement (the “Company Board Recommendation”);

WHEREAS, contemporaneously with the execution of this Agreement, (i) certain Equity Members of the Company (including the Tiger Blocker and the FTV Blocker) have entered into a consent and support agreement substantially in the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which such Equity Members have agreed, subject to certain exceptions, to approve, and with respect to the Tiger Blocker and the FTV Blocker, to consent under Section 9.6 of the Company LLC Agreement to, this Agreement, the OpCo Merger and the other Transactions and (ii) the holders of the Acquiror Class B Common Stock, Sponsor and Acquiror have entered into an agreement substantially in the form attached hereto as Exhibit D (the “Founders Stock Agreement”), pursuant to which, among other things, (a) such holders, including the Sponsor, have agreed (x) to comply with, and fully perform all of such holder’s obligations, covenants and agreements set forth in paragraph 1 of the Acquiror Letter Agreement, and (y) not to directly or indirectly, through any officer, director, representative, agent or otherwise, (A) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that would reasonably be expected to result in an Acquiror Acquisition Proposal or (B) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Acquiror Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquiror Acquisition Proposal), (b) such holders and Acquiror have agreed, notwithstanding the amendment to the Acquiror Letter Agreement dated as of the date hereof, that before the Closing Date, he, she or it, as applicable, will not otherwise amend, modify, terminate, waive, or otherwise alter, in whole or in part, the Acquiror Letter Agreement without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), and (c) Sponsor has agreed (x) to forfeit up to twenty-five percent (25%) of the shares of Acquiror Class B Common Stock owned by Sponsor if redemptions of outstanding shares of Acquiror Class A Common Stock exceed five percent (5%) of the outstanding shares of Acquiror Class A Common Stock and (y) waive any and all rights holders of Acquiror Class B Common Stock have or will have with respect to the adjustment to the initial conversion ratio provided by Section 4.3(b)(ii) of the Certificate of Incorporation;

WHEREAS, simultaneously with the Closing, the Blocker Holders, the Company, the Sponsor and Acquiror shall enter into an Investor Rights Agreement in the form attached hereto as Exhibit L (the “Investor Rights Agreement”); and

WHEREAS, simultaneously with the Closing, Acquiror and each of the newly appointed directors and officers of Acquiror, shall enter into Director and Officer Indemnification Agreements in the form attached hereto as Exhibit I (the “Director and Officer Indemnification Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the Company, FTV Blocker and Tiger Blocker hereby agree as follows:

ARTICLE I

THE MERGERS AND OTHER TRANSACTIONS

SECTION 1.01 The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), OpCo Merger Sub shall be merged with and into the Company in accordance with this Agreement and the DLLCA. As a result of the OpCo Merger, OpCo Merger Sub shall cease to exist and the Company shall continue as the surviving company of the OpCo Merger (the “Surviving Company”).

(b) Upon the terms and subject to the conditions of this Agreement, immediately following the OpCo Merger, (i) MergerCo1 will merge with and into FTV Blocker with FTV Blocker surviving in accordance with this Agreement, and (ii) immediately thereafter, and as part of a single integrated transaction, FTV Blocker will merge with and into Holdings I with Holdings I surviving in accordance with this Agreement and the DGCL and DLLCA, as applicable, in the FTV Blocker Mergers. As a result of the FTV Blocker Mergers, FTV Blocker shall cease to exist and Holdings I shall continue as the surviving company of the FTV Blocker Mergers (the “FTV Surviving Company”).

(c) Upon the terms and subject to the conditions of this Agreement, immediately following the FTV Blocker Mergers, (i) MergerCo2 will merge with and into Tiger Blocker with Tiger Blocker surviving in accordance with this Agreement, and (ii) immediately thereafter, and as part of a single integrated transaction, Tiger Blocker will merge with and into Holdings II with Holdings II surviving in accordance with this Agreement and the DGCL and DLLCA, as applicable, in the Tiger Blocker Mergers. As a result of the Tiger Blocker Mergers, Tiger Blocker shall cease to exist and Holdings II shall continue as the surviving company of the Tiger Blocker Mergers (the “Tiger Surviving Company”).

SECTION 1.02 Closing. Unless this Agreement is terminated earlier pursuant to Article IX, the closing of the Blocker Mergers and the OpCo Merger (the “Closing”) shall take place at 10:00 a.m. New York City time on a date to be specified by Acquiror and the Company, which date (the “Closing Date”) shall be as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), virtually by the electronic exchange of documents, unless another date, time or place is agreed to in writing by Acquiror and the Company.

SECTION 1.03 OpCo Merger Effective Time; Blocker Mergers Effective Time.

(a) Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the OpCo Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DLLCA (the “OpCo Certificate of Merger”), and shall make all other filings, recordings or publications required under the DLLCA in connection with the OpCo Merger. The OpCo Certificate of Merger shall be substantially in the form attached hereto as Exhibit G. The OpCo Merger shall become effective at the time that the properly executed and certified copy of the OpCo Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such OpCo Certificate of Merger and specified in the OpCo Certificate of Merger (the time at which the OpCo Merger becomes effective is herein referred to as the “OpCo Merger Effective Time”).

(b) Upon the terms and subject to the conditions of this Agreement, immediately following the OpCo Merger Effective Time, the parties hereto shall cause the Blocker Mergers to be consummated by filing certificates of merger with the Secretary of State of the State of Delaware, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA (the “Blocker Certificates of Merger”), and shall make all other filings, recordings or publications required under the DGCL and the DLLCA, as applicable, in connection with the Blocker Mergers. The Blocker Certificates of Merger shall be substantially in the form attached hereto as Exhibit F. The Blocker Mergers shall become effective at the time that the properly executed and certified copies of the Blocker Certificates of Merger are filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Blocker Certificates of Merger and specified in the Blocker Certificates of Merger; provided that the First Tiger Blocker Merger and the First FTV Blocker Merger shall each be consummated prior to the Second Tiger Blocker Merger and the Second FTV Blocker Merger, respectively (the time at which the Blocker Mergers become effective is herein referred to as the “FTV Effective Time” (in the case of the FTV Blocker Mergers) and the “Tiger Effective Time” (in the case of the Tiger Blocker Mergers) and, collectively as the “Blocker Mergers Effective Time”). References herein to “prior to the Blocker Mergers Effective Time”, “as of the Blocker Mergers Effective Time” or similar phrases refer to prior to, or as of, the first of the Blocker Mergers becoming effective, as applicable and references herein to “following the Blocker Mergers Effective Time” or similar phrases refer to following the last of the Blocker Mergers becoming effective.

SECTION 1.04 Effect of the Mergers.

(a) At the FTV Effective Time, the effect of the FTV Blocker Mergers shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the FTV Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of FTV Blocker and Holdings I shall vest in the FTV Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of FTV Blocker and Holdings I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the FTV Surviving Company.

(b) At the Tiger Effective Time, the effect of the Tiger Blocker Mergers shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Tiger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Tiger Blocker and Holdings II shall vest in the Tiger Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Tiger Blocker and Holdings II shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Tiger Surviving Company.

(c) At the OpCo Merger Effective Time, the effect of the OpCo Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the OpCo Merger Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and OpCo Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and OpCo Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 1.05 Organizational Documents.

(a) The certificate of incorporation of FTV Blocker in effect immediately prior to the Blocker Mergers Effective Time shall be the certificate of incorporation of FTV Blocker immediately after the First FTV Blocker Merger. The bylaws of FTV Blocker in effect immediately prior to the Blocker Mergers Effective Time shall be the bylaws of FTV Blocker immediately after the First FTV Blocker Merger.

(b) The certificate of formation of Tiger Blocker in effect immediately prior to the Blocker Mergers Effective Time shall be the certificate of Tiger Blocker immediately after the First Tiger Blocker Merger. The limited liability company agreement of Tiger Blocker in effect immediately prior to the Blocker Mergers Effective Time shall be the limited liability company agreement of Tiger Blocker immediately after the First Tiger Blocker Merger.

(c) The certificate of formation of Holdings I in effect immediately prior to the Blocker Mergers Effective Time shall be the certificate of formation of the FTV Surviving Company. The limited liability company agreement of Holdings I in effect immediately prior to the Blocker Mergers Effective Time shall be the limited liability company agreement of the FTV Surviving Company, until further amended in accordance with the provisions of such limited liability company agreement and applicable Law.

(d) The certificate of formation of Holdings II in effect immediately prior to the Blocker Mergers Effective Time shall be the certificate of formation of the Tiger Surviving Company. The limited liability company agreement of Holdings II in effect immediately prior to the Blocker Mergers Effective Time shall be the limited liability company agreement of the Tiger Surviving Company, until further amended in accordance with the provisions of such limited liability company agreement and applicable Law.

(e) The certificate of formation of the Company in effect at the OpCo Merger Effective Time shall be the certificate of formation of the Surviving Company. The limited liability company agreement of the Company in effect at the OpCo Merger Effective Time shall be amended and restated to be substantially in the form of the Company A&R LLCA attached as Exhibit A hereto and the Company A&R LLCA shall be the limited liability company agreement of the Surviving Company until amended in accordance with the provisions of the DLLCA and such Organizational Documents.

(f) Immediately prior to the OpCo Merger Effective Time, the certificate of incorporation of Acquiror shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of Acquiror to be, amended and restated, in the form of the Restated Acquiror Charter and the name of Acquiror shall be changed to “Sunlight Financial Holdings Inc.”, in accordance with Acquiror’s Organizational Documents and applicable Law. In addition, the bylaws of Acquiror shall be amended and restated to be in the form of the amended and restated bylaws of Acquiror included as Exhibit K (the “Restated Acquiror Bylaws”).

SECTION 1.06 Directors and Officers.

(a) Immediately following the mergers of FTV Blocker with MergerCo1 and Tiger Blocker with MergerCo2, the directors and officers of MergerCo1 shall be the directors and officers of FTV Blocker, and the managers and officers of MergerCo2 shall be the managers and officers of Tiger Blocker.

(b) Following the Blocker Mergers, Acquiror shall be the initial manager of each of the FTV Surviving Company and the Tiger Surviving Company, and the officers of the Company as of immediately prior to the OpCo Merger Effective Time shall be the initial officers of the Surviving Company.

(c) The parties shall cause the Acquiror Board as of immediately following the Blocker Mergers Effective Time to be comprised of the individuals set forth on Exhibit H, each to hold office until their successors are duly elected and qualified.

(d) Following the OpCo Merger, Acquiror Sub shall be the sole managing member of the Company in accordance with the Company A&R LLCA.

SECTION 1.07 Tax Treatment. Each of the parties intends that, for U.S. federal income tax purposes (a) each of the FTV Blocker Mergers (on the one hand) and the Tiger Blocker Mergers (on the other hand) will, each as part of a separate, single integrated plan, qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement be, and hereby is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (b) the OpCo Merger be treated as a taxable sale of partnership interests of the Company by the Unblocked Company Unitholders to Acquiror under Section 741 of the Code to the extent such interests were exchanged for the Company Cash Consideration (collectively, the “Intended Tax Treatment”). Each party shall file all Tax Returns consistent with, and take no position inconsistent with, such treatment (whether in audits, Tax Returns or otherwise) unless (a) required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or (b) the Acquiror Board after consultation with a “Big Four” accounting firm or similar national accounting firm determines in good faith that it does not have a reasonable basis to take a position consistent with the Intended Tax Treatment. From and after the date of this Agreement, none of the parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could reasonably be expected to cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment, other than, for the avoidance of doubt, any actions expressly contemplated by any Transaction Document.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

SECTION 2.01 Blocker Mergers. At the Blocker Mergers Effective Time, by virtue of the Blocker Mergers and without any action on the part of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the Company, FTV Blocker, Tiger Blocker or the holders of any of the following securities:

(a) As a result of the First FTV Blocker Merger, (i) the outstanding shares of common stock of MergerCo1 shall be canceled, (ii) Acquiror shall own all of the outstanding shares of FTV Blocker, (iii) in exchange for 100% of the issued and outstanding shares of FTV Blocker, which immediately prior to the Blocker Mergers will be owned by the FTV Blocker Holder, the FTV Blocker Holder shall receive the number of shares of Acquiror Class A Common Stock (constituting a portion of the Total Equity Interest Consideration; such shares the “FTV Blocker Holder Share Consideration”) and the amount of cash (constituting a portion of the Total Cash Consideration; such amount of cash the “FTV Blocker Holder Cash Consideration”), in each case, as is specified opposite the name of the FTV Blocker Holder in the Final Payment Spreadsheet and its rights under the Tax Receivable Agreement (such FTV Blocker Holder Share Consideration, FTV Blocker Holder Cash Consideration and rights, collectively, the “FTV Blocker Consideration”); provided, however, that a portion of the FTV Blocker Holder Cash Consideration payable to the FTV Blocker Holder pursuant to this Section 2.01(a) shall be deemed to be retained by the FTV Surviving Company in the First FTV Blocker Merger and immediately thereafter used to repay to the FTV Blocker Holder any then-outstanding amounts on the FTV Blocker Note (and upon such deemed repayment, the FTV Blocker Note shall be deemed satisfied), with any excess being paid to FTV Blocker Holder pursuant to the First FTV Blocker Merger. As a result of the Second FTV Blocker Merger, the outstanding shares of common stock of FTV Blocker shall be canceled.

(b) As a result of the First Tiger Blocker Merger, (i) the outstanding membership interests of MergerCo2 shall be canceled, (ii) Acquiror shall own all of the outstanding limited liability company member interests of Tiger Blocker, and (iii) in exchange for 100% of the issued and outstanding membership interests of Tiger Blocker, which immediately prior to the Blocker Mergers will be owned by the Tiger Blocker Holder, the Tiger Blocker Holder shall receive the number of shares of Acquiror Class A Common Stock (constituting a portion of the Total Equity Interest Consideration; such shares the “Tiger Blocker Holder Share Consideration”) and the amount of cash (constituting a portion of the Total Cash Consideration; such amount of cash the “Tiger Blocker Holder Cash Consideration”), in each case, as is specified opposite the name of the Tiger Blocker Holder in the Final Payment Spreadsheet and its rights under the Tax Receivable Agreement (such Tiger Blocker Holder Share Consideration, Tiger Blocker Holder Cash Consideration and rights, collectively, the “Tiger Blocker Consideration”); provided, however, that a portion of the Tiger Blocker Holder Cash Consideration payable to the Tiger Blocker Holder pursuant to this Section 2.01(b) shall be deemed to be retained by the Tiger Surviving Company in the First Tiger Blocker Merger and immediately thereafter used to repay to the Tiger Blocker Holder any then-outstanding amounts on the Tiger Blocker Note (and upon such deemed repayment, the Tiger Blocker Note shall be deemed satisfied), with any excess being paid to Tiger Blocker Holder pursuant to the First Tiger Blocker Merger. As a result of the Second Tiger Blocker Merger, the outstanding membership interests of Tiger Blocker shall be canceled.

(c) Each member interest of Holdings I issued and outstanding immediately prior to the Blocker Mergers Effective Time shall remain issued and outstanding and shall be owned by Acquiror as of the effective time of the Second FTV Blocker Merger.

(d) Each member interest of Holdings II issued and outstanding immediately prior to the Blocker Mergers Effective Time shall remain issued and outstanding and shall be owned by Acquiror as of the effective time of the Second Tiger Blocker Merger.

SECTION 2.02 OpCo Merger. At the OpCo Merger Effective Time, by virtue of the OpCo Merger and the Company A&R LLCA, and without any action on the part of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the Company, FTV Blocker, Tiger Blocker or the holders of any of the following securities:

(a) All of the Class A-3 Units held by the FTV Blocker issued and outstanding immediately prior to the OpCo Merger Effective Time shall be exchanged for the number of the Company Class X Units set forth in the Final Payment Spreadsheet opposite Holdings I.

(b) All of the Class A-2 Units held by the Tiger Blocker issued and outstanding immediately prior to the OpCo Merger Effective Time shall be exchanged for the number of the Company Class X Units set forth in the Final Payment Spreadsheet opposite Holdings II.

(c) Acquiror Sub, in its capacity as the sole member of OpCo Merger Sub, shall own a number of Company Class X Units equal to the number of the Company Class X Units set forth in the Final Payment Spreadsheet opposite Acquiror Sub.

(d) At the OpCo Merger Effective Time, and as set forth in the Final Payment Spreadsheet opposite the name of each individual holding LTIP Units as of the OpCo Merger Effective Time, a portion of each outstanding LTIP Unit (other than Forfeited Anti-Dilution Units (as defined below)) shall become vested, a portion shall become provisionally vested, subject to the applicable provisions of the Time Vesting Provisions Schedule, and a portion shall be forfeited (the LTIP Units that are so forfeited, the “Forfeited LTIP Units”). With respect to each outstanding LTIP Unit that is vested prior to or becomes vested in conjunction with the OpCo Merger Effective Time, and as set forth in the Final Payment Spreadsheet opposite the name of each individual, a portion of such award shall be settled in Acquiror Class A Common Stock and a portion of such award shall be settled in cash, which stock and cash shall constitute part of the LTIP Consideration, and shall be issued and paid in respect of the holder of such LTIP Units in conjunction with or immediately after the OpCo Merger Effective Time. With respect to each outstanding provisionally vested LTIP Unit that continues to be subject to a time-based vesting schedule immediately after the OpCo Merger Effective Time, and as set forth in the Final Payment Spreadsheet opposite the name of each individual, the requisite number of shares of Acquiror Class A Common Stock and cash needed to satisfy payment under the LTIP Unit shall constitute a part of the LTIP Consideration and shall be granted and paid to an escrow agent reasonably acceptable to the Company and Acquiror (the “Escrow Agent”) on behalf of each such individual and shall be held by the Escrow Agent pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) pending satisfaction of the vesting schedule applicable thereto that is set forth in the Final Payment Spreadsheet opposite the name of each individual (the “Time Vesting Provisions Schedule”). Upon satisfaction of each tranche of the Time Vesting Provisions Schedule, the corresponding Acquiror Class A Common Stock and corresponding cash shall be released from escrow and delivered to the individual immediately after the applicable vesting date, less any mandatory withholding obligation implemented by the Escrow Agent pursuant to the Escrow Agreement on behalf of Acquiror; provided that the Escrow Agent is obligated to immediately effectuate an open market sale of the minimum number of shares of Acquiror Class A Common Stock that is necessary for Acquiror to satisfy its withholding obligation at the supplemental withholding rate and to effectuate its deposit obligation to the U.S. Treasury, and then remit such sale proceeds to Acquiror for it to effectuate the foregoing deposit obligations. To the extent an outstanding LTIP Unit remains subject to the Time Vesting Provisions Schedule immediately after the OpCo Merger Effective Time and its Time Vesting Provisions Schedule is not thereafter satisfied by the individual holding the LTIP Unit, then such portion of the LTIP Unit that failed the Time Vesting Provisions Schedule shall be automatically and immediately forfeited by the LTIP Unit holder with no consideration paid to such LTIP Unit holder, and the cash and Acquiror Class A Common Stock underlying such forfeited LTIP Unit shall revert to the escrow for the benefit of the remaining escrow holders, the former Company Unitholders (other than the Blockers), FTV Blocker Holder and Tiger Blocker Holder; provided, however, that the Escrow Agent shall immediately facilitate an open market sale of the Acquiror Class A Common Stock and hold the resulting sale proceeds in escrow for the benefit of the remaining escrow holders, the former Company Unitholders (other than the Blockers), FTV Blocker Holder and Tiger Blocker Holder. The resulting proceeds of such a sale shall be distributed to such parties as provided in the Escrow Agreement. The term “LTIP Consideration” means the Acquiror Class A Common Stock and cash to be issued and payable in respect of LTIP Units outstanding immediately prior to the OpCo Merger Effective Time pursuant to this Section 2.02(d).

(e) The LTIP Plan shall be terminated and each LTIP Unit issued and outstanding under the LTIP Plan shall be canceled effective as of the OpCo Merger Effective Time in exchange for the consideration specified in Section 2.02(d) above, other than Forfeited LTIP Units which shall be canceled and forfeited as of the OpCo Merger Effective Time for no consideration. For the avoidance of doubt, all transferability and other restrictions applicable to LTIP Units prior to the OpCo Merger Effective Time (other than the vesting provisions set forth in the Time Vesting Provisions Schedule and, except for (i) the “net settlement” of distributions of Acquiror Class A Common Stock to holders of LTIP Units as contemplated by Section 2.02(d) in respect of applicable tax withholding obligations, (ii) the ability of the holders of LTIP Units to “sell to cover” any remaining tax obligation and (iii) any agreed “lock up” provisions to which an individual agrees (which shall be subject to the foregoing exceptions on the sale of Acquiror Class A Common Stock issued to the holders of LTIP Units as part of the LTIP Consideration)), shall not apply to the LTIP Consideration from and after the OpCo Merger Effective Time; provided, however, that any confidentiality, non-competition, non-solicitation, invention assignment or similar covenant contained within any LTIP Unit award agreement shall survive a termination of the LTIP Plan and remain outstanding in accordance with its terms until the applicable employee that is party thereto enters into a replacement confidentiality, non-competition, non-solicitation or other similar agreement or covenant on substantially similar or otherwise customary terms post-Closing.

(f) As of the OpCo Merger Effective Time, the Company Membership Units owned by the Unblocked Company Unitholders shall be canceled and shall be exchanged for the portion of the Company Cash Consideration, the number of the Aggregate Class EX Units and the number of shares of Acquiror Class C Common Stock (the “Voting Stock Consideration”) set forth in the Final Payment Spreadsheet opposite the name of each such Unblocked Company Unitholder (including, for the avoidance of doubt, holders of provisionally vested Class C Units as described in the Final Payment Spreadsheet) and their respective rights under the Tax Receivable Agreement. In accordance with and subject to the terms of the Company A&R LLCA and the Restated Acquiror Charter, each Company Class EX Unit, when accompanied with a corresponding share of Acquiror Class C Common Stock, shall be redeemable by the Company at the direction of the holder for one (1) share of Acquiror Class A Common Stock (subject to appropriate adjustment in the event of any stock split, stock combination, stock dividend or similar event with respect to the Acquiror Class A Common Stock) or, at the option of the Company, the Cash Election Amount (as defined in the Company A&R LLCA). The Aggregate Class EX Units issued in the OpCo Merger (including those issued in accordance with Section 2.02(g) below in respect of Company Equity Awards), the Voting Stock Consideration and the Company Cash Consideration are collectively referred to herein as the “Company Merger Consideration.” Except as specified in accordance with Section 2.02(g) with respect to provisionally vested Class C Units, each Unblocked Company Unitholder shall own the number of Company Class EX Units and the number of shares of Acquiror Class C Common Stock and shall receive the portion of the Company Cash Consideration set forth opposite such holder’s name as set forth on the Final Payment Spreadsheet. Concurrently with the OpCo Merger Effective Time, all of the Unallocated Class C Units shall be canceled for no consideration and shall cease to exist.

(g) The Final Payment Spreadsheet shall contain a list of (i) all Company Unitholders that own Class C Units that will be vested, and separately those that will be provisionally vested, at the OpCo Merger Effective Time and (ii) all equity-based incentive awards (whether equity-settled or cash-settled, but excluding LTIP Units) that are issued and outstanding prior to the OpCo Merger Effective Time (collectively, the “Company Equity Awards”), and will set forth whether each such Company Equity Award is vested or provisionally vested, becomes vested or remains provisionally vested as of the OpCo Merger Effective Time, and in the case of Class C-2AD Units and Class C-3AD Units, the number of Class C-2AD Units and Class C-3AD Units that have not and as of the OpCo Merger Effective Time will not satisfy the PIK Vesting Requirement applicable to such Class C-2AD Units or Class C-3AD Units, as applicable (such Class A-2AD Units and Class A-3AD Units that will not satisfy the PIK Vesting Requirement applicable thereto, the “Forfeited Anti-Dilution Units”). With respect to (i) each such Class C Unit that is or becomes vested prior to or at the OpCo Merger Effective Time, the Company Merger Consideration payable in respect thereof shall be specified in the Final Payment Spreadsheet and shall be payable at the OpCo Merger Effective Time, and (ii) each such Class C Unit that does not vest at or prior to the OpCo Merger Effective Time (excluding Unallocated Class C Units) and remains a provisionally vested Class C Unit immediately after the OpCo Merger Effective Time, the Company Merger Consideration payable in respect thereof shall be as separately specified in the Final Payment Spreadsheet, and the Company Merger Consideration payable in respect of each such provisionally vested Class C Unit shall be delivered to the Escrow Agent to be held in escrow until such Company Merger Consideration is released to the former holder of the applicable provisionally vested Class C Unit in accordance with the vesting schedule applicable thereto that is specified in the Time Vesting Provisions Schedule.

(h) Notwithstanding any other provision of this Agreement or any other agreement to the contrary: (i) the Transactions will, when consummated as contemplated by this Agreement and the other Transaction Documents, constitute a “Sale of the Company” under the terms of the Company LLC Agreement and the various Class C Unit grant agreements and LTIP Unit grant agreements and a ”Liquidity Event” under the terms of the Company LLC Agreement and the various Class C Unit grant agreements and LTIP Unit grant agreements; (ii) the Unblocked Company Unitholders and LTIP Unit holders shall receive the same percentage of cash and share equity (either Acquiror Class A Common Stock for LTIP Unit holders or the combination of Company Class EX Units and Acquiror Class C Common Stock for Unblocked Company Unitholders) consideration as the other non-employee Unblocked Company Unitholders; and (iii) Unblocked Company Unitholders will participate in the benefits of distributions under the TRA on the same basis as other non-employee Unblocked Company Unitholders in the Company.

SECTION 2.03 Total Consideration. Notwithstanding anything to the contrary in this Agreement, the number of shares and units constituting the Total Equity Interest Consideration shall equal the quotient of (a) the excess of (i) the Pre-Money Equity Value over (ii) the Total Cash Consideration, and (b) $10.00, and the number of Company Class X Units and warrants of the Company held, in the aggregate, by Acquiror Sub, Holdings I and Holdings II following the consummation of the Transactions shall equal the number of shares of Acquiror Class A Common Stock and Acquiror Warrants, as applicable, outstanding following the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, in no event shall the aggregate cash consideration paid by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub pursuant to this Agreement exceed the Total Cash Consideration.

SECTION 2.04 Payment Spreadsheet; LTIP Consideration; Company Certificate; Acquiror Certificate.

(a) No less than ten (5) Business Days prior to the date that the Registration Statement is declared effective by the SEC, the Company shall prepare, or cause to be prepared, and deliver to Acquiror, a schedule (the “Interim Payment Spreadsheet”) setting forth the Tiger Blocker Consideration, FTV Blocker Consideration, Company Merger Consideration and LTIP Consideration (which includes (i) the breakdown of Company Merger Consideration for each Unblocked Company Unitholder (other than the Blockers) and the LTIP Consideration due to each holder of LTIP units, in each case, as determined in accordance with the applicable provisions of the Company LLC Agreement (as in effect immediately prior to the OpCo Merger), (ii) an indication for each holder of Class C Units or LTIP Units of the portion of such Company Merger Consideration or LTIP Consideration that is (A) fully vested and distributable at Closing, (B) provisionally vested and subject to vesting in accordance with the applicable provisions in the Time Vesting Provisions Schedule and to be held in escrow pending satisfaction of such applicable additional vesting provisions and (C) the number of authorized but unallocated Class C Units (such authorized and unallocated Class C Units, the “Unallocated Class C Units”) and (iii) the number of Company Class EX Units and corresponding shares of Acquiror Class C Common Stock issuable upon the exercise of Company Warrants following the OpCo Merger Effective Time in accordance with Section 2.05. The Interim Payment Spreadsheet may be updated prior to the Closing to include certain updates since the date of delivery, and a final Payment Spreadsheet (the “Final Payment Spreadsheet”) shall be delivered by the Company to Acquiror no less than five (5) Business Days prior to Closing; provided, that the Interim Payment Spreadsheet may only be updated (1) to reflect any vesting, forfeiture, repurchase or redemption of Class C Units or LTIP Units in accordance with their terms that has occurred since the delivery of the Interim Payment Spreadsheet in accordance with this Section 2.04(a), (2) to reflect continued accrual of Company PIK Units to the holders of Class A-1 Units, Class A-2 Units and Class A-3 Units, (3) to update the Tiger Blocker Consideration, FTV Blocker Consideration, Company Merger Consideration and LTIP Consideration to give effect to the reduction in the Total Equity Interest Consideration and Total Cash Consideration as a result of the calculation of the Total Cash Consideration in accordance with the definition of Total Cash Consideration or (4) otherwise with Acquiror’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed (collectively, the “Permitted Updates”); provided, further, that, notwithstanding the foregoing, the allocation of the Tiger Blocker Consideration, FTV Blocker Consideration and Company Merger Consideration set forth on the Interim Payment Spreadsheet may be adjusted in the Final Payment Spreadsheet, but only to the extent such adjustments are necessary as a direct result of the Permitted Updates (such allocation, the “Final Consideration Allocation”). The Final Consideration Allocation shall be binding on all parties and shall be used by the Company and Acquiror for purposes of issuing (i) the Tiger Blocker Consideration to Tiger Blocker Holder, (ii) the FTV Blocker Consideration to FTV Blocker Holder, (iii) the Company Merger Consideration payable pursuant to this Article II (A) to the Unblocked Company Unitholders (other than the Blockers, Holdings I, Holdings II and holders of provisionally vested Class C Units), (B) to the Escrow Agent in respect of provisionally vested Class C Units and provisionally vested Company Equity Awards and (C) to holders of vested Company Equity Awards and (iv) the LTIP Consideration payable pursuant to this Article II in respect of LTIP Units (including vested and provisionally vested LTIP Units as contemplated by Section 2.02(d). In issuing the Tiger Blocker Consideration, FTV Blocker Consideration, Company Merger Consideration and LTIP Consideration pursuant to this Article II, the Company and Acquiror shall be entitled to rely fully on the allocation of the Tiger Blocker Consideration, FTV Blocker Consideration, Company Merger Consideration and LTIP Consideration set forth on the Final Payment Spreadsheet and shall not be liable to any Equity Members of the Company for the accuracy of any payments made to such holders in accordance therewith.

(b) On the Closing Date, the Company shall deliver to Acquiror a certificate (the “Company Certificate”), duly executed by the chief financial officer of the Company, (i) setting forth the amount of the Company Cash, (ii) setting forth the aggregate Company Transaction Expenses and (iii) certifying the accuracy and completeness of the Final Payment Spreadsheet attached to such Company Certificate.

(c) On the Closing Date, Acquiror shall deliver to the Company a certificate (the “Acquiror Certificate”), duly executed by an authorized officer of Acquiror, setting forth as of immediately prior to the OpCo Merger Effective Time: (i) the amount of Acquiror Cash and (ii) all indebtedness, debts and other liabilities, commitments and obligations of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, all fees, costs and expenses incurred by or on behalf of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub in connection with the Transactions, the Private Placement and the fees, costs and expenses incurred by Acquiror and to a duly formed transaction committee of the Acquiror Board’s financial advisors and legal counsel, including the Deferred IPO Fees, in each case, that remain unpaid as of the Reference Time (the aggregate amount set forth on the Acquiror Certificate, the “Acquiror Expenses”).

SECTION 2.05 Company Warrants. At the OpCo Merger Effective Time, each Company Warrant that is outstanding immediately prior to the OpCo Merger Effective Time shall cease to represent a right to acquire Class A-1 Units, Class A-2 Units or Class A-3 Units, as applicable, and shall be converted in accordance with the terms of the warrant agreement for such Company Warrant, at the OpCo Merger Effective Time, into the right to acquire a number of Company Class EX Units and corresponding shares of Acquiror Class C Common Stock as set forth on the Final Payment Spreadsheet. The parties shall take all lawful action to effect the aforesaid provisions of this Section 2.05.

SECTION 2.06 Withholding. Notwithstanding any provision contained herein to the contrary, the parties shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If any party so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts so withheld and remitted shall be treated for all purposes of this Agreement as having been paid to such person. Acquiror shall use commercially reasonable efforts to (a) at least five (5) Business Days prior to the Closing, notify the Company of any anticipated withholding with respect to the FTV Blocker Consideration, Tiger Blocker Consideration or the Company Merger Consideration (other than from the failure of FTV Blocker Holder, Tiger Blocker or any Company Unitholder (other than the Blockers) or holder of LTIP Units to deliver to Acquiror or the Company an IRS Form W-9 with respect to such person), (b) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Tax Law and (c) cooperate with the Company in good faith to minimize the amount of any applicable withholding. For the avoidance of doubt, each of Acquiror, MergerCo2, and the Tiger Surviving Company shall be entitled to deduct and withhold from the Tiger Blocker Consideration any amounts required to be withheld under Tax Law in connection with the deemed repayment of the Tiger Note as described in Section 2.01(b).

SECTION 2.07 Surrender and Payment.

(a) Prior to the OpCo Merger Effective Time, Acquiror shall appoint an exchange agent (the “Exchange Agent”) reasonably satisfactory to the Company, it being agreed that Continental Stock Transfer & Trust Company is an acceptable Exchange Agent, for the purpose of distributing the consideration payable in respect of Acquiror Class B Common Stock and the Tiger Blocker Consideration, FTV Blocker Consideration and Company Merger Consideration payable pursuant to the provisions of this Article II.

(b) Prior to the OpCo Merger Effective Time, Acquiror shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Membership Units and Company Equity Awards, for payment in accordance with this Article II, (i) the Total Cash Consideration and (ii) a number of shares of Acquiror Class A Common Stock and Acquiror Class C Common Stock sufficient to deliver the Tiger Blocker Consideration and FTV Blocker Consideration and the Company Merger Consideration, in each case, payable pursuant to this Agreement. All cash and book-entry shares representing shares of Acquiror Class A Common Stock and Acquiror Class C Common Stock deposited by Acquiror with the Exchange Agent for distribution pursuant to this Article II are referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Acquiror, deliver the appropriate cash amount, if any, and shares of Acquiror Class A Common Stock and Acquiror Class C Common Stock out of the Exchange Fund pursuant to the provisions of this Article II. The Exchange Fund will not be used for any other purpose.

(c) After the OpCo Merger Effective Time, there will be no further registration of transfers of Company Membership Units or Company Equity Awards. From and after the OpCo Merger Effective Time, the Company Unitholders and holders of Company Equity Awards will cease to have any rights with respect to the Company Membership Units or Company Equity Awards, except as otherwise provided in this Agreement, by applicable Law or, in the case of provisionally vested Class C Units or Company Equity Awards, by the Time Vesting Provisions Schedule.

(d) No fractional shares of Acquiror Class A Common Stock, Acquiror Class C Common Stock or Company Class EX Units shall be issued by virtue of the Blocker Mergers or the OpCo Merger. Each holder of Company Membership Units or vested Company Equity Awards who would otherwise be entitled to receive a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock issuable to such holder) or a fractional Company Class EX Unit (and corresponding fractional share of Acquiror Class C Common Stock) shall, in lieu of such fractional thereof, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $10.00; provided, for the avoidance of doubt, that no cash shall be payable with respect to any fractional share of Acquiror Class C Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub to enter into this Agreement, except as set forth in the Company’s disclosure schedule delivered to Acquiror concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company has the requisite limited liability company or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not individually or in the aggregate, be material to the Company. The Company is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be material to the Company.

(b) The Company does not have, and except as set forth on Section 3.01(b) of the Company Disclosure Schedule, has never had any subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or business association or other entity.

SECTION 3.02 Organizational Documents. The Company has heretofore furnished to Acquiror a complete and correct copy of the certificate of formation and the Company LLC Agreement, each as amended to date, of the Company. Such Organizational Documents are in full force and effect. The Company is not in breach or violation of any of the provisions of its Organizational Documents that would, individually or in the aggregate, be material to the Company.

SECTION 3.03 Capitalization.

(a) The outstanding membership interests of the Company: (i) have been duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA); (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any Contract or preemptive rights, rights of first refusal or other similar rights.

(b) As of the date of this Agreement, and as described in Section 2.02(g) (hereby incorporated by reference into this Section 3.03(b)), the outstanding membership interests of the Company consist of (i) 296,302 Class A-1 Units; (ii) 225,972 Class A-2 Units; (iii) 376,395 Class A-3 Units; (iv) 78,717 Class B Units, for an aggregate total of 977,386 Company Equity Units; (v) 97,923 Class C-1 Units; (vi) 30,832 Class C-2 Units and 16,455 Class C-2AD Units; and (vii) 150,000 Class C-3 Units and 155,853 Class C-3AD Units (collectively with any Company PIK Units that accrue after the date of this Agreement and before the OpCo Merger Effective Time in accordance with the Company LLC Agreement, the “Company Membership Units”), all of which are held by the persons listed in Section 3.03(b) of the Company Disclosure Schedule (or in the case of Company PIK Units that accrue after the date of this Agreement and before the OpCo Merger Effective Time in accordance with the Company LLC Agreement, will be held by the persons entitled thereto in accordance with the Company LLC Agreement). 92,496 Class C Units are unallocated and will be forfeited at Closing. As of the date of this Agreement, there are 2,393 Class A-1 Warrants issued and outstanding and 12,491 Class A-2 Warrants issued and outstanding (collectively, the “Company Warrants”), all of which are held by the persons listed in Section 3.03(b) of the Company Disclosure Schedule. As of the date of this Agreement, and as described in Section 2.02(d) (hereby incorporated by reference into this Section 3.03(b)), the outstanding LTIP Units of the Company, which are a subset of the relevant class totals listed above, consist of (i) 16,543 Class C-1 LTIP Units; (ii) 13,499 Class C-2 LTIP Units and 7,173 Class C-2AD LTIP Units; and (iii) 26,068 Class C-3 LTIP Units and 22,094 Class C-3AD LTIP Units. Except for the rights of holders of Class A-1 Units and Class A-2 Units to receive Class A Preferred PIK Distributions (as defined in the Company LLC Agreement) and Class A-3 to receive Class A-3 Preferred PIK Distributions (as defined in the Company LLC Agreement) in accordance with Section 5.1 of the Company LLC Agreement, the rights of holders of Class A-1 Units, Class A-2 Units and Class A-3 Units to convert such membership interests into Class B Units, and the rights of holders of Class A-1 Warrants and Class A-2 Warrants to convert such warrants into Class A-1 Units and Class A-2 Units, respectively, no membership or other equity or voting interests of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interests of the Company is issued and outstanding.

(c) Except as noted in Section 3.03(b), there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that the Company is a party to relating to any membership interests in the Company or obligating the members or the Company to issue or sell any membership interests, or any other interest, in the Company. Other than the Company’s Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the membership interests.

SECTION 3.04 Authority Relative to This Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein, subject to the approval and adoption of this Agreement, the OpCo Merger and the Transactions by the Equity Members. The Equity Members that are parties to the Company Support Agreement collectively own a sufficient number of Company Equity Units to approve and adopt this Agreement, the OpCo Merger and the Transactions by Member Approval in accordance with the existing Company LLC Agreement and the DLLCA. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly unanimously authorized and approved by the Company Board and, subject to obtaining the Member Approval, no other proceedings on the part of the Company or its members are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, Tiger Blocker and FTV Blocker, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Organizational Documents of the Company; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any U.S. federal or state or non-U.S. statute, law, ordinance, regulation, rule, code, restriction, executive Order, injunction, judgment, directive, decree or other Order (“Law”) applicable to the Company or any aspect of its business or by which any property or asset of the Company is bound or affected; or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be material and adverse to the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory, administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Act, Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any Law concerning the deemed assignment or transfer of any Company Permit that is applicable in a state in which the Company conducts any of its business or otherwise required in connection with any of the transactions contemplated hereby or the consummation thereof, each of which is set forth on Section 3.05(b)(i) of the Company Disclosure Schedule, and filing and recordation of appropriate merger documents as required by the DLLCA; and (ii) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair the Company’s business, or any aspect thereof, following the consummation of the transactions contemplated hereby.

SECTION 3.06 Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, qualifications, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for the Company to lawfully own, lease and operate its properties or to carry on its business and each aspect thereof as it is now being conducted in compliance with all applicable Law in the respective locations where the Company conducts the applicable business (the “Company Permits”), including with respect to the origination, brokering, servicing, subservicing, marketing, offering or sale of any loans, financing, installment sales contracts or related products or services as applicable, except such Company Permits with respect to which the failure to possess would not be material to the business of the Company. A list of the Company Permits, the respective types and jurisdictions related thereto are listed on Section 3.06 of the Company Disclosure Schedule. The Company Permits held by the Company are valid and in full force and effect, and no suspension, revocation, involuntary termination or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its conduct of its business and each aspect thereof is, and since the Look-Back Date, has been, in compliance in all material respects with all Laws applicable to it in connection with its business or any aspect thereof, including with respect to its origination, brokering, servicing, subservicing, marketing, offering or sale of any loans, financing or related products or services, as applicable. Since the Look-Back Date, no Governmental Authority or representative thereof has notified the Company or any of its Affiliates that the Company or any of its representatives has violated, or is alleged to have violated, any such applicable Law, or that it has or intends to commence an investigation with respect to any failure of the Company or any of its representatives to comply with any applicable Law.

SECTION 3.07 Financial Statements.

(a) The Company has made available to Acquiror in the Virtual Data Room true and complete copies of the audited balance sheet of the Company as of December 31, 2018 and December 31, 2019 and the related audited statements of income, cash flows and changes in equity of the Company for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Audited Financial Statements (including the notes thereto) as of the date of delivery of such Audited Financial Statements was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein. Each Audited Financial Statement was audited in accordance with American Institute of Certified Public Accountants (“AICPA”) standards.

(b) The Company has made available to Acquiror in the Virtual Data Room a true and complete copy of the unaudited balance sheet of the Company as of September 30, 2020 (the “2020 Balance Sheet”), and the related unaudited statements of income, cash flows, and changes in equity of the Company for the 9-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein, subject to normal and recurring year-end adjustments (none of which would be material individually or in aggregate), the absence of footnote disclosure (none of which if presented would materially differ from those presented in the Audited Financial Statements), and changes to be made with respect to financial statements in accordance with AICPA Standards.

(c) The Company has no liabilities or obligations that are of the type that would be set forth on a balance sheet of the Company prepared in accordance with GAAP other than: (i) liabilities and obligations specifically reflected in and adequately reserved against in the 2020 Balance Sheet; (ii) liabilities and obligations incurred since the date of the 2020 Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability under any regulations or any Law); and (iii) liabilities and obligations that are not, individually or in the aggregate, material to the Company.

(d) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Since the Look-Back Date, (i)  neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding questionable accounting or improper revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f) To the knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company. The Company or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) For the avoidance of doubt, none of the items set forth on Section 3.07(g) of the Company Disclosure Schedule shall be deemed material (either individually or in the aggregate) with respect to this Section 3.07.

SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Interim Financial Statements or as expressly contemplated by this Agreement (a) the Company has conducted in all material respects its business in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect and (c) the Company has not taken any action that, if taken after the date of this Agreement would constitute a breach of any of the covenants set forth in Section 6.01.

SECTION 3.09 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, charge, grievance, arbitration, action, judicial or administrative proceeding or, to the knowledge of the Company, investigation or audit (an “Action”) pending, or, to the knowledge of the Company, threatened in writing against the Company, or any property or asset of the Company, (other than routine claims for benefits pursuant to a plan) that, individually or in the aggregate, is material to the Company, its business, operations or assets. Neither the Company nor any property or asset of the Company is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would be material and adverse to the Company.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Company Employee Benefit Plan.

(b) With respect to each Company Employee Benefit Plan set forth in Section 3.10(a) of the Company Disclosure Schedule, to the extent applicable, the Company has furnished or made available to Acquiror (i) the most recent plan document and all amendments thereto (or written descriptions of the material terms thereof), (ii) the most recent summary plan description and summary material modifications thereto, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements and, if applicable, opinion or advisory letter issued by the IRS, and (v) the nondiscrimination testing results for the past three (3) plan years for which such results are available.

(c) Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service (“IRS”) with respect to such qualification, or may rely on an opinion or advisory letter issued by the IRS with respect to a master/prototype or volume submitter plan, and, to the knowledge of the Company, no event or omission has occurred that would cause any such Company Employee Benefit Plan to lose such qualification.

(d) (i) Each Company Employee Benefit Plan is, and has been operated and administered in material compliance with applicable laws and regulations and its terms; (ii) as of the date of this Agreement, no litigation or governmental administrative proceeding, audit or other similar proceeding (other than those relating to routine claims for benefits) is pending, or to the knowledge of the Company, threatened in writing with respect to any Company Employee Benefit Plan; (iii) except as would not reasonably be expected to result in material liability to the Company, all payments and/or contributions required to have been timely made with respect to all Company Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Benefit Plan and applicable law; and (iv) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, the Company is not party to any outstanding loan agreements with any current employee, officer or director of the Company.

(e) No Company Employee Benefit Plan is or was, and neither the Company nor any ERISA Affiliate has ever maintained or contributed to or has any liability (contingent or otherwise) under (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a multiemployer plan, as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code or (iv) a multiple employer welfare arrangement as described in Section 3(40) of ERISA.

(f) None of the Company Employee Benefit Plans provides or promises, nor does the Company have any obligation to provide, retiree medical or life insurance benefits to any current or former employee, director, or consultant of the Company after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) except for existing employment or severance agreements in effect as of the date hereof that provide payment of health and welfare premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended following an involuntary termination of employment for a period of time not to exceed six months.

(g) Each Company Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not (either alone or in combination with another event) (i) result in any payment or benefit from the Company becoming due, or increase the amount of any payment or benefit due, to any current or former employee, director or independent contractor of the Company, (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan or otherwise or (iii) result in the acceleration of the time of payment, vesting, funding, or forgiveness of indebtedness of any compensation or benefits from the Company to any current or former employee, director or independent contractor of the Company.

(i) The Transactions contemplated by this Agreement will not result in any amount paid or payable to any current or former employee, director or independent contractor of the Company being classified as an excess parachute payment under Section 280G of the Code. The Company does not have any actual obligation (or to the knowledge of the Company, a potential obligation) to reimburse or otherwise “gross-up” any person for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(j) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Company Employee Benefit Plan which would reasonably be expected to result in material liability to the Company or Acquiror. There have been no acts or omissions by the Company or, to the knowledge of the Company, any ERISA Affiliate that have given rise to any fines, penalties, taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code that would reasonably be expected to result in material liability to the Company or Acquiror.

(k) The Company and each ERISA Affiliate has complied in all material respects with Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

SECTION 3.11 Labor and Employment Matters.

(a) The Company has provided Acquiror with a complete list of each individual employed by the Company along with his or her: (i) job title and location of employment; (ii) base salary or hourly rate of pay; (iii) status as exempt or non-exempt under the Fair Labor Standards Act and similar, applicable state Law(s); (iv) bonus compensation and other compensation for which he or she is eligible; (v) hire date and service date (if different); (vi) leave status (including nature and expected duration of any leave); and (vii) details of any visa or other work permit.

(b) (i) Since the Look-Back Date, (y) the Company has been and is in compliance in all material respects with all applicable Laws respecting labor and employment, including all such Laws relating to fair employment practices, workplace safety and health, terms and conditions of employment, wage and hours, recordkeeping, employee leave, employee trainings, anti-discrimination, anti-harassment, and anti-retaliation, workers compensation, and immigration, and (z) the Company is not delinquent in any payments to any of its employees or Contingent Workers for any wages, salaries, fees, commissions, bonuses, incentive payments, or any other compensation for any services performed by them, and (ii) the Company has not received service of process or other notice that the Company has been named as a party to, or is threatened to be a party to, any Action in or before any court or Governmental Authority or is subject to an investigation or audit by a Governmental Authority with respect to any aspect of its labor or employment practices, including any investigation or audit regarding potential misclassification of any person as either exempt or non-exempt for wage and hour purposes or any misclassification of any person as an independent contractor or consultant rather than as an employee, and, to the knowledge of the Company no such claim, charge, lawsuit, investigation or audit is threatened. Since the Look-Back Date, the Company has properly classified its employees as either exempt or non-exempt for wage and hour purposes; and has properly classified and treated its independent contractors, consultants and other Contingent Workers in accordance with all applicable Laws and for purposes of all employee benefit plans and perquisites. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, all employees of the Company are employed on an at-will basis, with employment that may be terminated upon one-day’s notice or less and without severance obligations.

(c) There have been no strikes, slowdowns, work stoppages, lockouts, or picketing, or, to the knowledge of the Company, threats thereof, by or on behalf of employees of the Company against or involving the Company. The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other similar labor contract or any other agreement with a labor union or similar representative of employees, and, to the knowledge of the Company, there has been no organizing activity or representation campaign, or threats thereof, by or involving employees of the Company. There have been no unfair labor practice charges against the Company before the National Labor Relations Board or other similar Governmental Authority, or, to the knowledge of the Company, any threats thereof and the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining agreement or similar labor contract, and, to the knowledge of the Company, there have been no grievances or arbitrations, or threats thereof, against the Company under any such agreement or contract.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, since the Look-Back Date, (i) there have been no suits, claims, charges, grievances, counterclaims, investigations, audits, or other Actions at law or in equity by, in or before any court, any other Governmental Authority, or in any arbitral or alternate dispute resolution forum (A) between the Company and any of its current or former employees or Contingent Workers or (B) against the Company with respect to any labor or employment matters (including with respect to any wage-related matters), (ii)  there have been no charges of discrimination, harassment or retaliation in employment or employment practices for any reason that have been filed or asserted, or, to the knowledge of the Company, threats thereof, against the Company with or before the United States Equal Employment Opportunity Commission or any other Governmental Authority, (iii) the Company has not been found by any applicable Governmental Authority in violation of any Laws relating to employees or other labor- or employment-related matters, (iv) the Company has not been party to, or otherwise bound by, any consent decree with, or citation by, any applicable Governmental Authority relating to its current or former employees, employment practices, or labor or employment matters, and (v) the Company has not been subject to any audit or, to the knowledge of the Company, investigation in respect of any of its employment policies or practices or otherwise in respect of any labor or employment matters by the Occupational Safety and Health Administration, the Department of Labor, or any other applicable Governmental Authority, or subject to fines, penalties, or assessments associated with such audits or investigations and, to the knowledge of the Company, as of the date of this Agreement no such audit or investigation is threatened.

SECTION 3.12 Real Property; Title to Assets.

(a) As of the date hereof, the Company does not own any parcel of real property.

(b) Section 3.12(b) of the Company Disclosure Schedule contains a true and complete list of all of the real property leased or subleased by the Company in connection with the conduct of its business (“Leased Real Property”), with the name of the lessor and the date of the lease, sublease or license (as applicable) and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror in the Virtual Data Room. Each lease set forth in Section 3.12 of the Company Disclosure Schedule is a valid and binding obligation of the Company and is in full force and effect. None of the Company nor, to the knowledge of the Company, any landlord of the Leased Real Property is in default in any material respect and there is no event of default (or event which, with notice or lapse of time, or both, would constitute a default in any material respect) under any lease set forth in Section 3.12 of the Company Disclosure Schedule and there are no condemnation proceedings pending or, to the knowledge of the Company, threatened, as to any Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by the Company for the purposes for which it is currently being used, except as would not have a Company Material Adverse Effect. To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

SECTION 3.13 Intellectual Property.

(a) The Company exclusively owns or duly licenses, free and clear of all Liens, other than Permitted Liens, all Intellectual Property used in and necessary for the business of the Company as now conducted. Section 3.13(a) of the Company Disclosure Schedule contains a complete list of the registered patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications owned by the Company. The Company IP Rights shall, except as otherwise disclosed in Section 3.13 of the Company Disclosure Schedule, be available for use by the Company immediately after the Closing Date on materially the same terms and conditions to those under which each such entity owned or used such Intellectual Property immediately prior to the Closing Date. The Company-Owned Intellectual Property Rights are subsisting and, to the knowledge of the Company, valid and enforceable. Each employee of the Company, and each contractor, consultant or other person who has engaged with the Company and, in each of the foregoing instances, contributed to the conception, development or reduction to practice of any material Company-Owned Intellectual Property Rights has assigned to the Company all of his or her rights to such Intellectual Property. Except for off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of its business, except as otherwise disclosed in Section 3.13 of the Company Disclosure Schedule, the Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution or provision of any Company Products or other Company IP Rights. The conduct and operation of the Company’s business does not infringe or misappropriate, and has not since the Look-Back Date infringed or misappropriated, any Intellectual Property Rights of other persons and, to the knowledge of the Company, there has been no material infringement or violation by a third party of any of the Company-Owned Intellectual Property Rights, except as otherwise disclosed in Section 3.13 of the Company Disclosure Schedule. As of the date of this Agreement, the Company has not received any written claim or threat alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property rights of any other person. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and proprietary information used in conducting the business (“Company Proprietary Information”) and there has not been any breach or unauthorized use of, disclosure of or loss by any party of Company Proprietary Information. There has been no failure, material substandard performance, or breach of any Business Systems, or of the computer systems of Company contractors that has caused any material disruption to the business, activities or operations of the Company or resulted in any unauthorized intrusion, disclosure of, or access to any data owned, collected or controlled by the Company. The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of the Company as currently conducted by the Company. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since the Look-Back Date.

(b) None of the software owned by the Company or licensed by the Company and incorporated into and licensed, sold or distributed with the Products includes or incorporates any software, including “open source” or similar software, in such a manner as to require the Company to (i) disclose or distribute in source code form, license for making derivative works, or redistribute at no or de minimis charge any such Product of the Company (other than the applicable open source or similar software) or (ii) give third parties free rights in or to use any such Product or any of the source code related thereto (other than the applicable open source or similar software). To the knowledge of the Company, no Products contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), material defect, or software code designed or intended to have any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

SECTION 3.14 Taxes.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, (i) all Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by the Company (taking into account any applicable extensions) have been filed; (ii) all such Tax Returns are true, correct, and complete in all material respects; and (iii) all Taxes of the Company (whether or not shown due on such Tax Returns) have been paid in full. The Company has duly and timely paid all material Taxes required to be withheld from any payment to a shareholder, partner, employee or any person. The unpaid Taxes of the Company did not, as of the date of the 2020 Balance Sheet, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the 2020 Balance Sheet (and not in any notes thereto).

(b) As of the date of this Agreement, there is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax by the Company.

(c) Except as set forth on Section 3.14(c) of the Company Disclosure Schedule, there is no outstanding claim against the Company for Taxes, and no outstanding assessment or deficiency against the Company for any Taxes has been asserted or threatened in writing by any Governmental Authority.

(d) There are no ongoing audits or investigations relating to any liability of the Company for any Taxes.

(e) There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Company.

(f) The Company is, and has been at all times since its formation, treated as a partnership or a disregarded entity for U.S. federal and applicable state and local income tax purposes. The Company is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes and does not own any interest, directly or indirectly, in any foreign person. The Company does not have any outstanding liability for Taxes pursuant to Section 965 of the Code (including as a result of an election pursuant to Section 965(h) of the Code).

(g) The Company has not received written notice of any claim by any Governmental Authority in any jurisdiction, other than jurisdictions in which it currently files a Tax Return, that the Company is or may be subject to taxation by that jurisdiction.

(h) The Company has not entered into a transaction that is a “listed transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law.

(i) The Company has in effect a valid election under Section 754 of the Code (and any similar provision of state or local Law).

(j) The Company is not bound by and does not have any obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement. The Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or otherwise.

(k) The Company has not deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, H.R. 748 (Mar. 27, 2020) (“CARES Act”), the Families First Coronavirus Response Act, Pub. L. 116-127, H.R. 6201 (Mar. 14, 2020), or otherwise taken advantage of any change in Law in connection with COVID-19 that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Governmental Authority. The Company has not sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(l) No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to the Company. Except as set forth in Section 3.14(l) of the Company Disclosure Schedule, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(m) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(n) Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company arising on or before the Closing Date for use in any taxable period (or portion thereof) beginning after the Closing Date, or the ability of any party or any of its Affiliates to utilize such tax attributes in any taxable period (or portion thereof) beginning after the Closing Date.

(o) The representations contained in this Section 3.14 and Section 3.10 are the only representations of the Company with respect to Tax matters.

SECTION 3.15 Environmental Matters.

(a) The Company is currently in possession of, and to the extent applicable has filed timely application to renew, all Permits required under applicable Laws concerning pollution or protection of the environment, natural resources, or worker health and safety, that are currently or were in effect on or prior to the date hereof, including all such Laws relating to the emission, discharge, Release or threatened Release of any Hazardous Substances or into, or through ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, any Hazardous Substances (“Environmental and Safety Requirements”).

(b) The Company currently is, and since the Look-Back Date has been, in compliance in all material respects with all terms and conditions of all Permits required pursuant to Environmental and Safety Requirements and are and were also in compliance in all material respects with all other Environmental and Safety Requirements and any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c) None of the properties currently, or the knowledge of the Company, formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters associated with such properties) are contaminated with any Hazardous Substance, which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental and Safety Requirements.

(d) The Company has not treated, stored, disposed of, transported, handled, manufactured, released or exposed any person to any Hazardous Substances so as to give rise to material liabilities or obligations under any applicable Environmental and Safety Requirements.

(e) The Company is not subject to any pending, or, to the knowledge of the Company, threatened, claim, Order, liability, investigation or suit based upon a Release of Hazardous Substances at any location or otherwise relating to a violation of or liability or obligation under any Environmental and Safety Requirements

(f) The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability or corrective or remedial obligation of any other person relating to Environmental and Safety Requirements.

(g) The Company has made available to Acquiror all material environmental documents related to the Company’s operations, compliance with Environmental Safety and Health Requirements, and Hazardous Substances, including, but not limited, environmental site assessments, investigations, studies, compliance audits, notices of violation or noncompliance, and material correspondence with Governmental Authorities.

(h) The representations contained in this Section 3.15 and Section 3.07 are the only representations of the Company with respect to environmental matters.

SECTION 3.16 Material Contracts.

(a) Subsections (i) through (xx) of Section 3.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts currently in effect to which the Company is a party (other than any Company Employee Benefit Plans listed on Section 3.10(a) of the Company Disclosure Schedule) (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each Contract that involves consideration payable to the Company reasonably expected to exceed $250,000, in the aggregate, over any 12-month period beginning with the Look-Back Date (or that involved payments to or from the Company of more than $250,000 over any 12-month period beginning with the Look-Back Date), including contracts or agreements with contractors, installers and channel partners with whom the Company contracts to originate loans, financing or related products or services, as applicable, or to provide any such channel partners services in connection therewith, and with capital providers or any other third party that may purchase, or is required to purchase, loans, financing or related products or services from the Company from time to time;

(ii) each Contract with any Material Channel Partner;

(iii) each Contract with any Capital Provider;

(iv) each Contract for the purchase of technology services, credit evaluation or information services and other technology services or licenses with any third party vendor or for the furnishing of services to the Company or otherwise related to the businesses to which the Company is a party, in each case, that involves consideration payable by the Company that is reasonably expected to exceed $500,000, in the aggregate, over any 12-month period (or that involved payments to or from the Company of more than $500,000 over any 12-month period), including any contracts for the servicing or subservicing, as applicable, of any loans, financing or related products or services owned, held or otherwise serviced by the Company for itself or any third party;

(v) each Contract with any Material Vendor for expenditures paid or payable by the Company of more than $250,000, in the aggregate, over any 12-month period;

(vi) all Organizational Documents of the Company;

(vii) each Contract with any Affiliate of the Company or otherwise relating to an Interested Party Transaction;

(viii) each Contract that contains “most favored nation” terms or other similar preferential status, in each case, that require the Company to offer more favorable pricing to a counterparty pursuant to such terms or status;

(ix) all Contracts under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(x) all broker, distributor, dealer, marketing or manufacturer’s representative Contracts to which the Company is a party which both (i) cannot be canceled or otherwise terminated by the Company for convenience without penalty on not less than thirty (30) days’ notice and (ii) did not involve payments to or from the Company of more than $150,000 over any 12-month period;

(xi) all Contracts involving the payment of royalties or other amounts to third parties with respect to the marketing, sale, distribution or provision of any Company Products or services in respect of any Company-Licensed IP other than off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of the Company’s business;

(xii) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or income or revenues related to any product of the Company to which the Company is a party;

(xiii) all Contracts (A) evidencing outstanding indebtedness for borrowed money of the Company in an aggregate amount thereunder in excess of $500,000 and any pledge agreements, security agreements or other collateral agreements in which the Company granted to any person a security interest in or lien on any of the property or assets of the Company, and all agreements or instruments guarantying the debts or other obligations of any person and (B) obligating the Company or its subsidiaries;

(xiv) all partnership, joint venture or similar agreements;

(xv) all Contracts that involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets (other than in the ordinary course of business) or capital stock or other equity interests of another person which has been entered into since the Look-Back Date and involves the acquisition of any person or any assets of a person in excess of $1,000,000;

(xvi) all Contracts with any Governmental Authority to which the Company is a party, including any Company Permit;

(xvii) all material Contracts that result in any person or entity holding a power of attorney from the Company that relates to the Company or its business;

(xviii) all Contracts that limit, or purport to limit, in any material respect the ability of the Company or any of its Affiliates to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xix) all Contracts and consulting services that require payment by the Company of annual base compensation in excess of $150,000;

(xx) the Lease Documents; and

(xxi) all Contracts pursuant to which (A) the Company has a license under, or a covenant not to sue with respect to Intellectual Property or Business Systems material to the operation of the businesses or operations of the Company, other than non-exclusive licenses to commercially available “off-the-shelf” software or systems with annual license, renewal or assurance fees of less than $50,000 per year in the aggregate, or (B) the Company has granted to a third party a license under, or a covenant not to sue in respect of, any Company-Owned Intellectual Property Rights that is material to the operation of the businesses or operations of the Company.

(b) Each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and the Company is not in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled or otherwise terminated by the Company or any other party, nor, except as set forth in Section 3.16(b) of the Company Disclosure Schedule, has any notice of termination or cancellation been given by any party; to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and the Company has not received any written, or to the knowledge of the Company, oral claim of breach, violation or default by any party thereto under any Material Contract. The Company has furnished or made available to Acquiror in the Virtual Data Room true and complete copies of all Material Contracts, including any and all amendments thereto.

SECTION 3.17 Insurance. There have not been any material claims pending against the insurance policies where the Company is named as an insured party currently in effect, and all premiums due and payable with respect to such policies have been fully paid. To the knowledge of the Company, as of the date of this Agreement, the Company has not received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect, and the Company has not received from any of its insurance carriers any written notice of cancellation or nonrenewal of any such insurance policies where the Company is named as an insured party. With respect to each such insurance policy to which the Company is a beneficiary, the policy is legal, valid, binding and enforceable against the Company in accordance with its terms, except for policies that have expired under their terms in the ordinary course.

SECTION 3.18 Key Business Partners. Section 3.18 of the Company Disclosure Schedule sets forth true and complete lists of (a) the top twenty (20) channel partners of the Company on a consolidated basis (based on credit approval volume during the twelve (12) month period ended December 31, 2020) (“Material Channel Partners”), (b) each capital provider that purchases loans from the Company from time to time during the twelve (12) month period ended December 31, 2020 (“Capital Providers”) and (c) the top ten (10) vendors of the Company on a consolidated basis (specifically excluding contractors, installers, channel partners and capital providers) (based on the payments to such supplier during the twelve (12) month period ended December 31, 2020) (“Material Vendors”). As of the date of this Agreement, none of the Material Channel Partners, Capital Providers or Material Vendors (i) has canceled or otherwise terminated any Contract with the Company prior to the expiration of the contract term, or (ii) to the Company’s knowledge, has threatened to cancel or otherwise terminate its relationship with the Company.

SECTION 3.19 Certain Business Practices.

(a) None of the Company or any directors, managers, officers, employees or, to the Company’s knowledge, agents of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any payment in the nature of criminal bribery.

(b) None of the Company or any directors, managers, officers, employees or, to the Company’s knowledge, agents of the Company (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since the Look-Back Date, there have not been, any internal or, to the Company’s knowledge, external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to any Governmental Authority, with respect to any apparent or suspected violation by the Company or any of its officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 3.20 Interested Party Transactions. Except as described in Section 3.20 of the Company Disclosure Schedule, and other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or contracts with, or with respect to, officers, managers, employees and independent contractors of the Company, including equity compensation, (b) agreements and transactions in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests or (c) as otherwise contemplated by this Agreement, no director, manager, officer or Affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any contractor, installer and channel partner with whom the Company contracts to originate loans and with any capital provider that may purchase loans from the Company from time to time; (ii) a beneficial interest in any contract or agreement disclosed in Section 3.16(a) of the Company Disclosure Schedule; or (iii) any contractual or other arrangement with the Company, other than customary indemnity arrangements (collectively, “Interested Party Transactions”). The Company has not, since the Look-Back Date, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit.

SECTION 3.21 Data Security/Privacy.

(a) Except as described in Section 3.21(a) of the Company Disclosure Schedule, in connection with the Company’s collection, use, disclosure, storage and other Processing of all Personal Information (and that of any third party engaged by the Company, including any subservicer), the Company and any third party to the extent acting at the discretion or on the behalf of the Company is, and since the Look-Back Date has been, in compliance with (i) all Privacy Laws applicable to the Company, (ii) any applicable privacy and security policies of the Company concerning the collection, dissemination, storage or use of Personal Information or other Company Proprietary Information, including any privacy disclosures posted to websites or other media maintained or published by the Company and, as applicable, the privacy policies of any one or more third parties with which the Company is required to comply, (iii) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and/or data security, and (iv) applicable industry standards (e.g., PCI DSS) (collectively, the “Data Privacy and Security Requirements”).

(b) The Company (i) solely owns and possesses all right, title and interest in and to the Business Data, free and clear of any restrictions other than those imposed by applicable Privacy Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data. The Data Privacy and Security Requirements will not prohibit the Surviving Company or Acquiror from Processing Personal Information or Business Data after the Closing Date, in the same manner in which the Company Processes such Personal Information and other Business Data prior to the Closing Date or cause the Surviving Company or Acquiror to incur liability in connection with the receipt or Processing of such Personal Information or Business Data. The Company maintains reasonable security measures to protect all Personal Information under its control from unauthorized access, use, disclosure, modification, deletion or other processing. The Company has not suffered any breach that has resulted in any unauthorized access to, use of, disclosure of or other loss of any Personal Information. Except as described in Section 3.21(b) of the Company Disclosure Schedule, since the Look-Back Date, the Company has not been subject to any written complaints, lawsuits, investigations or other written claims regarding its Processing of any Personal Information, and to the knowledge of Company, there are no such pending complaints, lawsuits, investigations or claims. The Company has not provided and has not been legally required to provide any notices to data owners or Governmental Authorities in connection with any unauthorized access, use or disclosure of Personal Information.

SECTION 3.22 Brokers. Except for fees and expenses of persons listed in Section 3.22 of the Company Disclosure Schedule, no person (including an Affiliate of the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Acquiror with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and the persons listed in Section 3.22 of the Company Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 3.23 Exchange Act. The Company is not currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 3.24 Sexual Harassment and Misconduct. Except as set forth on Section 3.24 of the Company Disclosure Schedule, the Company is not party to a settlement agreement with a current or former officer, director, employee or independent contractor of the Company or any of the Company’s former subsidiaries resolving allegations of sexual harassment or misconduct by either (a) an officer, director or executive of the Company or any of the Company’s former subsidiaries, or (b) an employee of the Company or any of the Company’s former subsidiaries. There are no, and there have not been any Actions pending or, to the Company’s knowledge, threatened, against the Company involving allegations of sexual harassment or misconduct by an employee of the Company or any of the Company’s former subsidiaries.

SECTION 3.25 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, NONE OF THE COMPANY OR AFFILIATES THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB, OPCO MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE COMPANY, THE COMPANY UNITHOLDERS NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB, INCLUDING DUE DILIGENCE MATERIALS AND MATERIALS INCLUDED IN THE VIRTUAL DATA ROOM TO WHICH ACQUIROR AND ITS REPRESENTATIVES WERE PROVIDED ACCESS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY AND ITS REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB

As an inducement to the Company to enter into this Agreement, except as set forth in the Acquiror SEC Reports (excluding (a) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures therein to the extent they are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto) or the disclosure schedule of Acquiror delivered to the Company concurrently with the execution and delivery of this Agreement (the “Acquiror Disclosure Schedule”), Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

SECTION 4.01 Corporate Organization. Each of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub is a corporation or a limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have an Acquiror Material Adverse Effect. Each of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have an Acquiror Material Adverse Effect.

SECTION 4.02 Organizational Documents. Each of Acquiror, MergerCo1 and Acquiror Sub has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and the bylaws, each as amended to date, of Acquiror and MergerCo1, respectively. Each of Holdings I, Holdings II, MergerCo2 and OpCo Merger Sub has heretofore furnished to the Company a complete and correct copy of the certificate of formation and the limited liability company agreement, each as amended to date, of Holdings I, Holdings II, MergerCo2 and OpCo Merger Sub, respectively. Such Organizational Documents of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub are in full force and effect. None of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub is in breach or violation of any provision of its respective Organizational Documents that would, individually or in the aggregate, be material to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 250,000,000 shares of Acquiror Class A Common Stock, par value $0.0001 per share, (ii) 20,000,000 shares of Acquiror Class B Common Stock, par value $0.0001 per share and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement, (A) 34,500,000 shares of Acquiror Class A Common Stock and 7,187,500 shares of Acquiror Class B Common Stock are issued and outstanding (which includes 34,500,000 shares that constitute “Offering Shares” as defined in Section 9.1(b) of the Acquiror Certificate of Incorporation and are subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable (collectively, the “Outstanding Acquiror Shares”), (B) no shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock are held in the treasury of Acquiror and (C) 27,150,000 shares of Acquiror Class A Common Stock are reserved for future issuance pursuant to Acquiror Warrants. As of the date of this Agreement, there are 27,150,000 Acquiror Warrants issued and outstanding, of which 9,900,000 Acquiror Warrants are Acquiror Private Warrants (collectively, the “Outstanding Acquiror Warrants”). There are no shares of Acquiror Preferred Stock issued and outstanding. Except as set forth on Section 4.03(a) of the Acquiror Disclosure Schedule, other than 27,150,000 Acquiror Warrants and the conversion and anti-dilution rights of the Acquiror Class B Common Stock set forth in Section 4.3(b) of the Acquiror Certificate of Incorporation, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Acquiror or any of its Affiliates (including following the Closing, the Company). Acquiror is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. Other than the Acquiror Letter Agreement and the Founders Stock Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Class A Common Stock, Acquiror Class B Common Stock or any of the equity interests or other securities of Acquiror. Except for the Redemption Rights, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock. There are no outstanding contractual obligations of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) The authorized capital stock of MergerCo1 consists of 10,000 shares of common stock, par value $0.0001 per share (“MergerCo1 Common Stock”), of which 10,000 shares of MergerCo1 Common Stock are issued and outstanding (the “Outstanding MergerCo1 Common Stock”). The Outstanding MergerCo1 Common Stock has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and Acquiror’s and MergerCo1’s respective Organizational Documents. MergerCo1 is a wholly owned subsidiary of Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of MergerCo1 or obligating MergerCo1 to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, MergerCo1 or any of its Affiliates (including following the Closing, the Company). MergerCo1 is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of MergerCo1 Common Stock or any of the equity interests or other securities of MergerCo1. There are no outstanding contractual obligations of MergerCo1 to repurchase, redeem or otherwise acquire any shares of MergerCo1 Common Stock.

(c) The authorized limited liability company interests of MergerCo2 consist of non-unitized membership interests (“MergerCo2 Interests”), of which 100% of the MergerCo2 Interests are issued and outstanding (the “Outstanding MergerCo2 Interests”). The Outstanding MergerCo2 Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and Acquiror’s and MergerCo2’s respective Organizational Documents. MergerCo2 is a wholly owned subsidiary of Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued interests of MergerCo2 or obligating MergerCo2 to issue or sell any limited liability company member interests of, or other interest convertible, exercisable or exchangeable for any equity interest in, MergerCo2 or any of its Affiliates (including following the Closing, the Company).

(d) The authorized limited liability company interests of Holdings I consist of non-unitized membership interests (“Holdings I Interests”), of which 100% of the Holdings I Interests are issued and outstanding (the “Outstanding Holdings I Interests”). The Outstanding Holdings I Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and Acquiror’s and Holdings I’s respective Organizational Documents. Holdings I is a wholly owned subsidiary of Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued interests of Holdings I or obligating Holdings I to issue or sell any limited liability company member interests of, or other interest convertible, exercisable or exchangeable for any equity interest in, Holdings I or any of its Affiliates (including following the Closing, the Company).

(e) The authorized limited liability company interests of Holdings II consist of non-unitized membership interests (“Holdings II Interests”), of which 100% of the Holdings II Interests are issued and outstanding (the “Outstanding Holdings II Interests”). The Outstanding Holdings II Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and Acquiror’s and Holdings II’s respective Organizational Documents. Holdings II is a wholly owned subsidiary of Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued interests of Holdings II or obligating Holdings II to issue or sell any limited liability company member interests of, or other interest convertible, exercisable or exchangeable for any equity interest in, Holdings II or any of its Affiliates (including following the Closing, the Company).

(f) The authorized capital stock of Acquiror Sub consists of 10,000 shares of common stock, par value $0.0001 per share (“Acquiror Sub Common Stock”), of which 10,000 shares of Acquiror Sub Common Stock are issued and outstanding (the “Outstanding Acquiror Sub Common Stock”). The Outstanding Acquiror Sub Common Stock has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights, and is held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and Acquiror’s and Acquiror Sub’s respective Organizational Documents. Acquiror Sub is a wholly owned subsidiary of Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror Sub or obligating Acquiror Sub to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Acquiror Sub or any of its Affiliates (including following the Closing, the Company). Acquiror Sub is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Sub Common Stock or any of the equity interests or other securities of Acquiror Sub. There are no outstanding contractual obligations of Acquiror Sub to repurchase, redeem or otherwise acquire any shares of Acquiror Sub Common Stock.

(g) The authorized limited liability company interests of OpCo Merger Sub consist of non-unitized membership interests (“OpCo Merger Sub Interests”), of which 100% of the OpCo Merger Sub Interests are issued and outstanding (the “Outstanding OpCo Merger Sub Interests”). The Outstanding OpCo Merger Sub Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror Sub free and clear of all Liens, other than transfer restrictions under applicable securities laws and Acquiror Sub’s and OpCo Merger Sub’s respective Organizational Documents. OpCo Merger Sub is a wholly owned subsidiary of Acquiror Sub. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued interests of OpCo Merger Sub or obligating OpCo Merger Sub to issue or sell any limited liability company member interests of, or other interest convertible, exercisable or exchangeable for any equity interest in, OpCo Merger Sub or any of its Affiliates (including following the Closing, the Company).

(h) Except for MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other person.

(i) Other than the Outstanding Acquiror Shares, the Outstanding Acquiror Warrants, the Outstanding MergerCo1 Common Stock, the Outstanding MergerCo2 Interests, the Outstanding Holdings I Interests, the Outstanding Holdings II Interests, Outstanding Acquiror Sub Common Stock, the Outstanding OpCo Merger Sub Interests, the Subscription Agreements and any other Contract involving any Equity Interests of Acquiror that Acquiror or any of its Affiliates (including following the OpCo Merger Effective Time, the Company) entered into after the date of this Agreement without any breach or failure to perform of any of the covenants set forth in Section 6.02, (i) there are no outstanding Equity Interests of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub or any of their respective Affiliates; and (ii) other than the Transaction Documents, neither Acquiror nor any of its Affiliates is bound by any Contract involving any Equity Interest of Acquiror or any of its Affiliates (including following the OpCo Merger Effective Time, the Company).

SECTION 4.04 Authority Relative to This Agreement. Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub have all necessary power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the stockholders of Acquiror, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, and the consummation by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement and the Restated Acquiror Charter by (a) the holders of a majority of the then-outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting as a single class, in accordance with the Acquiror Certificate of Incorporation, (b) Acquiror in its capacity as the sole shareholder of MergerCo1 and (c) Acquiror in its capacity as the sole shareholder of Acquiror Sub). This Agreement has been duly and validly executed and delivered by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub and, assuming due authorization, execution and delivery by the Company, FTV Blocker and Tiger Blocker, constitutes a legal, valid and binding obligation of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, enforceable against Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub does not, and the performance of this Agreement by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub will not, (i) conflict with or violate the Organizational Documents of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been satisfied, conflict with or violate any Law applicable to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub do not, and the performance of this Agreement by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and DLLCA; (ii) the filing and recordation of the Restated Acquiror Charter as required by the DGCL; and (iii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Acquiror’s, MergerCo1’s, MergerCo2’s, Holdings I’s, Holdings II’s or OpCo Merger Sub’s ability to consummate the Transactions.

SECTION 4.06 Compliance. None of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub is in material conflict with, or in default, breach or violation of, any (a) Law applicable to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub or by which any property or asset of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub is bound or affected, or (b) note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub is a party or by which Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub or any property or asset of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. Each of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub to own, lease and operate their respective properties or to carry on its business as it is now being conducted.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Acquiror has filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the rules and regulations of the SEC promulgated thereunder since the filing of Acquiror’s registration statement on Form S-1 filed with the SEC on October 9, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). Acquiror has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed by Acquiror with the SEC and are currently in effect. As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by U.S. GAAP to be included in the consolidated financial statements of Acquiror.

(c) Acquiror does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Acquiror’s business.

SECTION 4.08 Absence of Certain Changes or Events. Since September 30, 2020 and prior to the date of this Agreement, or as expressly contemplated by this Agreement, (a) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Acquiror Material Adverse Effect and (c) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

SECTION 4.09 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, or any property or asset of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, before any Governmental Authority. None of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub nor any of their respective material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Acquiror, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10 Board Approval; Vote Required.

(a) The Acquiror Board (acting following consultation with a duly formed transaction committee of the Acquiror Board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the Blocker Mergers and the OpCo Merger, are fair to and in the best interests of Acquiror and its stockholders; (ii) approved this Agreement, the Restated Acquiror Charter and the Transactions; and (iii) recommended that the stockholders of Acquiror approve and adopt this Agreement, the Restated Acquiror Charter, and the Transactions (including the Blocker Mergers and the OpCo Merger).

(b) The board of directors of MergerCo1, by resolutions duly adopted by unanimous written consent, has duly (i) determined that this Agreement and the Transactions, including the Blocker Mergers and the OpCo Merger, are fair to and in the best interests of MergerCo1 and its sole stockholder and (ii) approved and adopted this Agreement and the Transactions.

(c) The sole member of MergerCo2, by resolutions duly adopted by written consent, has duly (i) determined that this Agreement and the Transactions, including the Blocker Mergers and the OpCo Merger, are fair to and in the best interests of MergerCo2 and its sole member and (ii) approved and adopted this Agreement and the Transactions.

(d) The sole member of Holdings I, by resolutions duly adopted by written consent, has duly (i) determined that this Agreement and the Transactions, including the Blocker Mergers and the OpCo Merger, are fair to and in the best interests of Holdings I and its sole member and (ii) approved and adopted this Agreement and the Transactions.

(e) The sole member of Holdings II, by resolutions duly adopted by written consent, has duly (i) determined that this Agreement and the Transactions, including the Blocker Mergers and the OpCo Merger, are fair to and in the best interests of Holdings II and its sole member and (ii) approved and adopted this Agreement and the Transactions.

(f) The sole member of OpCo Merger Sub, by resolutions duly adopted by written consent, has duly (i) determined that this Agreement and the Transactions, including the OpCo Merger, are fair to and in the best interests of OpCo Merger Sub and its sole member and (ii) approved and adopted this Agreement and the Transactions.

(g) The board of directors of Acquiror Sub, by resolutions duly adopted by unanimous written consent, has duly (i) determined that this Agreement and the Transactions, including the Blocker Mergers and the OpCo Merger, are fair to and in the best interests of Acquiror Sub and its sole stockholder and (ii) approved and adopted this Agreement and the Transactions.

SECTION 4.11 Taxes.

(a) (i) All Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by Acquiror (taking into account any applicable extensions) have been filed; (ii) all such Tax Returns are true, correct, and complete in all material respects; and (iii) all Taxes of Acquiror (whether or not shown due on such Tax Returns) have been paid in full. Acquiror has duly and timely paid all Taxes required to be withheld from any payment to a shareholder, partner, employee or any person. The unpaid Taxes of Acquiror did not, as of the date of the Acquiror SEC Reports, materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book income and Tax income) set forth on the face of the balance sheet reflected in such Acquiror SEC Reports (and not in any notes thereto).

(b) As of the date of this Agreement, there is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax by Acquiror.

(c) There is no outstanding claim against Acquiror for Taxes and no assessment or deficiency against Acquiror for any Taxes has been asserted or threatened in writing by any Governmental Authority;

(d) There are no ongoing audits or investigations relating to any liability of Acquiror for any Taxes.

(e) There are no Liens (other than Permitted Liens) for Taxes upon any assets of Acquiror.

(f) Acquiror, Acquiror Sub, MergerCo1 and MergerCo2 are, and have been at all times since their formation, treated as corporations for U.S. federal and applicable state and local income tax purposes. Acquiror is not a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes and does not own any interest, directly or indirectly, in any foreign person. Acquiror does not have any outstanding liability for Taxes pursuant to Section 965 of the Code (including as a result of an election pursuant to Section 965(h) of the Code).

(g) Acquiror has not received written notice of any claim by any Governmental Authority in any jurisdiction, other than those jurisdictions in which it currently files a Tax Return, that Acquiror is or may be subject to taxation by that jurisdiction.

(h) Acquiror has not, for any taxable year not closed by the applicable statute of limitations, entered into a transaction that is a “listed transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law.

(i) Holdings I, Holdings II and OpCo Merger Sub are and have been since formation classified as entities disregarded from Acquiror for U.S. federal and applicable state and local income tax purposes.

(j) Acquiror is not bound by and does not have any obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement. Acquiror does not have any liability for the Taxes of any other person (other than any member of the consolidated group of which it is a parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or otherwise.

(k) No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to Acquiror. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Acquiror.

(l) Acquiror will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(m) Notwithstanding anything in this Agreement to the contrary, Acquiror makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of Acquiror arising on or before the Closing Date for use in any taxable period (or portion thereof) beginning after the Closing Date, or the ability of any party or any of its Affiliates to utilize such tax attributes in any taxable period (or portion thereof) beginning after the Closing Date.

(n) The representations contained in this Section 4.11 are the only representations of Acquiror with respect to Tax matters.

SECTION 4.12 No Other Activities. Each of MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub (i) was formed solely for the purpose of the Transactions, (ii) has not conducted any business or engaged in any activities other than those directly related to the Transactions, (iii) has no liabilities and (iv) is not a party to any Contract other than their respective Organizational Documents, this Agreement and the other Transaction Documents to which it is, or as of the Closing Date will be, a party.

SECTION 4.13 Brokers. Except for the persons (i) listed in Section 4.13 of the Acquiror Disclosure Schedule or (ii) engaged by a duly formed transaction committee of the Acquiror Board to represent such transaction committee, no person (including an Affiliate of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and the persons listed in Section 4.13 of the Acquiror Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.14 Trust Account. As of the date of this Agreement, there is at least $345,000,000 invested in a trust fund established by Acquiror for the benefit of its public stockholders (the “Trust Fund”) (including, if applicable, an aggregate amount of approximately $12,075,000 of Deferred IPO Fees being held in the Trust Fund) maintained in a trust account at JPMorgan Chase Bank, N.A (the “Trust Account”). The monies of such Trust Account are held in trust by Continental Stock Transfer & Trust Company (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of November 24, 2020, between Acquiror and Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or (ii) that would entitle any person (other than stockholders of Acquiror who shall have elected to redeem (other than the persons entitled to receive Deferred IPO Fees) their shares of Acquiror Class A Common Stock pursuant to the Organizational Documents of Acquiror and the Trust Agreement) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Acquiror’s Organizational Documents. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Acquiror has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Acquiror, no event has occurred that, with due notice or lapse of time or both, would constitute a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since November 24, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Blocker Mergers Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Organizational Documents shall terminate, and as of immediately prior to the Blocker Mergers Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions, and following the Blocker Mergers Effective Time, no Acquiror stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror stockholder is a Redeeming Stockholder. Acquiror has no reason to believe that, as of immediately prior to the Blocker Mergers Effective Time, any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror or any of its Affiliates on the Closing Date, other than with respect to satisfy any redemption payments owed to Redeeming Stockholders.

SECTION 4.15 Employees. Other than the individuals set forth on Section 4.15 of the Acquiror Disclosure Schedule, none of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub has ever had any employees on their payroll. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, none of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub has any unsatisfied liability with respect to any employee. None of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub is party to any outstanding loan agreements with any current employee, officer or director of such entity.

SECTION 4.16 Liabilities. Except for (a) Acquiror Expenses or (b) any expenses incurred by a duly formed transaction committee of the Acquiror Board (to the extent such expenses are not Acquiror Expenses), as of the date of this Agreement, none of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub has any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

SECTION 4.17 Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPRQ U”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPRQ.” The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPRQ WS.” Acquiror is in compliance in all material respects with the applicable rules of the NYSE. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Units, Acquiror Class A Common Stock, Acquiror Warrants or prohibit or terminate the listing of Acquiror on the NYSE. Neither Acquiror nor any of its Representatives has taken any action that is designed to terminate the registration of Acquiror Class A Common Stock under the Exchange Act.

SECTION 4.18 Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of Acquiror, (c) with respect to any person’s ownership of equity interests of Acquiror or (d) as disclosed in the Acquiror SEC Reports, there are no Contracts between Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, on the one hand, and, on the other hand, (i) any present or former equityholder, manager, employee, officer or director of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, or (ii) any record or beneficial owner of the outstanding equity interests of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub.

SECTION 4.19 PIPE Investment. The Company is party to each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $250,000,000 (the “PIPE Investment Amount”). Each Subscription Agreement is a legal, valid and binding obligation of Acquiror. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors.

SECTION 4.20 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.21 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB IN THIS ArtiCLE IV, NONE OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, OPCO MERGER SUB OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB, OPCO MERGER SUB OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB IN THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II OR OPCO MERGER SUB BY THE MANAGEMENT OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB, AS APPLICABLE OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB OR OPCO MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB IS AN INFORMED AND SOPHISTICATED PURCHASER, AND HAS ENGAGED EXPERT ADVISORS, INCLUDING LEGAL COUNSEL, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED TO ITS SATISFACTION AN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS REGARDING THE COMPANY AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB HAVE RELIED ON THE RESULTS OF THEIR OWN INDEPENDENT INVESTIGATION AND ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB HAVE RELIED ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING THE DISCLOSURES MADE IN THE COMPANY DISCLOSURE SCHEDULE AND CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT (IF ANY).

(d) IN CONNECTION WITH ACQUIROR’S, MERGERCO1’S, MERGERCO2’S, HOLDINGS I’S, HOLDINGS II’S, ACQUIROR SUB’S AND OPCO MERGER SUB’S INVESTIGATION OF THE COMPANY, ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB AND OPCO MERGER SUB MAY HAVE RECEIVED CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND CERTAIN BUSINESS PLAN INFORMATION. EACH OF ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II AND OPCO MERGER SUB ACKNOWLEDGES THAT THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II AND OPCO MERGER SUB OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY OR THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub and the Company to enter into this Agreement, except as set forth in FTV Blocker’s disclosure schedule (the “FTV Disclosure Schedule”) or Tiger Blocker’s disclosure schedule (the “Tiger Disclosure Schedule”), each as delivered to Acquiror and the Company concurrently with the execution and delivery of this Agreement, FTV Blocker and Tiger Blocker hereby severally, and not jointly, represent and warrant to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub and the Company, as follows:

SECTION 5.01 Organization and Qualification. Such Blocker is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Other than the Company Equity Units, such Blocker does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, limited liability company, partnership, joint venture or business association or other entity. Such Blocker is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be material to such Blocker.

SECTION 5.02 Authority Relative to This Agreement. Such Blocker has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein The execution and delivery of this Agreement by such Blocker, and the consummation by such Blocker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Blocker are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Blocker and, assuming due authorization, execution and delivery by each other party to this Agreement, constitutes a legal, valid and binding obligation of such Blocker, enforceable against such Blocker in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

SECTION 5.03 Capitalization; Ownership of Company Membership Units.

(a) The authorized capital stock of FTV Blocker consists of 100 shares of common stock (the “FTV Blocker Shares”), of which 100 FTV Blocker Shares are issued and outstanding as of the date hereof and are owned by FTV Blocker Holder. The FTV Blocker Shares have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the FTV Blocker Holder free and clear of all liens, other than transfer restrictions under applicable federal and state securities laws and the Organizational Documents of FTV Blocker. Except as set forth on Section 5.03(a) of the FTV Disclosure Schedule, there are no (i) options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of FTV Blocker or obligating FTV Blocker to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, FTV Blocker or (ii) voting trusts, proxies or other agreements or understandings in effect to which FTV Blocker is a party with respect to the voting or transfer of any of the FTV Blocker Shares, other than the Company’s Organizational Documents.

(b) The authorized limited liability company interests of Tiger Blocker consist of non-unitized membership interests (the “Tiger Blocker Interests”), of which 100% of the Tiger Blocker Interests are issued and outstanding as of the date hereof and of which 100% of the Tiger Blocker Interests are owned by the Tiger Blocker Holder. The Tiger Blocker Interests have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Tiger Blocker Holder free and clear of all liens, other than transfer restrictions under applicable federal and state securities laws and the Organizational Documents of Tiger Blocker. Except as set forth on Section 5.03(b) of the Tiger Disclosure Schedule, there are no (i) options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Tiger Blocker or obligating Tiger Blocker to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Tiger Blocker or (ii) voting trusts, proxies or other agreements or understandings in effect to which Tiger Blocker is a party with respect to the voting or transfer of any of the Tiger Blocker Interests, other than the Company’s Organizational Documents.

(c) As of the date of this Agreement, Tiger Blocker owns 118,845 Class A-2 Units and has the right to receive Company PIK Units that accrue after the date of this Agreement and before the OpCo Merger Effective Time in accordance with the Company LLC Agreement, and FTV Blocker owns 376,395 Class A-3 Units and has the right to receive Company PIK Units that accrue after the date of this Agreement and before the OpCo Merger Effective Time in accordance with the Company LLC Agreement.

SECTION 5.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, (i) conflict with or violate the Organizational Documents of such Blocker; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.04(b) have been obtained and all filings and obligations described in Section 5.04(b) have been made, conflict with or violate any Law applicable to such Blocker or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than Permitted Liens) on any property or asset of such Blocker pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on such Blocker, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not be material and adverse to such Blocker.

(b) The execution and delivery of this Agreement by such Blocker does not, and the performance of this Agreement by such Blocker will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL; and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay such Blocker’s ability to consummate the transactions contemplated hereby.

SECTION 5.05 Compliance. Such Blocker is in compliance in all respects with all applicable Laws of applicable Governmental Authorities, except where such failure to be in compliance would not have a material adverse effect on such Blocker.

SECTION 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Blocker, threatened against such Blocker, or any property or asset of such Blocker. Neither such Blocker nor any property or asset of such Blocker is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of such Blocker, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.07 No Other Activities. Such Blocker (a) was formed solely for the purpose of holding the Company Equity Units held by it, (b) has not conducted any business or engaged in any activities other than those related to holding the Company Equity Units held by it, (c) has no assets other than the Company Equity Units and Blocker Cash held by it, (d) has no liabilities other than (i) ordinary course administrative expenses related to maintaining its existence, and (ii) any U.S. federal, state and local income Tax liability for the Tax years ending December 31, 2020 and the period (or portion thereof) through and including the Closing Date and (e) is not a party to any Contract other than such Blocker’s Organizational Documents, this Agreement and the Transaction Documents to which it is, or as of the Closing Date, will be, a party and agreements with respect to its ownership of the Company Equity Units.

SECTION 5.08 Employees. Such Blocker does not have and has never had any employees.

SECTION 5.09 Brokers. No person (including an Affiliate of a Blocker) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Blocker.

SECTION 5.10 Taxes.

(a) (i) All Tax Returns relating to income Taxes and all other material Tax Returns which are required to be filed by such Blocker (taking into account any applicable extensions) have been filed; (ii) all such Tax Returns are true, correct, and complete in all material respects and have been filed in a manner consistent with the information (including IRS Form 1065 and Schedule K-1) provided to such Blocker by the Company; and (iii) all Taxes of such Blocker (whether or not shown due on such Tax Returns) have been paid in full. Such Blocker has duly and timely paid all Taxes required to be withheld from any payment to a shareholder, partner, employee or any person.

(b) As of the date of this Agreement, there is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any Tax by such Blocker.

(c) There is no outstanding claim against such Blocker for Taxes, and no assessment or deficiency against such Blocker for any Taxes has been asserted or threatened in writing by any Governmental Authority.

(d) There are no ongoing audits or investigations relating to any liability of such Blocker for any Taxes.

(e) There are no Liens (other than Permitted Liens) for Taxes upon any assets of such Blocker.

(f) Such Blocker is currently, and has been at all times since formation, treated as a corporation for U.S. federal and applicable state and local income tax purposes. Such Blocker is not a party to any joint venture, partnership, or other arrangement, other than the Company, that is treated as a partnership for U.S. federal income tax purposes and does not own any interest, directly or indirectly, in any foreign person. Such Blocker does not have any outstanding liability for Taxes pursuant to Section 965 of the Code (including as a result of an election pursuant to Section 965(h) of the Code).

(g) Such Blocker has not received written notice of any claim by any Governmental Authority in any jurisdiction, other than those jurisdictions in which it currently files a Tax Return, that such Blocker is or may be subject to taxation by that jurisdiction.

(h) Such Blocker has not entered into a transaction that is a “listed transaction” (irrespective of the effective date) within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of state, local or foreign Law.

(i) Such Blocker is not bound by and does not have any obligation under any material Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement. Such Blocker does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or otherwise.

(j) No private letter rulings, technical advice memoranda, closing agreements or similar rulings or agreements have been requested, entered into, or issued by any Tax authority with respect to such Blocker. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect such Blocker.

(k) Such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(l) Such Blocker has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) Notwithstanding anything in this Agreement to the contrary, such Blocker makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of such Blocker arising on or before the Closing Date for use in any taxable period (or portion thereof) beginning after the Closing Date, or the ability of any party or any of its Affiliates to utilize such tax attributes in any taxable period (or portion thereof) beginning after the Closing Date.

(n) The representations contained in this Section 5.10 are the only representations of the Blockers with respect to Tax matters.

SECTION 5.11 NO OTHER REPRESENTATIONS OR WARRANTIES.

(a) NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BLOCKERS IN THIS ArtiCLE V, NEITHER OF THE BLOCKERS OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BLOCKERS OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB, OPCO MERGER SUB, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BLOCKERS IN THIS ARTICLE V, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE BLOCKERS.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER OF THE BLOCKERS NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NEITHER OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE BLOCKERS THAT HAVE BEEN MADE AVAILABLE TO ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB, OPCO MERGER SUB OR THE COMPANY, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE BLOCKERS BY THE MANAGEMENT OF THE BLOCKERS OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB, OPCO MERGER SUB OR THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY EITHER OF THE BLOCKERS AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE BLOCKERS, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ACQUIROR, MERGERCO1, MERGERCO2, HOLDINGS I, HOLDINGS II, ACQUIROR SUB, OPCO MERGER SUB OR THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE VI

CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business by the Company Pending the Blocker Mergers Effective Time.

(a) The Company agrees that, between the date of this Agreement and the Blocker Mergers Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, except for a COVID-19 Action or as expressly contemplated by any other provision of this Agreement or any other Transaction Document, unless Acquiror shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of the Company shall be conducted in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and key consultants of the Company and to preserve the current relationships of the Company with Capital Providers, Material Channel Partners, Material Vendors and material customers, suppliers and other persons with which the Company has significant business relations.

(b) Except for an Ordinary Course Business Action or a COVID-19 Action or as expressly contemplated by any other provision of this Agreement or any other Transaction Document, or as set forth in Section 6.01 of the Company Disclosure Schedule or as required by applicable Law, the Company shall not, between the date of this Agreement and the Blocker Mergers Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following actions without the prior written consent of Acquiror (such consent not to be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its Organizational Documents in any material respect;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, or any other ownership interest (including any phantom interest), of the Company (other than the issuance of any Class C Units or LTIP Units granted to employees or other service providers of the Company in the ordinary course of business), other than Class A-1 Units, Class A-2 Units or Class A-3 Units issuable in accordance with Section 5.1 of the Company LLC Agreement in connection with a Class A Preferred PIK Distribution (as defined in the Company LLC Agreement) or Class A-3 Preferred PIK Distribution (as defined in the Company LLC Agreement);

(iii) establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than (a) tax distributions payable to its members in accordance with Section 5.2 of the Company LLC Agreement and (b) Class A Preferred PIK Distribution (as defined in the Company LLC Agreement) and Class A-3 Preferred PIK Distribution (as defined in the Company LLC Agreement), payable in accordance with the Company LLC Agreement;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(v) (A) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any of its assets, any loans and advances to employees of the Company;

(vi) (A) other than loans or advances made by the Company in the ordinary course of its business, make any loans, advances or capital contributions to, or investments in, any other person; (B) make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or (C) make any loans or advances to any of its officers, directors, agents or consultants other than advances to employees for travel and other business-related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto;

(vii) acquire any fee interest in real property;

(viii) enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction), except to terminate such Contracts as required by Section 7.15;

(ix) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants, or as required in connection with the preparation of the audited financial statements required to be prepared and furnished by the Company pursuant to Section 7.14;

(x) except as required by applicable Law or the terms of a Company Employee Benefit Plan in effect as of the date hereof, (A) grant any new or increase any existing compensation payable or to become payable or the benefits provided to any current or former employee of the Company or any Contingent Worker, except for increases in the ordinary course of business and consistent with past practice, or (B) grant or increase any severance or termination pay, or enter into or adopt any Company Employee Benefit Plan, in each case applicable to any current or former employee, officer, director or consultant of the Company or Contingent Worker; provided, however, that nothing in this Section 6.01(b) shall prohibit the Company from adopting (w) an employer match under the Company-sponsored 401(k) plan, (x) an equity incentive plan to become effective immediately prior to the Closing Date, (y) an employee stock purchase plan (qualified under Section 423 of the Code) to become effective immediately prior to the Closing Date (the “Employee Stock Purchase Plan”) and (z) executive employment agreements with certain executive officers of the Company as mutually agreed by Acquiror and the Company;

(xi) (A) amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to the Company, except in the ordinary course of business consistent with past practice or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xii) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned Intellectual Property Rights;

(xiii) enter into any contract, agreement or arrangement that obligates the Company to develop any Intellectual Property related to the business of the Company or the Products;

(xiv) permit any material item of Company-Owned Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each material item of Company-Owned Intellectual Property Rights;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $250,000 in the aggregate;

(xvi) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its assets and properties;

(xviii) form any subsidiary or enter into any partnership or joint venture;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx) make, change or rescind any material Tax election or settle or compromise any material Tax liability, amend any material Tax Return, change any material method of Tax accounting, surrender any right to claim a material Tax refund, or enter into any Tax sharing, allocation, indemnity or other similar agreement, except in each case, in the ordinary course of business; or

(xxi) enter into any binding agreement or otherwise make a commitment to do any of the foregoing.

SECTION 6.02 Conduct of Business by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub Pending the Blocker Mergers Effective Time. Except as expressly contemplated by any other provision of this Agreement or any other Transaction Document (including entering into various Subscription Agreements and consummating the Private Placement) or as required by applicable Law, none of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub shall, between the date of this Agreement and the Blocker Mergers Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following actions without the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed):

(a) amend or otherwise change Acquiror’s Organizational Documents or the Organizational Documents of MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub in any material respect;

(b) establish a record date for, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, other than redemptions from the Trust Account that are required pursuant to Acquiror’s Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests except for redemptions from the Trust Account and conversions of Acquiror Class B Common Stock that are required pursuant to Acquiror’s Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests, or any other ownership interest (including any phantom interest), of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub, except in connection with (i) conversion of Acquiror Class B Common Stock pursuant to Acquiror’s Organizational Documents or (ii) a loan from the Sponsor or an affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the transactions contemplated hereby;

(e) (A) acquire (including by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, other business organization or any division thereof or any material amount of assets; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, except a loan from the Sponsor or an affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the transactions contemplated hereby;

(f) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(g) make any material tax election or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, except in the ordinary course of business;

(h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(i) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except (i) in the ordinary course of business consistent with past practice, and (ii) any fees and expenses incurred in connection with consummating the Private Placement or the Transactions, including any fees or expenses incurred by a duly formed transaction committee of the Acquiror Board;

(j)  enter into any Contract with respect to any Equity Interest of Acquiror or any of its Affiliates (including following the Blocker Mergers Effective Time, the Company); or

(k) enter into any binding agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 6.03 Conduct of Business of the Blockers Pending the Blocker Mergers Effective Time. Each Blocker agrees that from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Section 9.01 and the Blocker Mergers Effective Time, no Blocker shall, directly or indirectly, take any action that would reasonably be likely to impede or materially delay the consummation of the Transactions. Without limiting the generality of the foregoing, no Blocker shall, between the date of this Agreement and the Blocker Mergers Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following actions without the prior written consent of the Company and Acquiror (such consent not to be unreasonably conditioned, withheld or delayed): (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with consummating the Transactions or that will otherwise be satisfied in connection with consummating the Transactions; (b) any action that would violate Section 6.01(b) if such actions were taken by the Company; (c) make, change or rescind any material Tax election or settle or compromise any material Tax liability, amend any material Tax Return, change any material method of Tax accounting, surrender any right to claim a material Tax refund, or enter into any Tax sharing, allocation, indemnity or other similar agreement, except in each case, in the ordinary course of business; or (d) enter into any Contract with respect to any equity interest of such Blocker or any of its Affiliates (including the Company) without the prior written consent of the Company and Acquiror, which may be granted or withheld in the Company’s or Acquiror’s sole discretion.

SECTION 6.04 Claims Against Trust Account. Each of the Company, FTV Blocker and Tiger Blocker agrees that, notwithstanding any other provision contained in this Agreement, none of the Company, FTV Blocker or Tiger Blocker now has, and none of the Company, FTV Blocker or Tiger Blocker shall at any time prior to the Blocker Mergers Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any of the Company, FTV Blocker or Tiger Blocker, on the one hand, and Acquiror, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.04 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, FTV Blocker and Tiger Blocker hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation by Acquiror of an initial business combination), and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company, FTV Blocker or Tiger Blocker from (a) pursuing a claim against Acquiror or the stockholders of Acquiror pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (b) pursuing any claims that the Company, FTV Blocker or Tiger Blocker may have against Acquiror’s assets or funds that are not held in the Trust Account.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable, after the date of this Agreement, (i) Acquiror shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the stockholders of Acquiror soliciting proxies from such stockholders to obtain the Acquiror Stockholders Approval at the special meeting of Acquiror’s stockholders to be called for such purpose (the “Acquiror Stockholders’ Meeting”) and (ii) Acquiror shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Acquiror Class A Common Stock issuable in connection with the Transactions. Each of the Company, FTV Blocker and Tiger Blocker shall furnish all information concerning the Company, FTV Blocker or Tiger Blocker, as applicable, as Acquiror may reasonably request in connection with such actions and assist and cooperate with the preparation, filing and distributions of the Proxy Statement/Prospectus and Registration Statement as reasonably requested by Acquiror. Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Proxy Statement/Prospectus and Registration Statement to become effective as promptly as practicable and to keep the Proxy Statement/Prospectus and Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement is declared effective by the SEC, Acquiror shall use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement/Prospectus and Registration Statement prior to the filing thereof with the SEC and Acquiror shall give reasonable consideration to any such comments. Acquiror shall promptly notify the Company and its legal counsel upon the receipt of any comments received by Acquiror or its legal counsel from the SEC or its staff with respect to the Proxy Statement/Prospectus and Registration Statement, or any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus or Registration Statement, and shall promptly provide the Company and its legal counsel with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. Acquiror shall give the Company and its legal counsel a reasonable opportunity to participate in preparing Acquiror’s proposed response(s) to comments received from the SEC or its staff and to promptly provide comments on any proposed response(s) thereto, and Acquiror shall give reasonable consideration to any such comments. Each of Acquiror and the Company: (A) shall use its commercially reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement/Prospectus and Registration Statement; and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, shall use its commercially reasonable efforts to promptly correct any information provided by it for use in the Proxy Statement/Prospectus and Registration Statement to the extent such information shall be or shall have become false or misleading in any material respect.

(b) No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Acquiror or the Company without the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Proxy Statement/Prospectus and/or Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Acquiror Class A Common Stock to be issued or issuable to the Company Unitholders in connection with this Agreement for offering or sale in any jurisdiction.

(c) Acquiror represents that the information supplied by Acquiror for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholder of Acquiror, (iii) the time of the Acquiror Stockholders’ Meeting, and (iv) the Blocker Mergers Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Blocker Mergers Effective Time, any event or circumstance should be discovered by Acquiror that is required to be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, Acquiror shall promptly inform the Company. Assuming the accuracy of the representations in Section 7.01(d), all documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

(d) Each of the Company, FTV Blocker and Tiger Blocker represents that the information supplied by such entity for inclusion in the Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Acquiror, (iii) the time of the Acquiror Stockholders’ Meeting and (iv) the Blocker Mergers Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Blocker Mergers Effective Time, any event or circumstance, should be discovered by the Company, FTV Blocker or Tiger Blocker that is required to be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations thereunder, such entity shall promptly inform Acquiror.

SECTION 7.02 Acquiror Stockholders’ Meeting.

(a) Acquiror shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting for the purpose of voting solely upon (i) the approval and adoption of this Agreement, the OpCo Merger, the Blocker Mergers and the other Transactions; (ii) the approval of the issuance of Acquiror Class A Common Stock and Acquiror Class C Common Stock as contemplated by this Agreement and the Subscription Agreements; (iii) the Restated Acquiror Charter; (iv) any other proposals Acquiror shall deem necessary to effectuate the Transactions; and (v) a proposal to adjourn the Acquiror Stockholders’ Meeting, as necessary, to (x) solicit additional proxies if there are not sufficient votes at the time of the Acquiror Stockholders’ Meeting to approve the foregoing proposals, (y) seek withdrawals or waivers of the exercise of Redemption Rights if the number of stockholders who have exercised or asserted such Redemption Rights is such that the Minimum Cash Consideration Condition would not be met or (z) otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.07(a) (clauses (i)-(iv), the “Acquiror Stockholders Approval”); provided that in no event shall the Acquiror Stockholders’ Meeting be adjourned for more than a total of thirty (30) days after the original date of the Acquiror’s Stockholder Meeting (the latest such date, the “Adjournment Date”) as set forth in Acquiror’s notice therefor. Acquiror shall hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Acquiror shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Acquiror Stockholders Approval and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders with respect to the Acquiror Stockholders Approval. Acquiror covenants that none of the Acquiror Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Acquiror Board to withdraw or modify, in a manner adverse to the Company, the Acquiror Board Recommendation or any other recommendation by the Acquiror Board of the proposals set forth in the Proxy Statement/Prospectus and the Proxy Statement/Prospectus shall include the unanimous recommendation of the Acquiror Board to the stockholders of Acquiror in favor of the proposals set forth in the Proxy Statement/Prospectus, including the Acquiror Board Recommendation. Notwithstanding the foregoing, if the Acquiror Board or any committee thereof, after consultation with outside legal counsel, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to the Acquiror stockholders under applicable Law, then the Acquiror Board may withdraw or modify its recommendation in the Proxy Statement/Prospectus.

(b) Acquiror, in its capacity as the sole shareholder of MergerCo1 and the sole member of MergerCo2, shall, promptly after the execution and delivery of this Agreement, deliver to the Company a written consent duly executed by Acquiror sufficient to approve and adopt this Agreement and the consummation of the Transactions under the Organizational Documents of each of MergerCo1 and MergerCo2 and the DGCL or DLLCA, as applicable.

(c) The Company shall, as promptly as practicable after the Registration Statement is declared effective by the SEC and in accordance with the Company Support Agreement (and in any event no later than two (2) Business Days after such effective date), deliver to Acquiror a written consent duly executed by the requisite Company Unitholders sufficient to approve and adopt this Agreement and the consummation of the Transactions under the Company LLC Agreement and the DLLCA, in substantially the form attached as Section 7.02(c) to the Company Disclosure Schedule (the “Written Consent”). The Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Company Board to withdraw or modify, in a manner adverse to Acquiror, the Company Board Recommendation.

SECTION 7.03 Blocker Written Consent. The Company shall provide the Company Unitholders with at least two (2) Business Days’ advance notice of any approval or action to be taken by the Blockers hereunder by written consent, in accordance with the Company LLC Agreement.

SECTION 7.04 Access to Information; Confidentiality.

(a) Except as required pursuant to the Clean Room Agreement, any confidentiality agreement or similar agreement or arrangement to which the Company or Acquiror or any of their respective Subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Blocker Mergers Effective Time, the Company and Acquiror shall (and Acquiror shall cause its subsidiaries to): (i) provide to the other party (and the other party’s officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) Acquiror and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company; and (B) nothing herein shall require the Company to provide access to, or to disclose any information to, Acquiror or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (x) would waive any legal privilege or (y) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any agreement to which the Company is a party (taking into account the confidential nature of the disclosure) provided, further, Company shall inform Acquiror as to the general nature of what is being withheld and Company shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (1) obtain the required consent or waiver of any third party required to provide such information and (2) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if Acquiror and the Company determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with (i) the confidentiality agreement, dated December 14, 2020, between Acquiror and the Company (the “Confidentiality Agreement”), and (ii) the Clean Room Agreements.

(c) No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) Notwithstanding anything in this Agreement to the contrary, each party (and its representatives, agents and employees) may consult any Tax advisor regarding the Tax treatment and Tax structure of the Transactions and may disclose to any person, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure.

SECTION 7.05 Solicitation.

(a) From and after the date hereof until the Blocker Mergers Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause its Representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with a Company Acquisition Proposal. The Company shall promptly notify Acquiror (and in any event within twenty-four (24) hours) of the receipt of any Company Acquisition Proposal after the date hereof. The Company also agrees that it will promptly (and in any event within five (5) Business Days of the date of this Agreement) request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof. Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 7.05(a) by its Affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) From and after the date hereof until the Blocker Mergers Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, to the extent not inconsistent with the fiduciary duties of the Acquiror Board, Acquiror shall not, and shall direct its Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Acquiror Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquiror Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquiror Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquiror Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) unless otherwise permitted hereunder, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of Acquiror, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquiror Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquiror Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. Acquiror shall, and shall instruct and cause its Representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with an Acquiror Acquisition Proposal. Acquiror shall promptly notify Company (and in any event within twenty-four (24) hours) of the receipt of any Acquiror Acquisition Proposal after the date hereof. The Acquiror also agrees that it will promptly (and in any event within five (5) Business Days of the date of this Agreement) request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquiror Acquisition Proposal to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof. Without limiting the foregoing, the Acquiror agrees that any violation of the restrictions set forth in this Section 7.05(b) by its Affiliates or Representatives shall be deemed to be a breach of this Section 7.05(b) by Acquiror.

SECTION 7.06 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, Acquiror shall give prompt notice to the Company, and the Blockers shall give prompt notice to Acquiror and the Company of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VIII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.07 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the reasonable request of any other party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the OpCo Merger, the Blocker Mergers and the other Transactions and (ii) use its commercially reasonable efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the OpCo Merger and the Blocker Mergers, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including using its reasonable best efforts to obtain all permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the Transactions and to fulfill the conditions to the OpCo Merger and the Blocker Mergers, including all necessary pre-Closing and post-Closing filing or notification requirements applicable under any state laws applicable to entities engaged in the Company’s business. In case, at any time after the Blocker Mergers Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. The Company shall be responsible for, (i) as promptly as practicable, providing the notices and seeking approvals of the Governmental Authorities listed in Section 7.07(a) of the Company Disclosure Schedule (with respect to any such approval to the extent an approval is required by the terms of such state licensing requirements) and (ii) providing Acquiror or its designee progress reports on such notices and approvals periodically and upon the reasonable request of Acquiror. The Company shall use commercially reasonable efforts to provide all such notices and obtain all such approvals as soon as practicable after the date of this Agreement.

(b) In furtherance and not in limitation of Section 7.07(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable and no later than ten (10) Business Days after the date of this Agreement, the Company and Acquiror each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated in this Agreement shall be paid by Acquiror. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, to the extent permitted by applicable Law use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is unable to participate in or attend any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive Order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Notwithstanding the generality of the foregoing, Acquiror shall use its commercially reasonable efforts (including by enforcing its rights under the Subscription Agreements to cause the PIPE Investors to comply with their obligations thereunder) to consummate the Private Placement in accordance with the Subscription Agreements, and upon the reasonable request of Acquiror, the Company shall cooperate with Acquiror in such efforts.

SECTION 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement in accordance with Section 9.01, unless otherwise required by applicable Law or the requirements of the NYSE (in which case Acquiror and the Company shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other party, prior to announcement or issuance), no party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of Acquiror and the Company, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each party hereto and its Affiliates may (a) make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 7.08, and (b) solely with respect to the Blockers and their respective Affiliates, provide their respective prospective and current limited partners (or their equivalent) and their employees, accountants, advisors, investors, representatives and financing sources who have a need to know, and other representatives, as necessary in connection with the ordinary conduct of their respective businesses (provided that such person is subject to an obligation of confidentiality), general information regarding the subject matter of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, in respect of the Blocker’s Affiliates, the performance of such Affiliate’s investment in the Company on a confidential basis, in connection with its or its affiliated fund’s normal fund raising, marketing or reporting activities; provided, further, that nothing in this Section 7.08 shall prohibit the Company or any of its Representatives from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent or approval required to effect the Transactions.

SECTION 7.09 NYSE Listing. Acquiror and the Company shall use their respective reasonable best efforts to cause, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date: (a) any additional initial listing application of Acquiror required with the NYSE in connection with the Transactions to have been approved; (b) Acquiror to satisfy all applicable initial and continuing listing requirements of the NYSE; and (c) the shares of Acquiror Class A Common Stock to be issued or issuable in connection with the Transactions to have been approved for listing on the NYSE, subject to official notice of issuance thereof.

SECTION 7.10 Tax Matters.

(a) On or prior to the Closing Date, each Unblocked Company Unitholder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and the FTV Blocker Holder shall deliver to Acquiror or the Company a duly executed IRS Form W-9 and the regarded owner of Tiger Blocker Holder shall deliver to Acquiror or the Company a duly executed IRS Form W-8.

(b) Notwithstanding anything to the contrary contained herein, Acquiror shall pay, or cause to be paid, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. Acquiror shall, at its own expense, file, or cause to be filed, all necessary Tax Returns with respect to all such Taxes (to the extent permitted by applicable Law). For the avoidance of doubt, such Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the parties.

(c) The Company shall, and the Unblocked Company Unitholders shall cooperate with the Company to, make a “push-out” election under Code Section 6226 (and any analogous election under state or local tax Law), to the extent permitted by applicable Law, with respect to any adjustment for any Pre-Closing Tax Period that results in an “imputed underpayment” as described in Code Section 6225(b) or any analogous provision of state or local Law. If such “push-out” election is not made, the financial burden of any Tax resulting from such failure shall be borne by the Unblocked Company Unitholders to the extent of their proportionate interest in the Company during the applicable tax year under review.

(d) The parties agree that, to the maximum extent permitted by Law, any Tax deductions arising from the Transaction Tax Deductions shall be allocated to taxable periods (or portions thereof) ending on or prior to the Closing Date.  The U.S. federal income Tax Return, and applicable state and local income Tax Returns, of the Company for its taxable year that includes the Closing Date shall allocate items of income, gain, expense and loss between the Unblocked Company Unitholders and Acquiror using the “interim closing method” and the “calendar day convention” under Treasury Regulations Section 1.706-4 (or any similar provision of state or local Law).

SECTION 7.11 Indemnification and Insurance.

(a) For a period of six (6) years after the OpCo Merger Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, officer and manager of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the FTV Blocker, the Tiger Blocker and the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the OpCo Merger Effective Time, whether asserted or claimed prior to, at or after the OpCo Merger Effective Time, to the fullest extent that each of the Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the FTV Blocker, the Tiger Blocker and the Company, as the case may be, would have been permitted under applicable Law and its respective Organizational Documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Notwithstanding the foregoing, Acquiror shall not have any obligation to indemnify, reimburse or otherwise “gross-up” any person for any Tax incurred pursuant to Section 409A or 4999 of the Code with respect to any payments made at or after the OpCo Merger Effective Time. Without limiting the foregoing, Acquiror shall for a period of not less than six (6) years from the OpCo Merger Effective Time (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers, directors and managers that are no less favorable to those persons than the provisions of such Organizational Documents of each of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the FTV Blocker, the Tiger Blocker and the Company as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the OpCo Merger Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of the Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, the FTV Blocker, the Tiger Blocker and the Company for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate combined annual premiums payable by Acquiror and the Company for such insurance coverage for their respective directors and officers for the year ended December 31, 2020 (the “Maximum Annual Premium”), (ii) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms no less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the OpCo Merger Effective Time so long as the aggregate cost for such “tail policy” does not exceed the Maximum Annual Premium; and (iii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 7.11 shall be continued in respect of such claim until the final disposition thereof. If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Acquiror will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If Acquiror is unable to obtain the “tail” policy or the insurance described in this Section 7.11(b) for an amount less than or equal to the Maximum Annual Premium, Acquiror will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.11 shall survive the consummation of the OpCo Merger and the Blocker Mergers indefinitely and shall be binding on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.11.

SECTION 7.12 Filing of Restated Acquiror Charter. Prior to the OpCo Merger Effective Time but after the Acquiror Stockholders Approval, Acquiror shall cause the Restated Acquiror Charter to be duly executed, filed and recorded with the Secretary of State of the State of Delaware in accordance with the DGCL.

SECTION 7.13 Stockholder Litigation. In the event that any litigation related to this Agreement, the other Transaction Documents or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall give due consideration to the Company’s advice with respect to such litigation.

SECTION 7.14 Audited Financial Statements. The Company shall use commercially reasonable efforts to deliver true and complete copies of the audited balance sheet of the Company as of December 31, 2020 and December 31, 2019, and the related audited statements of income and cash flows of the Company and statement of changes in equity of the Company for such years, each audited in accordance with the auditing standards of the PCAOB (“Required Financial Statements”) within forty-five (45) days from the date of this Agreement, but in any event not later than seventy-five (75) days from the date of this Agreement.

SECTION 7.15 Termination of Certain Affiliate Contracts(a) .

(a) The Company shall use commercially reasonable efforts to cause each Contract set forth on Section 7.15(a) of the Company Disclosure Schedule to be terminated at or prior to Blocker Mergers Effective Time (other than any such Contracts that will expire on their own terms at or prior to Blocker Mergers Effective Time).

(b) The loans set forth on Section 7.15(b) of the Company Disclosure Schedule shall be repaid in full prior to the filing of the Registration Statement with the SEC.

ARTICLE VIII

CONDITIONS TO THE MERGERS

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, FTV Blocker, Tiger Blocker, Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub to consummate the Transactions are subject to the satisfaction or waiver by Acquiror and the Company of the following conditions:

(a) Acquiror Stockholders Approval. The stockholders of Acquiror, by the requisite approval required under the Acquiror Certificate of Incorporation and the DGCL, shall have approved and adopted the Acquiror Stockholders Approval.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, writ, injunction, determination, Order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the OpCo Merger and the Blocker Mergers under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Registration Statement Effectiveness. The SEC shall have declared the Registration Statement effective and no stop order shall be in effect.

(e) Company Member Approval. The Written Consent shall have been delivered to Acquiror.

SECTION 8.02 Conditions to the Obligations of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub. The obligations of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub to consummate the OpCo Merger, the Blocker Mergers and the other Transactions are subject to the satisfaction or waiver by Acquiror (where permissible) of the following additional conditions:

(a) Representations and Warranties of the Company.

(i) The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.02 (Organizational Documents), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement), and Section 3.22 (Brokers) (the “Company Specified Representations”) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, has not caused and will not reasonably be expected to cause a Company Material Adverse Effect.

(b) Representations and Warranties of the Blockers.

(i) The representations and warranties of FTV Blocker and Tiger Blocker contained in Section 5.01 (Organization and Qualification), Section 5.02 (Authority Relative to this Agreement), Section 5.03 (Capitalization; Ownership of Company Membership Units), and Section 5.09 (Brokers) (the “Blocker Specified Representations”) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all material respects as of the date hereof and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The representations and warranties of each of FTV Blocker and Tiger Blocker contained in this Agreement (other than the Blocker Specified Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, has not caused and will not reasonably be expected to cause a material adverse effect on such Blocker’s ability to consummate the Transactions.

(c) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Blocker Mergers Effective Time. Each of FTV Blocker and Tiger Blocker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Blocker Mergers Effective Time.

(d) Company Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, signed by an authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(c) (as it relates to the Company) and Section 8.02(l).

(e) Company Secretary’s Certificate The Company shall have delivered to Acquiror a certificate, dated the Closing Date, signed by an officer of the Company (acting in the capacity of secretary) certifying as to the resolutions of the Company Board and the written consent of the Equity Members (including the FTV Blocker and the Tiger Blocker) of the Company holding a sufficient number of all the outstanding Company Membership Units entitled to vote authorizing and approving this Agreement, the OpCo Merger and the other Transactions.

(f) Blocker Officer Certificates. Each of FTV Blocker and Tiger Blocker shall have delivered to Acquiror a certificate, dated the Closing Date, signed by an authorized officer of FTV Blocker and Tiger Blocker, respectively, certifying as to the satisfaction of the conditions specified in Section 8.02(b) and Section 8.02(c) (as it relates to such Blocker).

(g) Blocker Secretary’s Certificates. Each of FTV Blocker and Tiger Blocker shall have delivered to Acquiror a certificate, dated the Closing Date, signed by the Secretary of FTV Blocker and Tiger Blocker, respectively, certifying as to the resolutions of such Blocker’s Board of Directors or other governing body approving this Agreement and the other Transactions.

(h) Company Certificate. The Company shall have delivered, or caused to be delivered, to Acquiror the Company Certificate, which shall include the Final Payment Spreadsheet, duly executed by an authorized officer of the Company in accordance with Section 2.04(b).

(i) Net Tangible Assets. Between the date of this Agreement and the Blocker Mergers Effective Time, the net tangible assets held by Acquiror in the aggregate shall be equal to at least $5,000,001.

(j) Private Placement. The sale and issuance by Acquiror of Acquiror Class A Common Stock in connection with the Private Placement shall have been consummated prior to or in connection with the OpCo Merger Effective Time.

(k) Governmental Notice Filings and Consents. (i) The notice filings, consents, approvals and authorizations set forth in Section 8.02(k) of the Company Disclosure Schedule shall have been made with or requested from the applicable Governmental Authorities, (ii) no stop, cease and desist or similar written communication, notification or order shall have been received from, or other legal requirement that would have a material and adverse economic impact on the Company shall have been imposed by, any applicable Governmental Authority set forth on Section 8.02(k) of the Company Disclosure Schedule and (iii) the consents, approvals and authorizations set forth in Section 8.02(k)(iii) of the Company Disclosure Schedule shall have been obtained from the applicable Governmental Authorities; provided that this clause (iii) shall not apply after May 1, 2021.

(l) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the OpCo Merger Effective Time.

(m) Lock-Up Agreements. The persons set forth on Section 8.02(m) of the Company Disclosure Schedule shall have delivered, or cause to be delivered, to Acquiror lock-up agreements duly executed by all such persons and, in each case, containing the terms set forth on Section 8.02(m) of the Company Disclosure Schedule (the “Lock-Up Agreements”).

(n) Tax Receivable Agreement. The Company shall have delivered, or caused to be delivered, to Acquiror counterpart signatures to the Tax Receivable Agreement executed by the Blocker Holders and the Unblocked Company Unitholders and the Agent (as defined in the Tax Receivable Agreement).

(o) Investor Rights Agreement. The Company and each of the Blocker Holders shall have delivered, or caused to be delivered, to Acquiror counterpart signatures of the Company and the Blocker Holders to the Investor Rights Agreement.

SECTION 8.03 Conditions to the Obligations of the Company, FTV Blocker and Tiger Blocker. The obligations of the Company, FTV Blocker and Tiger Blocker to consummate the OpCo Merger, the Blocker Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Company of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub contained in Section 4.01 (Corporate Organization), Section 4.02 (Organizational Documents), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), and Section 4.13 (Brokers) (the “Acquiror Specified Representations”) shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii) The representations and warranties of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub contained in this Agreement (other than the Acquiror Specified Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and the Closing Date, as though made on and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, has not caused and will not reasonably be expected to cause an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Each of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Blocker Mergers Effective Time.

(c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the Closing Date, signed by an authorized officer of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) (as it relates to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub) and Section 8.03(m).

(d) Secretary’s Certificate. Acquiror shall have delivered to the Company a certificate, dated the Closing Date, signed by the Secretary of Acquiror certifying as to the resolutions of Acquiror’s, MergerCo1’s, MergerCo2’s, Holdings I’s, Holdings II’s, Acquiror Sub’s and OpCo Merger Sub’s respective board of directors or board of managers, as applicable, unanimously authorizing and approving this Agreement and the other Transactions and respective stockholders or members, as applicable, authorizing and approving this Agreement and the other Transactions.

(e) Stock Exchange Listing. The shares of Acquiror Class A Common Stock issuable in connection with the Transactions shall have been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance.

(f) Minimum Cash Consideration Condition. After giving effect to the exercise of any Redemption Rights by stockholders of Acquiror and to the closing of the Private Placement, the payment of all unpaid Company Transaction Expenses and Acquiror Transaction Expenses on the Closing Date, and the satisfaction of the Minimum Retained Cash Condition in Section 8.03(g), Total Cash Consideration shall be an aggregate amount of no less than $375,000,000 (the “Minimum Cash Consideration Condition”).

(g) Minimum Retained Cash Condition. After giving effect to the payment by Acquiror of any unpaid Acquiror Transaction Expenses and Company Transaction Expenses and excluding the amount of Total Cash Consideration, the amount of Acquiror Cash on hand shall not be less than $50,000,000 of cash (the “Minimum Retained Cash Condition”).

(h) Acquiror Certificate. Acquiror shall have delivered, or caused to be delivered, to the Company the Acquiror Certificate duly executed by an authorized officer of Acquiror in accordance with Section 2.04(c).

(i) Tax Receivable Agreement. Acquiror shall have delivered to the Blocker Holders and the Unblocked Company Unitholders counterpart signatures of the Tax Receivable Agreement executed by Acquiror.

(j) Director and Officer Indemnification Agreement. Acquiror shall have delivered, or caused to be delivered, to the Company counterpart signatures to the Director and Officer Indemnification Agreement executed by Acquiror.

(k) Investor Rights Agreement. Acquiror shall have delivered, or caused to be delivered, to the Company, the FTV Blocker Holder and the Tiger Blocker Holder counterpart signatures of Acquiror and the Sponsor to the Investor Rights Agreement.

(l) Election for MergerCo2 to be Taxed as a Corporation. Acquiror shall have caused MergerCo2 to file an election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for U.S. federal income tax purposes, effective as of the date of its formation, and Acquiror shall have caused to be delivered to the Company and Tiger Blocker a copy of the IRS Form 8832 of MergerCo2.

(m) Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred between the date of this Agreement and the OpCo Merger Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the OpCo Merger and the Blocker Mergers and the other Transactions may be abandoned at any time prior to the OpCo Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Equity Members of the Company and the stockholders of Acquiror, respectively, as follows:

(a) by mutual written consent of Acquiror and the Company; or

(b) by either Acquiror or the Company if the OpCo Merger Effective Time shall not have occurred on or before the earlier to occur of the date that is 180 days after the date hereof and the date that Acquiror is required to dissolve or liquidate pursuant to Acquiror’s Organizational Documents (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date; provided, further, that (i) in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension and (ii) in the event that the Company shall have failed to deliver the Required Financial Statements to Acquiror within forty-five (45) days of the execution of this Agreement (the “Financial Statement Delivery Date”), the Outside Date shall automatically be extended by one (1) Business Day for each Business Day elapsing from the Financial Statement Delivery Date until the date the Required Financial Statements shall have been delivered by the Company to Acquiror, up to a total of thirty (30) additional Business Days; or

(c) by either Acquiror or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, Order, decree or ruling that has become final and nonappealable and has the effect of making consummation of the Transactions, including the OpCo Merger or the Blocker Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the OpCo Merger or the Blocker Mergers; or

(d) by either Acquiror or the Company if the Acquiror Stockholders Approval is not adopted and approved by the requisite Acquiror stockholders at the Acquiror Stockholders’ Meeting; or

(e) by Acquiror if the Member Approval is not adopted and approved and the Company has not delivered the Written Consent within two (2) Business Days after the date on which the Registration Statement is declared effective by the SEC; or

(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company, FTV Blocker or Tiger Blocker shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that Acquiror has not waived such Terminating Company Breach and Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub is not then in breach of any representation, warranty, covenant or agreement on the part of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Company, FTV Blocker or Tiger Blocker, as the case may be, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company, FTV Blocker or Tiger Blocker, as applicable, continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by Acquiror to the Company;

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, set forth in this Agreement, or if any representation or warranty of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) would not be satisfied (“Terminating Acquiror Breach”); provided, that the Company has not waived such Terminating Acquiror Breach and none of the Company, FTV Blocker or Tiger Blocker is then in breach of any representation, warranty, covenant or agreement on the part of the Company, FTV Blocker of Tiger Blocker set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub and OpCo Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to Acquiror;

(h) by the Company, if (i)(A) immediately after the Acquiror’s Stockholder Meeting (as may be adjourned to the extent permitted under Section 7.02(a)(v)), or (B) in the event the Acquiror’s Stockholder Meeting is not held by the Adjournment Date, immediately after the Adjournment Date and (ii) after giving effect to (A) the exercise of any Redemption Rights by stockholders of Acquiror as of the applicable time set forth in clause (i) above and (B) consummation of the transactions contemplated by the Subscription Agreements, the Minimum Cash Consideration Condition or Minimum Retained Cash Condition is not met; or

(i) by the Company, if the Acquiror Board or any committee thereof withdraws or adversely modifies its recommendation to its stockholders to be included in the Proxy Statement/Prospectus to vote “FOR” the approval of this Agreement and the consummation of the Transactions.

SECTION 9.02 Effect of Termination. Subject to Section 9.03 and except as set forth in Article X, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except in the case of termination subsequent to a willful and intentional material breach of this Agreement by a party hereto, as determined by a final non-appealable decision by a court of competent jurisdiction.

SECTION 9.03 Fees and Expenses. Except as otherwise set forth in this Agreement or any Transaction Document, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing, all SEC and other regulatory filing fees incurred in connection with the Proxy Statement/Prospectus and Registration Statement shall be paid by Acquiror.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or managers at any time prior to the OpCo Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the OpCo Merger Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing, and all of the foregoing shall terminate and expire upon the occurrence of the Blocker Mergers Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Sections 3.25, 4.21 and 5.11 (No Other Representations or Warranties), and (c) this Article X. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, and the remedies that may be available under Section 10.06.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub:

Spartan Acquisition Corp. II
9 West 57th Street, 43rd Floor

New York, NY 10019

Attention: Geoffrey Strong; Joseph Romeo

Email: gstrong@apollo.com; jromeo@apollo.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor

New York, NY 10036
Attention: James Fox, Ramey Layne, John Kupiec

Email: jfox@velaw.com; rlayne@velaw.com; jkupiec@velaw.com

if to the Company:

Sunlight Financial LLC
101 N. Tryon Street
Suite 1000

Charlotte, NC 28246
Attention: General Counsel

Email: notices@sunlightfinancial.com

with a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
600 Travis Street, Suite 4200

Houston, TX 77002
Attention: G. Michael O’Leary

Telephone: (713) 220-4360
Email: moleary@huntonak.com

if to FTV Blocker:

FTV-Sunlight, Inc.

c/o FTV Capital

555 California Street

Suite 2850

San Francisco, CA 94104

Attention: Brad Bernstein, David Haynes, and Mike Vostrizansky

Telephone: (415) 229-3000

Email: bbernstein@ftvcapital.com; dhaynes@ftvcapital.com; mvostrizansky@ftvcapital.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Leo Greenberg, P.C.; Andy Fleischman

Telephone: (212) 446-4800
Email: lgreenberg@kirkland.com; andy.fleischman@kirkland.com if to Tiger Blocker:

Tiger Infrastructure Partners Sunlight Feeder LP

717 Fifth Avenue

New York, NY 10022

Attention: Jason Kaslow

Telephone: (212) 201-2187

Email: jkaslow@tigerinfrastructure.com

with a copy to (which shall not constitute notice):

Milbank LLP
55 Hudson Yards
New York, NY 10001

Attention: Scott Golenbock

Telephone: 212-530-5181
Email: sgolenbock@milbank.com

SECTION 10.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acquiror Acquisition Proposal” means any, direct or indirect, acquisition, merger, reorganization, business combination, conversion, liquidation, dissolution or other similar transaction, in one transaction or a series of transactions, involving Acquiror or involving all or a material portion of the assets, securities (or instruments convertible into or exercisable or exchangeable for such securities) or businesses of Acquiror (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), in each case other than the Transactions.

“Acquiror Cash” means the amount equal to, as of the Reference Time: (a) the amount of immediately available funds contained in the Trust Account available for release to Acquiror (net of the payments required to be made to the Redeeming Stockholders), plus (b) the amount of cash held by Acquiror without restriction outside of the Trust Account, plus (c) the amount cash to be paid to Acquiror pursuant to the Subscription Agreements.

“Acquiror Certificate of Incorporation” means the Acquiror Certificate of Incorporation, as amended and restated on November 24, 2020.

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share

“Acquiror Class C Common Stock” means Acquiror’s Class C common stock, par value $0.0001 per share as authorized under the Restated Acquiror Charter.

“Acquiror Letter Agreement” means that certain Letter Agreement, dated November 24, 2020, by and among Acquiror, Sponsor and members of Acquiror’s board of directors and management team party thereto.

“Acquiror Material Adverse Effect” means any change, effect, event, occurrence, circumstance, condition, state of facts or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operation of Acquiror, taken as a whole; provided, however, that in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, an Acquiror Material Adverse Effect: any Change attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally affecting the industries in which Acquiror operates; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) the announcement or pendency or consummation of the Transactions (including the identity of the Company or any communication by the Company or its Affiliates regarding the Transactions, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with Acquiror) or the taking of any action required or otherwise expressly contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions contemplated hereby and thereby, including any action taken at the written request of the Company; provided, that this clause (iii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby; (iv) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or other legal or regulatory conditions; (v) the failure of Acquiror to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of Acquiror Material Adverse Effect may be taken into account); (vi) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (vii) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters, epidemic, pandemic, disease outbreak (including the COVID-19 virus) and other force majeure events in the United States or any other country or region in the world, which, in each case of any of the foregoing clauses (i), (ii), (iv), (vi), and (vii) to the extent such Change does not disproportionately affect Acquiror, taken as a whole, relative to other companies in the industries in which Acquiror operates.

“Acquiror Private Warrant” means each Acquiror Warrant held by the Sponsor or its Affiliates.

“Acquiror Transaction Expenses” means all out-of-pocket fees, costs and expenses incurred by or on behalf of Acquiror and its Subsidiaries in connection with the Private Placement, the OpCo Merger, the Blocker Mergers, this Agreement and the Transactions.

“Acquiror Unit” means one share of Acquiror Class A Common Stock and one-half of one Acquiror Warrant.

“Acquiror Warrants” means the issued and outstanding warrants to purchase shares of Acquiror Class A Common Stock whether or not redeemable by Acquiror.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Class EX Units” means the total number of Company Class EX Units to be issued in (or in the case of the Company Warrants, issuable following) the OpCo Merger (including to the holders of LTIP Units pursuant to Section 2.02(d) and issuable upon the exercise of Company Warrants pursuant to Section 2.05 (net of any exercise price)), which number shall be equal to the aggregate amount of Company Class EX Units (constituting a portion of the Total Equity Interest Consideration) as is specified opposite the names of the Unblocked Company Unitholders and the holders of Company Warrants in the Final Payment Spreadsheet.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company from time to time.

“Blocker Cash” means all cash, cash equivalents and marketable securities held by a Blocker as of the Reference Time, whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.

“Blocker Holder” means each of the FTV Blocker Holder and the Tiger Blocker Holder, and “Blocker Holders” means the FTV Blocker Holder and Tiger Blocker Holder, collectively.

“Business Data” means all business information and data, including aggregated, pseudonymized, or anonymized Personal Information, (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for the Company in the conduct of its business.

“Class A-1 Units” has the meaning assigned to such term in the Company LLC Agreement.

“Class A-1 Warrants” means the outstanding warrants to purchase Class A-1 Units.

“Class A-2 Units” has the meaning assigned to such term in the Company LLC Agreement.

“Class A-2 Warrants” means the outstanding warrants to purchase Class A-2 Units.

“Class A-3 Units” has the meaning assigned to such term in the Company LLC Agreement.

“Class B Units” has the meaning assigned to such term in the Company LLC Agreement.

“Class C Units” means collectively, the Class C-1 Units, Class C-2 Units, Class C-2AD Units, Class C-3 Units and Class C-3AD Units.

“Class C-1 Units” means the limited liability company interests that constitute Class C Interests (as defined in the Company LLC Agreement) designated as Class C-1 Units issued by the Company from time to time.

“Class C-2 Units” means the limited liability company interests that constitute Class C Interests (as defined in the Company LLC Agreement) designated as Class C-2 Units issued by the Company from time to time.

“Class C-2AD Units” means the interests granted under the LTIP Plan that are designated as Class C-2AD Units of the Company.

“Class C-3 Units” means the limited liability company interests that constitute Class C Interests (as defined in the Company LLC Agreement) designated as Class C-3 Units issued by the Company from time to time.

“Class C-3AD Units” means the interests granted under the LTIP Plan that are designated as Class C-3AD Units of the Company.

“Clean Room Agreement” means that certain Letter Agreement Re: Confidentiality Agreement – Supplement Re Clean Room Materials, dated January 4, 2021, between Acquiror and the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any, direct or indirect, acquisition, merger, reorganization, business combination, conversion, liquidation, dissolution or other similar transaction, in one transaction or a series of transactions, involving the Company and all or a material portion of its assets, securities (or instruments convertible into or exercisable or exchangeable for such securities) or businesses (whether by merger, consolidation, recapitalization, purchase or issuance of securities, purchase of assets, tender offer or otherwise), in each case other than the Transactions.

“Company Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries as of the Reference Time (including restricted cash, marketable securities, checks, credit card receivables, bank deposits, short term investments, performance bonds and customer deposits), whether or not kept “on site” or held in deposit, checking, savings, brokerage or other accounts of or in any safety deposit box or other storage device.

“Company Cash Consideration” means aggregate cash consideration payable in the OpCo Merger (including the amount of cash consideration payable in respect of Company Equity Awards pursuant to Section 2.02(g), but excluding LTIP Cash Consideration), which aggregate amount is equal to the aggregate amount of cash (constituting a portion of the Total Cash Consideration) as is specified opposite the names of the Unblocked Company Unitholders in the Final Payment Spreadsheet.

“Company Class EX Units” means the limited liability company interests that constitute Class EX Interests (as defined in the Company A&R LLCA) designated as Class EX Units issued by the Company from time to time.

“Company Class X Units” means the limited liability company interests that constitute Class X Interests (as defined in the Company A&R LLCA) designated as Class X Units issued by the Company from time to time.

“Company Contractor” means any channel partner, referral partner, distributor partner or any other contractor of Company.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other employee benefit, retirement, employment, consulting, compensation, incentive, incentive deferred compensation, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, employee loan, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more employees, former employees of the Company, current or former directors of Company or the beneficiaries or dependents of any such persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability.

“Company Equity Units” means collectively, the Class A-1 Units, Class A-2 Units, Class A-3 Units and Class B Units.

“Company IP Rights” means, collectively, the Company-Owned Intellectual Property Rights and the Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property Rights owned by a third party and licensed to the Company or to which the Company otherwise has a right to use and used or held for use in its business as currently conducted.

“Company LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 25, 2018, as amended or otherwise modified.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operation of the Company, taken as a whole; provided, however, that in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any Change attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally affecting the industries in which the Company operates; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) the announcement or pendency or consummation of the Transactions (including the identity of Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub or any communication by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub or any of their respective Affiliates regarding its plans or intentions with respect to the business of the Company, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company) or the taking of any action required or otherwise expressly contemplated by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions contemplated hereby and thereby, including any action taken at the written request of Acquiror; provided, that this clause (iii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby; (iv) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or other legal or regulatory conditions; (v) the failure of the Company to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account); (vi) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (vii) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters, epidemic, pandemic, disease outbreak (including the COVID-19 virus) and other force majeure events in the United States or any other country or region in the world, which, in each case of any of the foregoing clauses (i), (ii), (iv), (vi), and (vii) to the extent such Change does not disproportionately affect the Company, taken as a whole, relative to other companies in the industries in which the Company operates.

“Company-Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by the Company and used or held for use in its business as currently conducted.

“Company PIK Units” means certain Company Membership Units that accrue after the date of this Agreement and before the OpCo Merger Effective Time pursuant to the Class A Preferred PIK Distribution (as defined in the Company LLC Agreement) and the Class A-3 Preferred PIK Distribution (as defined in the Company LLC Agreement), in accordance with the Company LLC Agreement.

“Company Product” means any product or service sold or offered to be sold by or through Company.

“Company Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Company in connection with the Private Placement, the OpCo Merger, the Blocker Mergers, this Agreement and the Transactions.

“Company Unitholders” means the holders, as of immediately prior to the OpCo Merger Effective Time, of Class A-1 Units, Class A-2 Units, Class A-3 Units, Class B Units, Class C-1 Units, Class C-2 Units, Class C-2AD Units, Class C-3 Units and Class C-3AD Units.

“Contingent Workers” means independent contractors, consultants, temporary employees, leased employees or other servants or agents engaged or used with respect to the operation of the business of the Company who are classified as other than employees or compensated other than through wages paid the Company through payroll and reported on a form W-2.

“Contract” means any legally binding written agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party, other than any Company Employee Benefit Plan that is not an employment contract.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Action” means any commercially reasonable action that the Company reasonably determines to be necessary or prudent for the Company to take in connection with the public health emergency caused by COVID-19 to protect the health and safety of customers, employees and other business relationships and to ensure compliance with any applicable Laws that is substantially similar to previous actions taken by the Company in response to the COVID-19 virus and, in each case, following prior written notice to and reasonable consultation with Acquiror; provided, however, that in no event shall the Company implement any waiver of receivables, material terms of Material Contracts or similar actions.

“Deferred IPO Fees” means any fees, commissions, costs, expenses, concessions and other amounts payable to any party, including, without limitation, brokers, underwriters, advisors (accounting, financial, legal and otherwise) and any consultants, in connection with Acquiror’s initial public offering of Acquiror Class A Common Stock that closed on November 30, 2020.

“Equity Interest” means, with respect to Acquiror or any of its Affiliates (including following the OpCo Merger Effective Time, the Company), any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or provisionally vested, of such person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or provisionally vested.

“Equity Members” means the holders of Class A-1 Units, Class A-2 Units, Class A-3 Units and Class B Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Company is deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA and/or Section 414 of the Code.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Existing Credit Agreement” means that certain Second Amended and Restated Loan and Security Agreement, dated as of May 20, 2019, by and among the Company and Western Alliance Bank, as lender, as further amended, restated, supplemented, refinanced or otherwise modified from time to time.

“FTV Blocker Holder” means FTV V, L.P., a Delaware limited partnership.

“FTV Blocker Note” means that certain Promissory Note in the original principal amount of $32,000,000 dated as of May 25, 2018, by and between the FTV Blocker and the FTV Blocker Holder, as amended by that certain Option Purchase Agreement and Note Amendment dated as of the date hereof by and between the FTV Blocker and the FTV Blocker Holder.

“Hazardous Substances” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, toxic mold, radon, and radioactive materials; (e) per- and polyfluoroalkyl substances (f) any other contaminant; and (g) any substance, material or waste regulated by any Governmental Authority pursuant to any environmental Law.

“Intellectual Property” means (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship, moral rights, and registrations and applications for registration thereof, (d) trade secrets (including know how, formulas, compositions, inventions (whether or not patentable or reduced to practice)), rights in customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable law); and (e) all other intellectual property, industrial property, or proprietary rights of any kind or description.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of Matt Potere, Barry Edinburg, Nora Dahlman, Tim Parsons and Scott Mulloy after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Geoffrey Strong, James Crossen and Joseph Romeo after reasonable inquiry.

“Liens” means any mortgage, lien, hypothecation, pledge, charge, encumbrance or any other security interest of third parties or any agreement to create any of the foregoing.

“Loan Product” means any solar or home improvement loan product.

“Loans” means solar or home improvement loans.

“Look-Back Date” means December 31, 2018.

“LTIP Cash Consideration” means the cash portion of the LTIP Consideration.

“LTIP Plan” means that certain Sunlight Financial 2017 Long-Term Incentive Plan adopted by the Company Board effective December 13, 2017, as it may be amended and supplemented from time to time.

“LTIP Units” means units issued under the LTIP Plan having the terms set forth in the LTIP Plan and the applicable grant agreement.

“Member Approval” means the approval and adoption of the OpCo Merger, this Agreement and the Transactions contemplated hereby and thereby by the requisite affirmative vote or written consent of the members of the Company in accordance with the DLLCA and the Organizational Documents.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Ordinary Course Business Action” means any of the following, provided that such action or agreement is consistent with the normal customs and practices of Company in the ordinary course of its business or operations during the period prior to the date of this Agreement: (a) amending, restating, modifying or supplementing in any way the terms, conditions or pricing (including any original issue discount) applicable to any Company Contractor, or modify any program agreement with a Company Contractor to, without limitation, (i) adjust the tenor or interest rate applicable to any Loan Product, or (ii) provide for making advance payments or modifying the amount or timing of advance payments made to any Company Contractor; (b) amending, restating, modifying or supplementing in any way the terms, conditions or pricing applicable to any Loan Product or any Company Product; (c) terminating any agreement with any Company Contractor on the terms and conditions set forth in the applicable Contract; (d) engaging with, negotiating and/or entering into term sheets or Contracts with any new Company Contractor or any new Capital Provider that is not an Affiliate of Sponsor or managed by an Affiliate of Sponsor; (e) amending, restating, modifying or supplementing in any way the terms or conditions of any agreement with Company’s existing Capital Providers, including, without limitation, amending or modifying any terms and conditions (including pricing), to remove or establish any additional Company Products or to add any new products or services; (f) amending, modifying, revising or supplementing in any way Company’s policies, procedures or strategies related to the servicing of Loans, including without limitation collections activities related to Loans; (g) entering into or terminating any employment agreement or related document other than as related to an executive officer of the Company; (h) amending, modifying, revising or supplementing in any way Company’s policies, procedures or strategies related to credit origination, underwriting and disbursements or consumer compliance policies and procedures; and (i) distributing any revised version of Company’s Teammate Handbook or any associated state supplements therefor, provided that such revised versions shall not contain any material substantive changes except to the extent necessary to reflect applicable Law.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Payment Spreadsheet” means the form of the payment spreadsheet to be used for the Interim Payment Spreadsheet and the Final Payment Spreadsheet.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’, builders’, construction and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects) that do not materially interfere with the Company’s present uses or occupancy of such real property, (d) Liens securing the obligations of the Company under the Existing Credit Agreement, (e) Liens granted to any lender at the Closing in connection with any financing by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub or OpCo Merger Sub of the Transactions, (f) zoning, building codes and other land use laws, bylaws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (h) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (i) non-exclusive licenses of Intellectual Property entered in the ordinary course of business and (j) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) any information which on its own or in combination with any other piece of information allows, direct or indirectly, the identification of a natural person or household, including a natural person’s name, street address, telephone number, e-mail address, photograph, IP address, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person or household, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws or (c) any information that is covered by PCI DSS.

“PIK Vesting Requirement” shall have the meaning assigned to such term in the LTIP Unit Agreement pursuant to which the applicable Class C-2AD Unit(s) or Class C-3AD Unit(s) were issued, as the case may be.

“Pre-Closing Tax Period” means Tax period ending on or prior to the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Pre-Money Equity Value” means an amount equal to One Billion One Hundred Seventy-Five Million Dollars ($1,175,000,000).

“Privacy Laws” means all Laws governing the Processing or security of Personal Information, including, to the extent applicable, the following Laws: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, California Senate Bill No. 327 (Security of Connected Devices), state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Process,” “Processed” or “Processing” means, with respect to data, the use, access, collection, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, sharing, destruction, dissemination, combination or other processing of such data.

“Products” mean any products or services that are developed by, offered for sale, distributed, or otherwise provided by the Company to purchasers, whether directly or through multiple tiers of distribution, including proprietary software.

“Redeeming Stockholder” means each Acquiror stockholder who exercises its Redemption Rights prior to the OpCo Merger Effective Time.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Acquiror Certificate of Incorporation.

“Reference Time” means (i) immediately after the Acquiror’s Stockholder Meeting (as may be adjourned to the extent permitted under Section 7.02(a)(v)), or (ii) in the event the Acquiror’s Stockholder Meeting is not held by the Adjournment Date, immediately after the Adjournment Date.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company from time to time.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.

“Sponsor” means Spartan Acquisition Sponsor II LLC, a Delaware limited liability company.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, unclaimed property or escheat obligation, or other charge in the nature of a Tax imposed by any Governmental Authority, including any interest, penalties or additions to tax in respect of the foregoing, and any liability for the payment of any of the foregoing as a result of being a member of an affiliated, combined, consolidated, unitary or similar group, the operation of applicable Law, or any express or implied obligation to indemnify any other person.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Tiger Blocker Holder” means Tiger Infrastructure Partners Co-Invest B LP.

“Tiger Blocker Note” means those certain loans made pursuant to the Note Agreement dated as of April 18, 2017, by and between Tiger Blocker and Tiger Blocker Holder.

“Total Cash Consideration” means the total cash consideration payable in accordance with Article II in the OpCo Merger and the Blocker Mergers as set forth in the Final Payment Spreadsheet, which shall total an amount equal to the result of calculating aggregate Acquiror Cash, less $50,000,000, less payment of all unpaid Company Transaction Expenses and Acquiror Transaction Expenses on the Closing Date.

“Total Equity Interest Consideration” means the total of (a) the aggregate number of shares of Acquiror Class A Common Stock (i) issuable in the Blocker Mergers as (A) FTV Blocker Holder Share Consideration and (B) Tiger Blocker Holder Share Consideration and (ii) issuable in the OpCo Merger as LTIP Consideration, plus (b) the number of Aggregate Class EX Units.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Acquiror Disclosure Schedule, the Company Disclosure Schedule, the

Company A&R LLCA, the Company Support Agreement, the Founders Stock Agreement, the Tax Receivable Agreement, the Lock-Up Agreements, the Restated Acquiror Charter, the Investor Rights Agreement and all other agreements, certificates and instruments executed and delivered by Acquiror, MergerCo1, MergerCo2, Holdings I, Holdings II, Acquiror Sub, OpCo Merger Sub, FTV Blocker, Tiger Blocker or the Company in connection with the Transaction.

“Transaction Tax Deductions” means the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to the Company’s payment or accrual of: (A) the Company Transaction Expenses, (B) the repayment of indebtedness of the Company at Closing or as contemplated by this Agreement, and (C) any amount payable in connection with the Transactions that is in the nature of compensation for U.S. federal income tax purposes.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the OpCo Merger, the Blocker Mergers, the Acquiror Sub Contribution and the Private Placement.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

2020 Balance Sheet	§ 3.07(b)
Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	Recitals
Acquiror Certificate	§ 2.04(c)
Acquiror Class C Common Stock	Recitals
Acquiror Contribution Amount	Recitals
Acquiror Disclosure Schedule	Article IV
Acquiror Expenses	§ 2.04(c)
Acquiror Preferred Stock	§ 4.03(a)
Acquiror SEC Reports	§ 4.07(a)
Acquiror Specified Representations	§ 8.03(a)(i)
Acquiror Stockholders Approval	§ 7.02(a)
Acquiror Stockholders’ Meeting	§ 7.01(a)
Acquiror Sub	Preamble
Acquiror Sub Common Stock	§ 4.03(f)
Acquiror Sub Contribution	Recitals
Action	§ 3.09
Adjournment Date	§ 7.02(a)
Agreement	Preamble
AICPA	§ 3.07(a)
Antitrust Laws	§ 7.07(b)
Audited Financial Statements	§ 3.07(a)
Blocker Boards	Recitals
Blocker Boards Recommendations	Recitals
Blocker Certificates of Merger	§ 1.03(b)
Blocker Mergers	Recitals
Blocker Mergers Effective Time	§ 1.03(b)
Blocker Specified Representations	§ 8.02(b)
Blockers	Preamble
Blue Sky Laws	§ 3.05(b)
Capital Provider	§ 3.18
CARES Act	§ 3.14(k)
Cash Consideration Available Cash	§ 8.03(f)
Claims	§ 6.04
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company A&R LLCA	Recitals

Defined Term	Location of Definition

Company Board	Recitals
Company Board Approval	Recitals
Company Board Recommendation	Recitals
Company Certificate	§ 2.04(b)
Company Disclosure Schedule	Article III
Company Equity Awards	§ 2.02(g)
Company Membership Units	§ 3.03(b)
Company Merger Consideration	§ 2.02(f)
Company Parties	§ 4.21(c)
Company Permits	§ 3.06
Company Proprietary Information	§ 3.13(a)
Company Specified Representations	§ 8.02(a)(i)
Company Support Agreement	Recitals
Company Unitholder Meeting	§ 8.02(b)
Company Warrants	§ 3.03(b)
Confidentiality Agreement	§ 7.04(b)
Data Privacy and Security Requirements	§ 3.21(a)
DGCL	Recitals
Director and Officer Indemnification Agreements	Recitals
DLLCA	Recitals
Employee Stock Purchase Plan	§ 6.01(b)(x)
Enforceability Exceptions	§ 3.04
Environmental and Safety Requirements	§ 3.15(a)
Escrow Agent	§ 2.02(d)
Escrow Agreement	§ 2.02(d)
Exchange Agent	§ 2.07(a)
Exchange Fund	§ 2.07(b)
Final Consideration Allocation	§ 2.04(a)
Final Payment Spreadsheet	§ 2.04(a)
Financial Statement Delivery Date	§ 9.01(b)
First FTV Blocker Merger	Recitals
First Tiger Blocker Merger	Recitals
Forfeited Anti-Dilution Units	§ 2.02(g)
Forfeited LTIP Units	§ 2.02(d)
Founders Stock Agreement	Recitals
FTV Blocker	Preamble
FTV Blocker Consideration	§ 2.01(a)
FTV Blocker Holder Cash Consideration	§ 2.01(a)
FTV Blocker Holder Share Consideration	§ 2.01(a)
FTV Blocker Mergers	Recitals
FTV Blocker Shares	§ 5.03(a)
FTV Board	Recitals
FTV Disclosure Schedule	Article V
FTV Effective Time	§ 1.03(b)
FTV Surviving Company	§ 1.01(b)

Defined Term	Location of Definition

GAAP	§ 3.07(a)
Governmental Authority	§ 3.05(b)
Holders	§ 2.07(b)
Holdings I	Preamble
Holdings I Interests	§ 4.03(d)
Holdings II	Preamble
Holdings II Interests	§ 4.03(e)
HSR Act	§ 3.05(b)
Interim Financial Statements	§ 3.07(b)
Interim Payment Spreadsheet	§ 2.04(a)
Intended Tax Treatment	§ 1.07
Interested Party Transactions	§ 3.20
Investor Rights Agreement	Recitals
IRS	§ 3.10(c)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Leased Real Property	§ 3.12(b)
Legal Advisor	§ 10.11
Lock-Up Agreements	§ 8.02(m)
LTIP Consideration	§ 2.02(d)
Material Channel Partner	§ 3.18
Material Contracts	§ 3.16(a)
Material Vendors	§ 3.18
Maximum Annual Premium	§ 7.11(b)
MergerCo1	Preamble
MergerCo1 Common Stock	§ 4.03(b)
MergerCo2	Preamble
MergerCo2 Interests	§ 4.03(c)
Minimum Cash Consideration Condition	§ 8.03(f)
Minimum Retained Cash Condition	§ 8.03(g)
Non-Party Affiliates	§ 10.10
OpCo Certificate of Merger	§ 1.03(a)
OpCo Merger	Recitals
OpCo Merger Effective Time	§ 1.03(a)
OpCo Merger Sub	Preamble
OpCo Merger Sub Interests	§ 4.03(g)
Outside Date	§ 9.01(b)
Outstanding Acquiror Shares	§ 4.03(a)
Outstanding Acquiror Sub Common Stock	§ 4.03(f)
Outstanding Acquiror Warrants	§ 4.03(a)
Outstanding Holdings I Interests	§ 4.03(d)
Outstanding Holdings II Interests	§ 4.03(e)
Outstanding MergerCo1 Common Stock	§ 4.03(b)
Outstanding MergerCo2 Interests	§ 4.03(c)
Outstanding OpCo Merger Sub Interests	§ 4.03(g)

Defined Term	Location of Definition

Payment Spreadsheet	§ 2.04(a)
Permitted Updates	§ 2.04(a)
PIPE Investment Amount	§ 4.19
PIPE Investors	§ 4.19
Proxy Statement/Prospectus	§ 7.01(a)
Private Placement	Recitals
Registration Statement	§ 7.01(a)
Representatives	§ 7.04(a)
Required Financial Statements	§ 7.14
Restated Acquiror Bylaws	§ 1.05(f)
Restated Acquiror Charter	Recitals
SEC	§ 4.07(a)
Second FTV Blocker Merger	Recitals
Second Tiger Blocker Merger	Recitals
Securities Act	§ 4.07(a)
Subscription Agreements	Recitals
Surviving Company	§ 1.01(a)
Tax Receivable Agreement	Recitals
Terminating Acquiror Breach	§ 9.01(g)
Terminating Company Breach	§ 9.01(f)
Tiger Blocker	Preamble
Tiger Blocker Consideration	§ 2.01(b)
Tiger Blocker Holder Cash Consideration	§ 2.01(b)
Tiger Blocker Holder Share Consideration	§ 2.01(b)
Tiger Blocker Interests	§ 5.03(b)
Tiger Blocker Mergers	Recitals
Tiger Board	Recitals
Tiger Disclosure Schedule	Article V
Tiger Effective Time	§ 1.03(b)
Tiger Surviving Company	§ 1.01(c)
Time Vesting Provisions Schedule	§ 2.02(d)
Trust Account	§ 4.14
Trust Agreement	§ 4.14
Trust Fund	§ 4.14
Trustee	§ 4.14
Unallocated Class C Units	§ 2.04(a)
Unblocked Company Unitholders	Recitals
Voting Stock Consideration	§ 2.02(f)
Written Consent	§ 7.02(c)

SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05 Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided, however, that the Company may assign its rights (in whole or in part) under this Agreement to any lender or financing source, but in no event shall any such assignment release the Company from any of its obligations under this Agreement.

SECTION 10.06 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except for the indemnification provisions contained herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, provided that the OpCo Merger, and such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the DLLCA, shall be governed by the DLLCA. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document (including any representation or warranty made in connection with this Agreement or any Transaction Document or as an inducement to enter into this Agreement or any Transaction Document), may be made only against the persons that are expressly identified as parties hereto or thereto. No person who is not named as a party to this Agreement or any such Transaction Document, including any director, officer, employee, incorporator, member, partner stockholder, Affiliate, agent, attorney, or representative of any named party to this Agreement or any such Transaction Document (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity; by or through a proceeding; or based upon attempted piercing of the corporate veil or any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or any Transaction Document or for any claim based on, in respect of, or by reason of this Agreement or any Transaction Document or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

SECTION 10.11 Conflict Waiver. Recognizing that each of Hunton Andrews Kurth LLP, Kirkland & Ellis LLP, and Milbank LLP (collectively, the “Legal Advisors” and each, a “Legal Advisor”) has acted as legal counsel to the Company, the Blockers and/or certain of their Affiliates prior to the Closing, and that each Legal Advisor intends to act as legal counsel to the Company, the Blockers and/or certain of its Affiliates after the Closing, Acquiror hereby waives, on its own behalf and agrees to cause its controlled Affiliates (including, from and after the Closing, the Company) to waive, any conflicts that may arise in connection with each Legal Advisor representing the Company, the Blockers and/or their Affiliates after the Closing as such representation may relate to the Company, the Blockers, or the transactions contemplated herein (including in respect of litigation). Recognizing that Vinson & Elkins L.L.P. and Gibson, Dunn & Crutcher LLP (collectively, the “Acquiror Legal Advisors”) have acted as legal counsel to Acquiror, a duly formed transaction committee of the Acquiror Board and/or certain of their Affiliates prior to the Closing, and that the Acquiror Legal Advisors intend to act as legal counsel to Acquiror, a duly formed transaction committee of the Acquiror Board and/or certain of its Affiliates after the Closing, the Company and the Blockers hereby waive, on its own behalf and agrees to cause its controlled Affiliates to waive, any conflicts that may arise in connection with the Acquiror Legal Advisors representing Acquiror, a duly formed transaction committee of the Acquiror Board and/or their Affiliates after the Closing as such representation may relate to Acquiror, or the transactions contemplated herein (including in respect of litigation).

SECTION 10.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.14 Construction. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d) Unless otherwise specified, any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule. Any reference in a schedule contained in the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPARTAN ACQUISITION CORP. II

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

SL INVEST I INC.

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

SL INVEST II LLC

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

SL FINANCIAL INVESTOR I LLC

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

SL FINANCIAL INVESTOR II LLC

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

SL FINANCIAL HOLDINGS INC.

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

SL FINANCIAL LLC

By:	/s/ Geoffrey Strong
Name:	Geoffrey Strong
Title:	Chief Executive Officer

Signature Page to Business Combination Agreement

SUNLIGHT FINANCIAL LLC

By:	/s/ Matt Potere
Name:	Matt Potere
Title:	Chief Executive Officer

FTV-SUNLIGHT, INC.

By:	/s/ David Haynes
Name:	David Haynes
Title:	Managing Member

TIGER CO-INVEST B SUNLIGHT BLOCKER LLC

By:	Tiger Infrastructure Partners Co-Invest B LP,
its sole member

By:	Tiger Infrastructure Associates GP Co-Invest B LP,
its general partner

By:	Emil Henry VI LLC,
its general partner

By:	Henry Tiger Holdings III LLC,
its sole member

By:	Emil Henry LLC,
its managing member

By:	/s/ Emil W. Henry, Jr.
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Signature Page to Business Combination Agreement

Exhibit A

Final Form

FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNLIGHT FINANCIAL LLC

DATED AS OF __________, 2021

THE LIMITED LIABILITY COMPANY INTERESTS IN SUNLIGHT FINANCIAL LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUNLIGHT FINANCIAL LLC

This Fifth Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of _______, 2021, by and among Sunlight Financial LLC, a Delaware limited liability company (the “Company”), Sunlight Financial Holdings Inc., a Delaware corporation formerly known as Spartan Acquisition Corp. II (“PubCo”), SL Financial Holdings Inc., a Delaware corporation and a wholly owned subsidiary of PubCo (“Holdings”), SL Financial Investor I LLC (“Investor I”), a Delaware limited liability company and a wholly owned subsidiary of PubCo, SL Financial Investor II LLC (“Investor II”), a Delaware limited liability company and a wholly owned subsidiary of PubCo, the other parties listed on Exhibit A hereto (collectively, the “Legacy Owners”) and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of Delaware on January 23, 2014 and the member party thereto entered into an amended and restated limited liability company agreement of the Company dated as of August 17, 2015;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Fourth Amended and Restated Limited Liability Company Agreement, dated as of May 25, 2018 (as amended, the “Existing LLC Agreement”);

WHEREAS, on January 23, 2021, the Company, PubCo, Holdings, SL Invest I Inc., a Delaware corporation, SL Invest II LLC, a Delaware limited liability company, Investor I, Investor II, SL Financial LLC, a Delaware limited liability company, FTV-Sunlight, Inc., a Delaware corporation (“FTV Blocker”), and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company (“Tiger Blocker”), entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, as of the Effective Time and pursuant to the transactions contemplated by the Business Combination Agreement, Holdings will acquire Class X Units in exchange for the consideration described in the Business Combination Agreement;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement in its entirety as of the Effective Time to reflect: (a) the recapitalization of the Company to convert all Pre-Closing Units into Class X Units and Class EX Units in such amounts as set forth in this Agreement and the Business Combination Agreement (the “Recapitalization”), (b) the consummation of the transactions contemplated by the Business Combination Agreement and the other Transaction Agreements (as such term is defined in the Business Combination Agreement), (c) Holdings’ designation as the sole Managing Member of the Company, and (d) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this Agreement;

WHEREAS, following the Effective Time, each Class EX Unit may be redeemed, at the election of the holder of such Class EX Unit (together with the surrender and delivery by such holder of one share of Class C Common Stock), for one whole share of Class A Common Stock in accordance with the terms and conditions of this Agreement, or, at the Company’s election, for cash pursuant to the Cash Election in accordance with this Agreement;

WHEREAS, the Members of the Company desire that Holdings become the sole managing member of the Company (the “Managing Member”);

WHEREAS, the Members of the Company desire to amend and restate the Existing LLC Agreement in its entirety as set forth herein and adopt this Agreement; and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Existing LLC Agreement is hereby amended and restated in its entirety and the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Additional Tax Distribution” is defined in Section 6.2(b).

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

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(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (a) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (b) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“Agreement” is defined in the preamble to this Agreement.

“Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York, New York (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), taking into account (a) the character of any income, gains, deductions, losses or credits, the deductibility of state income taxes (in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year; provided, that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code as of the date hereof remains applicable), and (b) deductions under Section 199A of the Code (assuming that such Person’s only income from any qualified trade or business as determined under Section 199A of the Code is income received in connection with this Agreement and that such Person’s total taxable income exceeds the threshold amount (as defined in Section 199A(e)(2) of the Code) plus $100,000, as applicable. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Attribution Parties” is defined in Section 4.6(e)(iv).

“Available Cash” means an amount equal to the excess of (a) the amount of cash on hand (including cash equivalents, temporary investments of Company cash, and funds that are available to be borrowed under an existing credit facility or similar existing arrangement) from time to time over (b) the sum of (i) the amount of cash and borrowing capacity required, in the Good Faith judgment of the Managing Member, to maintain liquidity of the Company to meet its obligations as and when they become due, and (ii) the amount of any distributions reasonably expected to be made pursuant to Section 6.2(a), but only to the extent reasonably contemporaneously with such Tax Distribution Date.

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“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Beneficial Ownership Limitation” means 4.99% (or as such limitation may apply to Tiger, upon written notice from Tiger to PubCo, 19.99%) of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock issuable upon redemption of Units and shares of Class C Common Stock held by Tiger. Subject to the last sentence of this definition, Tiger may, upon written notice to PubCo, increase or decrease the Beneficial Ownership Limitation provisions applicable to its shares of Class A Common Stock provided (i) that the Beneficial Ownership Limitation may in no event exceed 19.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock upon redemption of the Class EX Units and shares of Class C Common Stock held by Tiger and the provisions of this definition shall continue to apply. Any such written notice from Tiger to increase in the Beneficial Ownership Limitation applicable to Tiger will not be effective until the 61st day after such notice is delivered to PubCo.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Atlanta, Georgia are authorized or required by law to be closed.

“Business Opportunities Exempt Party” is defined in Section 8.4.

“Call Right” is defined in Section 4.6(m).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” means an election by the Company to redeem Class EX Units and a corresponding number of shares of Class C Common Stock for cash pursuant to Section 4.6(d) or an election by PubCo (or such designated member(s) of the PubCo Holdings Group) to purchase Units and a corresponding number of shares of Class C Common Stock for cash pursuant to an exercise of its Call Right set forth in Section 4.6(m).

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“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (a) other than in the case of clause (b), if the shares of Class A Common Stock are listed for trading on a U.S. securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (ii) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the shares of Class A Common Stock are listed for trading, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the related Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the share of Class A Common Stock; (b) if the Cash Election is made in respect of a Redemption Notice issued by a Redeeming Member in connection with a Registered Offering, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (ii) the price per share of Class A Common Stock sold to the public in such Registered Offering (reduced by the amount of any Discount associated with such share of Class A Common Stock), and (c) if the shares of Class A Common Stock are no longer listed for trading on a U.S. securities exchange or automated or electronic quotation system, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (ii) the fair market value of one share of Class A Common Stock, as determined by the Managing Member in Good Faith, that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller and without any discounts for liquidity or minority discount.

“Change of Control” means the occurrence of any of the following events or series of related events after the date hereof:

(i)	any Person (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of PubCo) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities;

(ii)	there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the board of directors of PubCo immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger, or if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective “beneficial owners” (as defined above) of the voting securities of PubCo immediately prior to such merger or consolidation do not continue to beneficially own more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

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(iii)	the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity that owns, either directly or through a Subsidiary, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Change of Control Exchange Date” is defined in Section 4.6(p).

“Chief Executive Officer” means the person appointed as the Chief Executive Officer of the Company by the Managing Member pursuant to Section 7.2(c).

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock of PubCo, par value $0.0001 per share, of PubCo, or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the shares of Class A Common Stock or into which the shares of Class A Common Stock are exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class C Common Stock” means, as applicable, (a) the Class C Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class C Common Stock or into which the Class C Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class EX Units” means the Units designated as “Class EX” Units pursuant to this Agreement.

“Class X Units” means the Units designated as “Class X” Units pursuant to this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Common Stock” means the shares of Class A Common Stock and Class C Common Stock.

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“Company” is defined in the preamble to this Agreement.

“Company Level Taxes” means any federal, state or local taxes, additions to tax, penalties and interest payable by the Company or any of its Subsidiaries as a result of any examination of the Company’s or any of its Subsidiaries’ affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has, with respect to taxable periods beginning after December 31, 2017, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder, and with respect to taxable periods beginning on or before December 31, 2017, and for any applicable state and local tax purposes, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 10.4.

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Covered Person” is defined in Section 7.4.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

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“Designated Individual” means the designated individual appointed by the Company pursuant to Treasury Regulations Section 301.6223-1 (and any similar provision of state, local or foreign Law).

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” is defined in Section 4.6(i).

“Effective Time” means the time of “Closing” as defined in the Business Combination Agreement.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Excess Shares is defined in Section 4.6(e)(iv).

“Excess Tax Amount” is defined in Section 10.5(c).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

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“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and the PubCo Holdings Group and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)	the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)-(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Warrant or other noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Warrants or other noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)-(iv)(h)(2);

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(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines in Good Faith that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)	if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Holdings” is defined in the preamble to this Agreement.

“Holdings Warrants” means the warrants of the Company purchased by Holdings pursuant to the Acquiror Sub Contribution (as defined in the Business Combination Agreement), having substantially similar economic terms to the warrants of PubCo outstanding as of the Effective Date.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Investment Company Act” is defined in Section 8.1(b).

“Investor Rights Agreement” means the Investor Rights Agreement, by and among PubCo and the Members, to be entered into concurrently with the closing of the BCA.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legacy Owners” is defined in the preamble to this Agreement.

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“Legacy Warrants” means the warrants of the Company that are issued and outstanding as of the date of this Agreement that are exercisable to purchase ______ Class EX Units at $___ per Class EX Unit, _______ warrants to purchase __________ Class EX Units at $_________ per Class EX Unit, and ___________ warrants to purchase ________Class EX Units at $___, per Class EX Unit, as a result of the transactions effected pursuant to the Business Combination Agreement and in accordance with the terms of such warrants.

“Legal Action” is defined in Section 12.8.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Lock-Up Period” means the period set forth in the lock-up agreement to which the particular Member is a party to.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member and any other Person admitted to the Company as an additional or substituted Member, in each case, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minority Member Redemption Date” is defined in Section 4.6(n).

“Minority Member Redemption Notice” is defined in Section 4.6(n).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

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“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any final or temporary Treasury Regulations, Revenue Rulings and case law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Permitted Transferee” means, with respect to any Member: (a) any Affiliate of such Member; (b) any successor entity of such Member; (c) with respect to any Member that is a natural person or of which a majority of the outstanding Equity Securities and voting power with respect to the election of directors (or the selection of any other similar governing body in the case of an entity other than a corporation) are beneficially owned (as such term is defined under Rule 13d-3 of the Exchange Act) by a single natural person, a trust established by or for the benefit of such natural person of which only such natural person and his or her immediate family members are beneficiaries; and (d) upon the death of any Member that is a natural person, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Post-BCA TRA” means any tax receivable agreement (or comparable agreement), other than the TRA, entered into by PubCo or any of its Subsidiaries pursuant to which PubCo is obligated to pay over amounts with respect to tax benefits resulting from any tax attributes to which PubCo becomes entitled.

“Pre-Closing Taxes” means any (a) U.S. federal, state, or local or non-U.S. tax obligations owed by the PubCo Holdings Group for any taxable period (or portion thereof) ending at or before the Effective Time in excess of (b) any cash on hand (including cash equivalents and temporary investments of cash) of either the FTV Blocker or Tiger Blocker as of the Blocker Mergers Effective Time (as defined in the Business Combination Agreement) to the extent such cash is not contributed to the Company substantially contemporaneously with the Effective Time.

“Pre-Closing Units” means all of the Equity Units (as defined in the Existing LLC Agreement) of the Company issued and outstanding as of the Effective Date and prior to the OpCo Merger (as defined in the Business Combination Agreement).

“Proceeding” is defined in Section 7.4.

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“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)	gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	in lieu of the depreciation, amortization and other cost recovery deductions (excluding depletion) taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f)	to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)	any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“PubCo” is defined in the recitals to this Agreement.

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“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) such Change of Control results in an acceleration of payments under the TRA, (iii) the terms of such Change of Control provide for the consideration for the Units in such Change of Control to consist solely of (A) freely and immediately tradeable common equity securities of an issuer, which common equity securities are listed for trading on a National Securities Exchange and/or (B) cash, and (iv) if such consideration includes common equity securities of an issuer, the market value of the outstanding common equity securities of such issuer held by non-affiliates of such issuer is at least twice as large as the market value of all of the outstanding common equity of PubCo, in each case on a fully-diluted basis immediately before the public announcement of such Change of Control.

“PubCo Holdings Group” means PubCo, Holdings, Investor I, Investor II and each other Subsidiary of PubCo (other than the Company and its Subsidiaries).

“PubCo Shares” means all classes and series of common stock of PubCo, including the Common Stock.

“PubCo Tax Distribution Limitation” means all or a portion of a distribution that would otherwise be made pursuant to Section 6.2(a) that: (a) based on written advice of legal counsel may reasonably constitute a fraudulent conveyance, or (b) would be required to be funded by a financing, the terms of which could reasonably, in the Good Faith judgment of the Managing Member, cause the Company to become insolvent within the twelve (12) month period following the date of such distribution.

“PubCo Tax-Related Liabilities” means (a) any U.S. federal, state and local and non-U.S. tax obligations (including any Company Level Taxes for which the PubCo Holdings Group is liable hereunder) owed by the PubCo Holdings Group (other than any obligations to remit any withholdings withheld from payments to third parties or any Pre-Closing Taxes) and (b) any obligations under the TRA and any Post-BCA TRA payable by the PubCo Holdings Group.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (b) any merger, consolidation or other combination involving PubCo, or (c) any sale, conveyance, lease or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each case of clauses (a), (b) or (c), as a result of which holders of PubCo Shares shall be entitled to receive cash, securities or other property for their PubCo Shares.

“Redeeming Member” is defined in Section 4.6(a).

“Redemption” means any redemption and cancellation of Class EX Units and a corresponding number of shares of Class C Common Stock for shares of Class A Common Stock or, pursuant to a Cash Election by the Company, cash, in each case pursuant to this Agreement.

“Redemption Date” means a Regular Redemption Date or a Special Redemption Date.

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“Redemption Notice” is defined in Section 4.6(b).

“Redemption Notice Date” means, with respect to any Redemption Date, the date specified by PubCo that is no later than 10 Business Days before such Redemption Date, provided that if such date falls on a weekend or holiday, the Redemption Notice Date shall be on the following Business Day.

“Redemption Right” is defined in Section 4.6(a).

“Registered Offering” means any secondary securities offering (which may include a “bought deal” or “overnight” offering), and any primary securities offering for which piggyback rights are offered, pursuant to the Investor Rights Agreement.

“Regular Redemption Date” means a date within each fiscal quarter specified by PubCo from time to time, which will generally be set so that the corresponding Redemption Notice Date falls within 5 days after PubCo’s earnings announcement for the prior fiscal quarter or in connection with a Registered Offering.

“Regulatory Allocations” is defined in Section 5.2(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Special Redemption Date” means a date specified by PubCo in addition to or in lieu of the Regular Redemption Date during the same fiscal quarter. PubCo must specify a Regular Redemption Date or Special Redemption Date effective with any Registered Offering, effective with respect to the applicable Member(s) upon (a) the expiration of any equity lock-up agreement to which any of the Members (other than any member of the PubCo Holdings Group) and PubCo are parties or (b) the adoption by PubCo of a plan of liquidation or dissolution, which Special Redemption Date shall be the date of adoption of such plan of liquidation or dissolution.

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“TRA” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, the Agent (as defined in the TRA) and the TRA Holders (as defined in the TRA).

“Tax Contribution Obligation” is defined in Section 10.5(c).

“Tax Advances” is defined in Section 10.5(a).

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“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this Agreement with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent usable by such Member under the Code for the Taxable Year to which they are carried and not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the excess, if any, of (i) the sum of (x) the amount of any distributions previously made to such Member pursuant to Section 6.1 and Section 6.2 at any time after the Effective Time and (y) any distribution reasonably expected to be made to such Member pursuant to Section 6.2(a) that is taken into account in the determination of Available Cash for purposes of Section 6.2(b) over (ii) the aggregate amounts described in clause (a) with respect to such Member for all prior Taxable Years and the current Taxable Year (or portion thereof), in each case, after the Effective Time, other than the quarter for which such determination of the Tax Amount is being made. For each Member that is treated as a partnership for applicable state and/or local income or franchise tax purposes, there shall be added to the amount in clause (a) of this definition, if the information described in clause (2) of this definition below is timely provided, an amount sufficient to enable such Member to pay its applicable state and local entity-level income and franchise tax liability (without duplication) imposed on entities treated as partnerships for applicable state and/or local income or franchise tax purposes, to the extent arising from allocations of taxable income of the Company for the relevant Taxable Year (or portion thereof after the Effective Time) as a result of such Member’s ownership of Units, calculated (1) using the conventions set forth in clauses (w)-(z) of this definition above and (2) based on information timely provided by such Member to the Managing Member sufficient for the Managing Member to calculate such amount, assuming the highest effective marginal state and local income and franchise tax rates imposed on an entity treated as a partnership for state or local income or franchise tax purposes in the applicable jurisdiction; provided that (I) the aggregate amount described in this sentence shall in no event be greater than $100,000 per Taxable Year in the aggregate for all Members and (II) the aggregate amount payable under Section 6.2 to all Members solely as a result of the amount added to clause (a) as described in this sentence shall in no event be greater than $400,000 per Taxable Year in the aggregate for all Members, and if such cap in clause (I) or (II) of this sentence is exceeded, the required reduction shall be applied pro rata among the Members based on their respective numbers of Units. The Managing Member shall reasonably determine the Tax Amount for each Member based on such assumptions as the Managing Member deems necessary acting in Good Faith (provided that any such assumptions that apply to multiple Members shall be applied in a substantially equivalent manner with respect to each such Member), including for purposes of determining estimates of a Member’s Tax Amount with respect to any portion of a Taxable Year; provided that, for purposes of determining a Member’s Tax Amount for the portion of the Taxable Year including the Effective Time that begins at the Effective Time, the Managing Member shall use an interim closing of the books as of the date immediately preceding the Effective Time.

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“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year).

“Tax Offset” is defined in Section 10.5(c).

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall be the Fiscal Year unless otherwise required by applicable Law.

“Tiger” means Tiger Infrastructure Partners Sunlight Feeder LP, a Delaware limited partnership.

“Tiger Entity” means each of Tiger, its Affiliates and any Transferee (for the avoidance of doubt, other than PubCo and any Subsidiary of PubCo) to whom any of the foregoing entities Transfer Units in a Transfer permitted under this Agreement.

“Trading Day” means a day on which the New York Stock Exchange or such other National Securities Exchange on which the shares of Class A Common Stock are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” means Continental Stock Transfer and Trust Company or such other agent or agents of PubCo as may be designated by the board of directors of PubCo as the transfer agent for the Shares of Class A Common Stock.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, that clarify, interpret and apply the provisions of the Code, and that are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

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“Units” means the Units (including Class EX Units and Class X Units) issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Waiver Notice” is defined in Section 4.6(e)(iv).

“Warrant or Warrants” means the Holdings Warrants and the Legacy Warrants.

“Winding-Up Member” is defined in Section 11.3(a).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)	“or” is not exclusive;

(g)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Company’s Continued Existence. The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

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Section 2.2 Filing. The Company’s Certificate of Formation was filed with office of the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “Sunlight Financial LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The registered agent and location of the registered office of the Company in the State of Delaware is PHS Corporate Services, Inc., 1313 N. Market Street, Suite 5100, Wilmington, Delaware 19801, or such other agent or at such other place as the Managing Member from time to time may select.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III

CLOSING TRANSACTIONS

Section 3.1 Reorganization Transactions. As of the Effective Time and as contemplated by the Business Combination Agreement, (a) the Existing LLC Agreement shall be amended and restated and this Agreement shall be adopted and (b) all of the membership interests in the Company prior to the adoption of this Agreement shall be recapitalized to consist solely of Class X Units and Class EX Units with the rights and privileges as set forth in this Agreement and each Member will receive and own its pro rata share of such Class X Units or Class EX Units in accordance with the Business Combination Agreement and as set forth next to such member’s name on Exhibit A hereto. In addition, the Company shall issue to Holdings, in exchange for the Acquiror Contribution Amount (as defined in the Business Combination Agreement), additional Class X Units and the Holdings Warrants.

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ARTICLE IV

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions With Respect to Units.

(a)	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Class X Units that have been repurchased or acquired by the Company. The Company shall not, and the Managing Member shall not cause the Company to, issue any Units if such issuance would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall be entitled to assume that each Legacy Owner is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(b)	The Class X Units shall be Units issued to and held solely by the Managing Member or other members of the PubCo Holdings Group and are hereby designated as voting units with the rights to vote in accordance with Section 4.2. The Class EX Units shall be Units issued to and held by the Members other than the PubCo Holdings Group and are hereby designated as voting units with the rights to vote in accordance with Section 4.2. The Class EX Units shall, if subject to a Redemption, be redeemed and canceled, together with the corresponding number of shares of Class C Common Stock, for shares of Class A Common Stock in accordance with Section 4.6. Except to the extent explicitly provided otherwise herein (including Section 4.3), each outstanding Unit shall be identical.

(c)	Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

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(d)	The Members as of the date hereof are set forth on Exhibit A. The total number of Units and Warrants issued and outstanding and held by each Member as of the date hereof is set forth in the books and records of the Company. The Company shall update such books and records from time to time to reflect any Transfers of Interests, the issuance of additional Units or Equity Securities, the Redemption of Class EX Units, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(f), in each case, in accordance with the terms of this Agreement.

(e)	If, at any time after the Effective Time, PubCo issues a share of Class A Common Stock or any other Equity Security of PubCo (other than Class C Common Stock), (i) one or more member(s) of the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds (in cash or other property, as the case may be), if any, received by PubCo for such share of Class A Common Stock or other Equity Security and (ii) the Company shall concurrently issue to such member(s) of the PubCo Holdings Group, in accordance with the contributions made by each such member pursuant to clause (i), one Class X Unit (if PubCo issues a share of Class A Common Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than shares of Class A Common Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo to be issued. Notwithstanding the foregoing:

(i)	If PubCo issues any shares of Class A Common Stock in order to acquire or fund the acquisition from a Member (other than any member of the PubCo Holdings Group) of a number of Class EX Units (and Class C Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Class X Units (except upon reclassification of such Class EX Units so acquired) in connection therewith and, where such share of Class A Common Stock has been issued for cash to fund such an acquisition by any member of the PubCo Holdings Group pursuant to a Cash Election, the members of the PubCo Holdings Group shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred by such member of the PubCo Holdings Group to such Member as consideration for such acquisition. For the avoidance of doubt, if PubCo issues any shares of Class A Common Stock or other Equity Security for cash to be used to fund the acquisition by any member of the PubCo Holdings Group of any Person or the assets of any Person, then PubCo shall not be required to contribute such cash proceeds to the Company but instead such member of the PubCo Holdings Group shall be required to contribute the equity interests in such Person or the assets acquired and liabilities assumed from such Person, or cause such Person to contribute its assets and liabilities, to the Company or any of its Subsidiaries.

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(ii)	This Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of PubCo Shares of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Class EX Units for shares of Class A Common Stock in accordance with Section 4.6, such shares of Class A Common Stock will be issued together with a corresponding right under such plan), or (y) to the issuance under PubCo’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases of clauses (x) and (y) apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(iii)	Except pursuant to Section 4.6, (x) the Company may not issue any additional Class X Units to any member of the PubCo Holdings Group unless substantially simultaneously therewith such member of the PubCo Holdings Group issues or transfers an equal number of newly-issued shares of Class A Common Stock of PubCo to another Person, and (y) the Company may not issue any other Equity Securities of the Company to any member of the PubCo Holdings Group unless substantially simultaneously therewith such member of the PubCo Holdings Group issues or transfers, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo or such member of the PubCo Holdings Group with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of the Company.

(iv)	If at any time any member of the PubCo Holdings Group issues Debt Securities, such member of the PubCo Holdings Group shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by such member of the PubCo Holdings Group in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

(v)	In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (a) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Class X Units or other Equity Securities of the Company shall be issued to the PubCo Holdings Group as contemplated by the first sentence of this Section 4.1(e), and (b) the PubCo Holdings Group shall concurrently contribute to the Company the net proceeds received by the PubCo Holdings Group from any such exercise or conversion.

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(vi)	No member of the PubCo Holdings Group may redeem, repurchase or otherwise acquire (other than from another member of the PubCo Holdings Group) (a) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Class X Units for the same price per security or (b) any other Equity Securities of PubCo (other than shares of Class C Common Stock), unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from the PubCo Holdings Group an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences as a result of any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Class X Units from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from the PubCo Holdings Group unless substantially simultaneously the PubCo Holdings Group redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation, but taking into account differences as a result of any tax or other liabilities borne by PubCo) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by the PubCo Holdings Group in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the PubCo Holdings Group consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Class X Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(f)	The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Shares, with corresponding changes made with respect to any other exchangeable or convertible securities. Unless in connection with any action taken pursuant to Section 4.1(h), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Shares unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

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(g)	Notwithstanding any other provision of this Agreement (including Section 4.1(e)), the Company may redeem Class X Units from the PubCo Holdings Group for cash to fund any acquisition by the PubCo Holdings Group of another Person, provided that promptly after such redemption and acquisition the PubCo Holdings Group contributes or causes to be contributed, directly or indirectly, such Person or the assets and liabilities of such Person to the Company or any of its Subsidiaries in exchange for a number of Class X Units equal to the number of Class X Units so redeemed.

(h)	Notwithstanding any other provision of this Agreement (including Section 4.1(e)), if the PubCo Holdings Group acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates (including as a result of the receipt of distributions pursuant to Section 6.2 for any period in excess of the PubCo Tax-Related Liabilities for such period), PubCo may, in its sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of PubCo and the Company, as PubCo in Good Faith determines to be fair and reasonable to the holders of PubCo Shares and as Holdings, in its capacity as the Managing Member, determines in Good Faith to be fair and reasonable to the Members and to preserve the intended economic effect of this Section 4.1, Section 4.6 and the other provisions hereof.

Section 4.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members; provided, however, that, except as otherwise expressly provided for in this Agreement, with respect to matters affecting the Class EX Units or the holders thereof, the holders of Class EX Units will vote together as a single class and any such matter must be approved or consented to by holders of a majority of the Class EX Units then outstanding.

Section 4.3 Capital Contributions; Unit Ownership.

(a)	Capital Contributions. Except as otherwise set forth in Section 4.1(e) with respect to the obligations of the PubCo Holdings Group, no Member shall be required to make additional Capital Contributions.

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(b)	Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member, subject to the limitations of Section 4.1, (i) additional Units or other Equity Securities of the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities of the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities of the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall update the Company’s books and records to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities of the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided that, notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (other than Section 12.1(ii), (iii) or (iv)) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of PubCo Shares or other Equity Securities of PubCo provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such PubCo Shares or other Equity Securities of PubCo.

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(g)) the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

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Section 4.5 Other Matters.

(a)	No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)	No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or as otherwise contemplated by this Agreement.

(c)	The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)	Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6 Redemption of Units.

(a)	Each Member other than any entity in the PubCo Holdings Group shall be entitled from time to time to cause the Company to redeem and cancel all or a portion of such Member’s Class EX Units (such Member a “Redeeming Member”), together with an equal number of shares of Class C Common Stock, in exchange for (i) a number of shares of Class A Common Stock equal to the number of Class EX Units of such Redeeming Member to be redeemed or, (ii) at the Company’s election under certain circumstances, cash in accordance with Section 4.6(d) (such right of a Redeeming Member being referred to herein as the “Redemption Right”), in each case, upon the terms and subject to the conditions set forth in this Section 4.6 and subject to PubCo’s (or such designated member(s) of the PubCo Holdings Group’s) Call Right as set forth in Section 4.6(m).

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(b)	In order to exercise its Redemption Right, each Redeeming Member shall provide written notice (the “Redemption Notice”) in the form attached hereto as Exhibit B to the Company and PubCo, on or before any Redemption Notice Date, stating that the Redeeming Member elects to have redeemed on the next Redemption Date a stated number of Class EX Units, together with an equal number of shares of Class C Common Stock; provided, however, that in the event of a Special Redemption Date that is triggered upon the adoption by PubCo of a plan of dissolution or liquidation, concurrently with such adoption all of the Members holding Class EX Units shall be deemed, automatically and effective immediately upon such election and without the obligation to deliver any Redemption Notice, to have made an election to have redeemed all of their Class EX Units, together with an equal number of shares of Class C Common Stock, redeemed as of such adoption date. If a Redeeming Member delivers a Redemption Notice on or before any Redemption Notice Date, such Redeeming Member may not revoke or rescind such Redemption Notice after such Redemption Notice Date. Any Redemption Notice delivered for a Redemption on a Regular Redemption Date may not be contingent. Any Redemption Notice delivered for a Redemption on a Special Redemption Date may be made contingent solely upon the consummation of the Registered Offering or other transaction described in the notice of the Managing Member specifying such Special Redemption Date. Any notice by any Member pursuant to the Investor Rights Agreement to demand or participate in any Registered Offering shall be deemed to constitute a Redemption Notice for the related Special Redemption Date.

(c)	On any Redemption Date for which any Redeeming Member has delivered a Redemption Notice on or prior to the related Redemption Notice Date, unless the Company elects to pay cash in accordance with Section 4.6(d) or PubCo (or such designated member(s) of the PubCo Holdings Group) exercises its Call Right pursuant to Section 4.6(m), the number of Class EX Units set forth in any such Redemption Notice, together with an equal number of shares of Class C Common Stock held by such Redeeming Member, shall be redeemed and canceled in exchange for a number of shares of Class A Common Stock equal to the number of Class EX Units redeemed.

(d)	The Company shall be entitled to elect to settle any Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such shares.

(e)	Each Member’s Redemption Right shall be subject to the following limitations and qualifications:

(i)	The first Redemption shall only be permitted on the first Redemption Date after the Lock-Up Period;

(ii)	thereafter, except as provided herein, Redemptions shall only be permitted on each Redemption Date;

(iii)	a Redeeming Member shall only be permitted to redeem less than all of its Class EX Units if (A) after such Redemption it would continue to hold at least 50,000 Class EX Units and (B) it redeems not less than 50,000 Class EX Units in such Redemption;

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(iv)	the Company shall not effect any Redemption of any Class EX Units, together with any shares of Class C Common Stock, held by Tiger, and Tiger shall not have the right to redeem any of its Class EX Units, along with any shares of Class C Common Stock, to the extent that, after giving effect to such redemption, Tiger (together with its affiliates and any persons acting as a group together with Tiger or any of Tiger’s affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon Tiger providing the Company with at least sixty-one (61) days’ written notice (pursuant to Section 12.11 hereof) at any time (the “Waiver Notice”), that Tiger wishes, to waive this Section 4.6(e)(iv) with regard to any or all shares of Class A Common Stock issuable upon redemption of the Class EX Units that are the subject of a Redemption Notice validly delivered by Tiger, together with a corresponding number of shares of Class C Common Stock, this Section 4.6(e)(iv) shall be of no force or effect with regard to those shares of Class A Common Stock referenced in the Waiver Notice. For purposes of the foregoing sentence, the number of shares of Class A Common Stock beneficially owned by Tiger shall include the number of shares of Class A Common Stock issuable upon redemption of the Class EX Units, together with the shares of Class C Common Stock, with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (i) redemption of the remaining Class EX Units, together with shares of Class C Common Stock, beneficially owned by Tiger or any of its affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of PubCo subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Tiger or any of its affiliates or Attribution Parties. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4.6(e)(iv), in determining the number of outstanding shares of Class A Common Stock, Tiger may rely on the number of outstanding shares of Class A Common Stock as stated in the most recent of the following: (i) PubCo’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by PubCo and (iii) a more recent written notice by PubCo or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Tiger, PubCo shall within one Trading Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the redemption, conversion or exercise of securities of PubCo, including the shares of Class C Common Stock, by Tiger or its affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. In the event that the issuance of shares of Class A Common Stock to Tiger upon redemption of Tiger’s Class EX Units, together with its shares of Class C Common Stock, results in Tiger and its affiliates and Attribution Parties being deemed to beneficially own, in the aggregate, shares of Class A Common Stock in excess of the Beneficial Ownership Limitation (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which Tiger, its affiliates and its other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and Tiger shall not have the power to vote or to transfer the Excess Shares. The provisions of this Section 4.6(e)(iv) shall not be construed and implemented in a manner otherwise than in strict conformity with the definition of Beneficial Ownership Limitation to correct this section (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation; and

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(v)	any Redemption of Class EX Units issued after the date hereof (other than in connection with any recapitalization), including such Class EX Units issued to Members as of the date hereof, may be limited in accordance with the terms of any agreements or instruments entered into in connection with such issuance, as deemed necessary or desirable in the discretion of the Managing Member.

(f)	If the Company has more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), assuming for such purpose that each Legacy Owner is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), the Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(g)	For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and PubCo (and any other member of the PubCo Holdings Group), as the case may be, agree to treat each Redemption and, in the event PubCo (or another member of the PubCo Holdings Group) exercises its Call Right, each transaction between the Redeeming Member or selling Member and PubCo (or such other member of the PubCo Holdings Group), as a sale of such Member’s Class EX Units (together, if applicable, with the same number shares of Class C Common Stock) to PubCo (or such other member of the PubCo Holdings Group) in exchange for shares of Class A Common Stock or cash, as applicable.

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(h)	Each Redemption shall be deemed to have been effected on the applicable Redemption Date. Any Member redeeming Class EX Units in accordance with this Agreement may request that the shares of Class A Common Stock to be issued upon such Redemption be issued in a name other than such Member. Any Person or Persons in whose name or names any shares of Class A Common Stock are issuable on any Redemption Date shall be deemed to have become, on such Redemption Date, the holder or holders of record of such shares.

(i)	Unless a member of the PubCo Holdings Group has elected its Call Right pursuant to Section 4.6(m) with respect to any Redemption, on the relevant Redemption Date and immediately prior to such Redemption, (i) PubCo (or such other member(s) of the PubCo Holdings Group) shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(c) (including in the event the Company exercises its right to deliver the Cash Election Amount pursuant to Section 4.6(d)) and the Company shall issue to PubCo (or such other member(s) of the PubCo Holdings Group) a number of Class X Units or, pursuant to Section 4.1(e), other Equity Securities of the Company as consideration for such contribution, (ii) the Company shall (A) cancel the redeemed Class EX Units and (B) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(c) (including in the event the Company exercises its right to deliver the Cash Election Amount pursuant to Section 4.6(d)), and (iii) PubCo shall cancel the surrendered shares of Class C Common Stock, if applicable. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a Cash Election that is funded with proceeds from a primary offering of PubCo Equity Securities, the PubCo Holdings Group shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such Registered Offering)) (such difference, the “Discount”) from the sale by PubCo of a number of shares of Class A Common Stock equal to the number of Class EX Units to be redeemed with such cash or from the sale of other Equity Securities of PubCo used to fund the Cash Election Amount; provided that PubCo’s Capital Account (or the Capital Account(s) of the other member(s) of the PubCo Holdings Group, as applicable) shall be increased by the amount of such Discount in accordance with Section 7.9; provided further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

(j)	If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(f)), or (ii) except in connection with actions taken with respect to the capitalization of PubCo or the Company pursuant to Section 4.1(h), PubCo, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for or to purchase or to otherwise acquire Shares of Class A Common Stock, or other securities or rights convertible into, redeemable for or exercisable for Shares of Class A Common Stock) but excluding (A) any cash dividend or distribution or (B) any such distribution of indebtedness or assets received by PubCo, in either case of clauses (A) or (B) received by PubCo from the Company in respect of the Class X Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above in clause (A) or (B)), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

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(k)	PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Class EX Units (together with a corresponding number of shares of Class C Common Stock); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock are listed or admitted to trading on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed or admitted to trading on such National Securities Exchange at the time of such issuance.

(l)	The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance, except that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose names such shares are to be issued shall pay to PubCo the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of PubCo that such tax has been paid or is not payable. Each of the Company and PubCo shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption (and the Redeeming Member agrees to indemnify the Company and PubCo with respect to) such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in shares of Class A Common Stock. Prior to making such deduction or withholding, the Company shall use commercially reasonable efforts to give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in shares of Class A Common Stock, the relevant withholding party shall be treated as having sold such shares of Class A Common Stock on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

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(m)	Notwithstanding anything to the contrary in this Section 4.6, a Redeeming Member shall be deemed to have offered to sell its Class EX Units (together with a corresponding number of shares of Class C Common Stock) as described in any Redemption Notice to each member of the PubCo Holdings Group, and PubCo (or such other member(s) of the PubCo Holdings Group designated by PubCo) may, in its sole discretion, in accordance with this Section 4.6(m), elect to purchase directly and acquire such Class EX Units (together with a corresponding number of shares of Class C Common Stock) on the Redemption Date by paying to the Redeeming Member the number of shares of Class A Common Stock that the Redeeming Member would otherwise receive in a Redemption pursuant to Section 4.6(c) or, if PubCo (or such designated member(s) of the PubCo Holdings Group) makes a Cash Election, the Cash Election Amount for such shares of Class A Common Stock (the “Call Right”), whereupon PubCo (or such designated member(s) of the PubCo Holdings Group) shall acquire the Class EX Units (together with a corresponding number of shares of Class C Common Stock) offered for redemption by the Redeeming Member. Such Class EX Units will be recapitalized into an equal number of Class X Units, and such Member of the PubCo Holding Group shall be treated thereafter for all purposes of this Agreement as the owner of such Class X Units.

(n)	In the event that (i) the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, less than 10% of the then outstanding Units and (ii) the shares of Class A Common Stock are listed or admitted to trading on a National Securities Exchange, then the Managing Member shall have the right, in its sole discretion, to require any Member (other than any member of the PubCo Holdings Group, or a Tiger Entity) that beneficially owns less than 5% of the then-outstanding Units to effect a Redemption of some or all of such Member’s Class EX Units (together with the surrender and delivery of the same number of shares of Class C Common Stock); provided that a Cash Election shall not be permitted pursuant to such a Redemption under this Section 4.6(n). The Managing Member shall deliver written notice to the Company and any such Member of its intention to exercise its Redemption right pursuant to this Section 4.6(n) (a “Minority Member Redemption Notice”) at least five Business Days prior to the proposed date upon which such Redemption is to be effected (such proposed date, the “Minority Member Redemption Date”), indicating in such notice the number of Class EX Units (and corresponding number of shares of Class C Common Stock) held by such Member that Managing Member intends to require to be subject to such Redemption. Any Redemption pursuant to this Section 4.6(n) shall be effective on the Minority Member Redemption Date. From and after the Minority Member Redemption Date, (x) the Class EX Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to the Managing Member on the Minority Member Redemption Date and (y) such Member shall cease to have any rights with respect to the Class EX Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). Following delivery of a Minority Member Redemption Notice and on or prior to the Minority Member Redemption Date, the Members shall take all actions reasonably requested by Managing Member to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6 to effect a Redemption.

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(o)	No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Class EX Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class EX Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(p)	In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require each Member (other than any member of the PubCo Holdings Group) to effect a Redemption of all or a portion of such Member’s Class EX Units (together with the corresponding number of shares of Class C Common Stock). Any Redemption pursuant to this Section 4.6(p) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Class EX Units and shares of Class C Common Stock subject to such Redemption shall be deemed to be transferred to PubCo on the Change of Control Exchange Date and (ii) such Member shall cease to have any rights with respect to the Class EX Units and shares of Class C Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock pursuant to such Redemption). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, indicating in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control, and the number of Class EX Units (and the corresponding number of shares of Class C Common Stock) held by such Member that PubCo intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 4.6(p) to effect a Redemption. Nothing contained in this Section 4.6(p) shall limit the right of any Member to vote for or participate in any proposed Change of Control of PubCo with respect to such Member’s Class EX Units or exchange all Class EX Units of such Member for shares of Class A Common Stock in connection with such Change of Control, even if such Change of Control was not approved by the board of directors of PubCo.

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(q)	In the event that any holder of a Legacy Warrant exercises such Legacy Warrant, the holder thereof shall receive Class EX Units and corresponding shares of Class C Common Stock as set forth in the applicable warrant agreement. Unless such Legacy Warrant holder elects otherwise, on the day immediately following the receipt of such Class EX Units and Class C Common Stock, which shall be deemed to be a Redemption Notice Date in respect of such Class EX Units and Class C Common Stock, the holder thereof shall be deemed to have delivered a Redemption Notice pursuant to Section 4.6(b) to the Company and PubCo with respect all Class EX Units and Class C Common Stock received by the holder upon exercise of such Warrant and the provisions of this Section 4.6 shall apply.

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to the special allocations set forth in Section 5.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2 Special Allocations.

(a)	Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member as of the last day of such Fiscal Year or other taxable period. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)	Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)	Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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(d)	Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)	Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts (as adjusted pursuant to clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit”) but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)	Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)	If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year or other taxable period, that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

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(h)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)	The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j)	Items of income, gain, loss, deduction or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

Section 5.3 Allocations for Tax Purposes in General.

(a)	Except as otherwise provided in this Section 5.3, each item of income, gain, loss, deduction, and credit of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)	In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “remedial method,” under Treasury Regulations Section 1.704-3(d) or such other method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

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(c)	Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions, and (ii) recapture of grants or credits shall be allocated to the Members in accordance with applicable law.

(d)	Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

(e)	Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, or other items pursuant to any provision of this Agreement.

(f)	If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company (including any Warrant), a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Other Allocation Rules.

(a)	The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for income tax purposes.

(b)	The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)	All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)	The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis, in accordance with the number of Units owned by each Member.

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ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions.

(a)	Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(e)(vi), Section 4.6 or payments made in accordance with Sections 7.4 or 7.9 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b)	Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)	Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Sections 5.1 and 5.2.

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Section 6.2 Tax-Related Distributions. The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make distributions out of legally available funds to all Members on a pro rata basis in accordance with Section 6.1:

(a)	at such times and in such amounts as the Managing Member reasonably determines is necessary to cause a distribution to the PubCo Holdings Group, in the aggregate, sufficient to timely satisfy any PubCo Tax-Related Liabilities, to the extent that such distribution does not result in a PubCo Tax Distribution Limitation; and

(b)	on each Tax Distribution Date, in an amount not to exceed Available Cash, to the extent required to cause each Member who on such Tax Distribution Date holds (together with its Affiliates) at least 1% of the then-outstanding Units to receive a distribution at least equal to such Member’s Tax Amount (not to be less than zero) with respect to such Tax Distribution Date (each, an “Additional Tax Distribution”); provided, that if the amount of the Additional Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Additional Tax Distributions that would have been made under this Section 6.2(b) for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law or Available Cash, then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, the Managing Member shall, subject to Available Cash, cause the Company to adjust the next Additional Tax Distribution and subsequent Additional Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Units) to reflect such excess or shortfall.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Section 6.4 Issuance of Additional Equity Securities. This Article VI shall be subject to and, to the extent necessary, amended to reflect the issuance by the Company of any additional Equity Securities.

ARTICLE VII

MANAGEMENT

Section 7.1 The Managing Member; Fiduciary Duties.

(a)	Holdings shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

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(b)	In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the owner of the Managing Member.

Section 7.2 Officers.

(a)	The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)	Except as otherwise set forth herein, the Company’s Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company (if the Company has a seal), except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(c)	Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include the Chief Executive Officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

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(d)	Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e)	The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the DGCL.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)	one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)	any attorney, public accountant, financial advisor or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.4 Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Manager (as defined in the Existing LLC Agreement) entitled to indemnification under the Existing LLC Agreement, a Member, an Officer, the Managing Member, the Company Representative or the Designated Individual is or was serving at the request of the Company as a member, director, officer, trustee, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a member, director, officer, trustee, employee or agent, or in any other capacity while serving as a member, director, officer, trustee, employee or agent, against all expenses, Liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such Proceeding, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, (x) such Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement or (y) such Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL as in effect on the date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). The Company shall, to the fullest extent not prohibited by applicable Law as it presently exists or may hereafter be amended (provided, that no such amendment shall limit a Covered Person’s rights to indemnification hereunder with respect to any actions or events occurring prior to such amendment except to the extent required by a non-waivable and non-modifiable provision of applicable Law), pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Section 7.4 or otherwise. The rights to indemnification and advancement of expenses under this Section 7.4 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a member, director, officer, trustee, employee or agent and shall inure to the benefit of his heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 7.4, except for Proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify and advance expenses to a Covered Person in connection with a Proceeding (or part thereof) initiated by such Covered Person only if such Proceeding (or part thereof) was authorized by the Managing Member.

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Section 7.5 Maintenance of Insurance or Other Financial Arrangements. To the extent permitted by applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any or all Covered Persons, for any Liability asserted against such Covered Person and Liability and expenses incurred by such Covered Person in such Covered Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6 Resignation or Termination of Managing Member. Holdings shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of Holdings as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of Holdings, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than Holdings (or its successor, as applicable) as Managing Member shall be effective unless Holdings (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against Holdings (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) Holdings to comply with all Holdings’ obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

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Section 7.8 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that following the effective date of the Reclassification Event: (i) the redemption rights of holders of Class EX Units set forth in Section 4.6 provide that each Class EX Unit (together with the surrender and delivery of one share of Class C Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) for which one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

Section 7.9 Certain Costs and Expenses. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company and its Subsidiaries (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company and its Subsidiaries) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) in the Good Faith discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member and any Pre-Closing Taxes. To the extent that the Managing Member determines in its Good Faith discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member or any other member of the PubCo Holdings Group), the Managing Member may cause the Company to pay or bear all expenses of the PubCo Holdings Group, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to stockholders of PubCo, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of any member of the PubCo Holdings Group (other than any Pre-Closing Taxes) or any obligations of any member of the PubCo Holdings Group pursuant to the TRA or any Post-BCA TRA (but the Company shall be entitled to make distributions in respect of these obligations pursuant to Article VI). In the event that (i) shares of Class A Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discounts and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Class EX Units or otherwise contributed to the Company, then the Company shall reimburse the applicable member of the PubCo Holdings Group for such Discount by treating such Discount as an additional Capital Contribution made by such member of the PubCo Holdings Group to the Company, issuing Class X Units in respect of such deemed Capital Contribution in accordance with Section 4.6(i) (but, for the avoidance of doubt, without duplication of the Units issued pursuant to the Business Combination Agreement), and increasing the Capital Account of such member of the PubCo Holdings Group by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of any member of the PubCo Holdings Group pursuant to this Section 7.9 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as an expense of the Company.

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ARTICLE VIII

ROLE OF MEMBERS

Section 8.1 Rights or Powers.

(a)	Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee of the Company or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

(b)	The Company shall promptly (but in any event within three Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

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Section 8.2 Voting.

(a)	Meetings of the Members (i) holding the outstanding Units of all classes may be called upon the written request of Members holding at least 50% of the outstanding Units, (ii) holding the outstanding Class EX Units may be called upon the written request of Members holding at least 50% of the outstanding Class EX Units or (iii) holding the outstanding Class X Units may be called upon the written request of Members holding at least 50% of the outstanding Class X Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to the Members of the applicable class(es) of Units not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the issued and outstanding Units shall constitute the act of the Members, except for matters for which a vote of the holders of the Class EX Units voting separately as a class is required in accordance with Section 4.2, in which case the affirmative vote of the Members holding a majority of the issued and outstanding Class EX Units shall constitute the act of the holders of Class EX Units.

(b)	Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise expressly provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)	Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d)	Any action required or permitted to be taken by the Members or the holders of Class EX Units may be taken without a meeting if the requisite Members or holders of Class EX Units, as applicable, whose approval is necessary consent thereto in writing.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Company Representative.

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Section 8.4 Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (other than Members who are officers or employees of the Company, PubCo or any of their respective Subsidiaries), any of their respective Affiliates (other than the Company, the Managing Member or any of their respective Subsidiaries), or any of their respective officers, directors, agents, shareholders, members, managers and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 8.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.4. Neither the alteration, amendment or repeal of this Section 8.4, nor the adoption of any provision of this Agreement inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 8.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE IX

TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a)	Except as provided in Section 4.6 and Section 9.1(c), no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void ab initio and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of PubCo; provided that no shares of Class C Common Stock may be Transferred unless a corresponding number of Class EX Units are Transferred therewith in accordance with this Agreement.

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(b)	In addition to any other restrictions on Transfer herein contained, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer (A) would be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1, (B) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) would cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be classified as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void ab initio and of no force or effect whatsoever.

(c)	Notwithstanding the provisions in Section 9.1(a), but subject to the other provisions in this Article IX, a Member may Transfer all or a portion of its Units to a Permitted Transferee without the consent of any other Member or Person, but only if immediately after the proposed Transfer by such Member, taking into consideration the anti-abuse rule set forth in Treasury Regulations Section 1.7704-1(h)(3), and as determined in the reasonable discretion of the Managing Member:

(i)	in the case of a proposed Transfer by a Tiger Entity, all Tiger Entities, in the aggregate, would not represent more than 10 “partners” for purposes of calculating the number of “partners” in the Company under Treasury Regulations Section 1.7704-1(h)(1)(ii); or

(ii)	in the case of a proposed Transfer by a Member other than a Tiger Entity and any member of the PubCo Holdings Group, such Member and its Transferees (for the avoidance of doubt, other than any member of the PubCo Holdings Group), in the aggregate, would not represent more than one “partner” for purposes of calculating the number of “partners” in the Company under Treasury Regulations Section 1.7704-1(h)(1)(ii).

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Section 9.2 Notice of Transfer.

(a)	Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

(b)	A Member making a Transfer (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(g)) permitted by this Agreement shall, unless otherwise determined by the Managing Member, (i) have delivered to the Company an affidavit of non-foreign status with respect to such Transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (ii) contemporaneously with the Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (c) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (d) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, regardless of whether consummated, and (e) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND THE OFFER AND SALE OF THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SUNLIGHT FINANCIAL LLC (THE ISSUER OF THESE SECURITIES) AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X

ACCOUNTING; CERTAIN TAX MATTERS

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections.

(a)	The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the Taxable Year of the Company that includes the date hereof and shall not thereafter revoke such election. In addition, the Company shall make the following elections on the appropriate forms or tax returns, if permitted under the Code or applicable law:

(i)	to adopt a Taxable Year allowable under law;

(ii)	to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii)	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(iv)	except where the Managing Member elects to apply Section 10.5(c), to elect out of the application of the partnership-level audit and adjustment rules of the Partnership Tax Audit Rules by making an election under Section 6226(a) of the Code, commonly known as the “push out” election, or any analogous election under state or local tax law, if applicable; and

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(v)	except as otherwise provided herein, any other election the Managing Member may in Good Faith deem appropriate and in the best interests of the Company.

(b)	Upon request of the Managing Member, each Member shall cooperate in Good Faith with the Company in connection with the Company’s efforts to make any election pursuant to this Section 10.2.

Section 10.3 Tax Returns; Information. The Managing Member shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Managing Member shall furnish to each Member a copy of each approved return and statement, together with any schedules (including Schedule K-1) or other information that a Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than 75 days after the end of each Fiscal Year). In addition, not later than 60 days following the end of each Taxable Year, the Managing Member shall provide to each member an estimated schedule K-1 for such Taxable Year. The Members agree to furnish to the Company (i) all reasonably requested certificates or statements relating to the tax matters of the Company (including without limitation an affidavit of non-foreign status pursuant to Section 1446(f)(2) of the Code), and (ii) all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and timely filed.

Section 10.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law for all Taxable Years of the Company. For each Taxable Year of the Company beginning on or after January 1, 2018, the Managing Member shall appoint an individual selected by and subject to the control of the Managing Member for such Taxable Year as the Designated Individual and the Managing Member shall revoke such appointment for any Taxable Year for which the Designated Individual is no longer subject to the control of the Managing Member. The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable best efforts to cause the Managing Member (or any other Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired, including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d). In acting as Company Representative, the Managing Member shall act, to the maximum extent possible, to cause income, gain, loss, deduction, and credit of the Company and adjustments thereto, to be allocated or borne by the Members in the same manner as such items or adjustments would have been borne if the Company could have effectively made an election under Section 6221(b) of the Code (commonly known as the “election out”) or similar state or local provision with respect to the taxable period at issue. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 10.5 Withholding Tax Payments and Obligations.

(a)	Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

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(b)	Other Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax (including any Company Level Tax) relates to one or more specific Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 10.5. Any determinations made by the Managing Member pursuant to this Section 10.5 shall be binding on the Members.

(c)	Tax Contribution and Indemnity Obligation. Any amounts withheld or paid with respect to a Member pursuant to Section 10.5(a) or (b) shall be offset against any distributions to which such Member is entitled concurrently with such withholding or payment (a “Tax Offset”); provided that the amount of any distribution subject to a Tax Offset shall be treated as having been distributed to such Member pursuant to Section 6.1 or Section 11.3(b)(iii) at the time such Tax Offset is made. To the extent that (i) there is a payment of Company Level Taxes relating to a Member or (ii) the amount of such Tax Offset exceeds the distributions to which such Member is entitled during the same Fiscal Year as such withholding or payment (“Excess Tax Amount”), the amount of such (i) Company Level Taxes or (ii) Excess Tax Amount, as applicable, shall, upon notification to such Member by the Managing Member, give rise to an obligation of such Member to make a capital contribution to the Company (a “Tax Contribution Obligation”), which Tax Contribution Obligation shall be immediately due and payable. In the event a Member defaults with respect to its obligation under the prior sentence, the Company shall be entitled to offset the amount of a Member’s Tax Contribution Obligation against distributions to which such Member would otherwise be subsequently entitled until the full amount of such Tax Contribution Obligation has been contributed to the Company or has been recovered through offset against distributions, and any such offset shall not reduce such Member’s Capital Account. Any contribution by a Member with respect to a Tax Contribution Obligation shall increase such Member’s Capital Account but shall not reduce the amount (if any) that a Member is otherwise obligated to contribute to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay the Company any amounts required to be paid pursuant to this Section 10.5. Each Member shall take such actions as the Company may reasonably request in order to perfect or enforce the security interest created hereunder. Each Member hereby agrees to indemnify and hold harmless the Company, the other Members, the Company Representative and the Managing Member from and against any liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member.

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(d)	Continued Obligations of Former Members. Any Person who ceases to be a Member shall be deemed to be a Member solely for purposes of this Section 10.5, and the obligations of a Member pursuant to this Section 10.5 shall survive until 30 days after the closing of the applicable statute of limitations on assessment with respect to the taxes withheld or paid by the Company or a Subsidiary that relate to the period during which such Person was actually a Member; provided, however, that if the Managing Member determines in its sole discretion that seeking indemnification for Company Level Taxes from a former Member is not practicable, or that seeking such indemnification has failed, then, in either case, the Managing Member may (A) recover any liability for Company Level Taxes from the substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (B) treat such liability for Company Level Taxes as a Company expense.

(e)	Managing Member Discretion Regarding Recovery of Taxes. Notwithstanding the foregoing, the Managing Member may choose not to recover an amount of Company Level Taxes or other taxes withheld or paid with respect to a Member under this Section 10.5 to the extent that there are no distributions to which such Member is entitled that may be offset by such amounts, if the Managing Member determines, in its reasonable discretion, that such a decision would be in the best interests of the Members (e.g., where the cost of recovering the amount of taxes withheld or paid with respect to such Member is not justified in light of the amount that may be recovered from such Member).

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a)	The sale of all or substantially all of the assets of the Company; and

(b)	The determination of (i) the Managing Member and (ii) if at such time the Members (other than any member of the PubCo Holdings Group) beneficially own, in the aggregate, more than 2.5% of the outstanding Units, the holders of at least 66 ⅔% of the issued and outstanding Class EX Units, voting as a separate class, and, for so long as a Tiger Entity holds an interest herein, such Tiger Entity, to dissolve, wind up and liquidate the Company; provided that no such Liquidating Event shall be consummated until at least five Business Days after written notice is provided to the Members that such determination has been made in accordance with the foregoing, and, for the avoidance of doubt, any Member, including any Member not consenting to such determination, shall have the right to file a Redemption Notice prior to the consummation of such Liquidating Event.

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The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in clauses (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3 Procedure.

(a)	In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

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(b)	Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)	First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

(ii)	Second, to set up such cash reserves as the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 11.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii) below); and

(iii)	Third, the balance to the Members, pro rata in accordance with the number of Units owned by each Member.

(c)	No Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)	Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)	Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

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Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII

GENERAL

Section 12.1 Amendments; Waivers.

(a)	The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) with the approval of (y) the Managing Member and (z) if at such time the Members (other than the PubCo Holdings Group) beneficially own, in the aggregate, more than 2.5% of the outstanding Units, the holders of at least 66 ⅔% of the issued and outstanding Class EX Units, voting as a separate class; provided that no waiver, modification or amendment shall be effective until at least five Business Days after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

(i)	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member;

(ii)	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial (or would have a different or prejudicial effect) relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner;

(iii)	materially alter or change any rights, preferences or privileges of a Tiger Entity in its capacity as a holder of Interests or otherwise under this Agreement in a manner that is different or prejudicial (or that would have a different or prejudicial effect) relative to one another or other holder of Interests (including PubCo or a member of the PubCo Holdings Group), without the approval of the party affected in a different or prejudicial manner;

(iv)	(A) amend or alter Section 8.4 without the prior written consent of Tiger and a majority of Members (other than PubCo Holdings Group) holding a majority of the then issued and outstanding Units (other than Units held by the PubCo Holdings Group), or (B) alter or change any rights, preferences or privileges of any Member that are expressly for the benefit of such Member, without the approval of such member; or

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(v)	modify the requirement that a majority of the directors of PubCo who are independent within the meaning of the rules of the Nasdaq Stock Market (or such other National Securities Exchange on which the shares of Class A Common Stock are listed or admitted to trading) and Rule 10A-3 of the Securities Act and do not hold any Class EX Units that are subject to the applicable Redemption must approve a Cash Election pursuant to Section 4.6(d) without the approval of a majority of the directors of PubCo who are independent within the meaning of the rules of the Nasdaq Stock Market (or such other National Securities Exchange on which the shares of Class A Common Stock are listed or admitted to trading) and Rule 10A-3 of the Securities Act.

(b)	Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, (i) to reflect the admission of new Members, as provided by the terms of this Agreement, (ii) to the minimum extent necessary to comply with or administer in an equitable manner the Partnership Tax Audit Rules in any manner determined by the Managing Member, and (iii) as necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c)	No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Certain Representations by Members. Each Member, by executing this Agreement and becoming a Member, whether by making a Capital Contribution, by admission in connection with a permitted Transfer or otherwise, represents and warrants to the Company and the Managing Member, as of the date of its admission as a Member, that such Member (or, if such Member is disregarded for U.S. federal income tax purposes, such Member’s regarded owner for such purposes) is either: (i) not a partnership, grantor trust or Subchapter S corporation for U.S. federal income tax purposes (e.g., an individual or Subchapter C corporation), or (ii) is a partnership, grantor trust or Subchapter S corporation for U.S. federal income tax purposes, but (A) permitting the Company to satisfy the 100-partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of any beneficial owner of such Member in investing in the Company through such Member, (B) such Member was formed for business purposes prior to or in connection with the investment by such Member in the Company or for estate planning purposes, and (C) no beneficial owner of such Member has a redemption or similar right with respect to such Member that is intended to correlate to such Member’s right to Redemption pursuant to Section 4.6.

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Section 12.5 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.6 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.7 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such state and without regard to conflicts of law doctrines.

Section 12.8 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 12.9 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.10 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts any may delivered by email or other electronic means. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

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Section 12.11 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically, receipt of which is affirmatively acknowledged by or on behalf of the intended recipient, or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Sunlight Financial LLC
101 N. Tryon Street
Suite 1000

Charlotte, NC 28246
Attention: General Counsel
Email: notices@sunlightfinancial.com

With copies (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77001

Attention: G. Michael O’Leary

Telephone: (713) 220-4360
Email: moleary@huntonak.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or email address so specified in (or pursuant to) this Section 12.11 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.12 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

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Section 12.13 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.14 Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.15 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

Section 12.16 No Third Party Beneficiaries. Except as expressly provided in Sections 7.4, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Fourth Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:
SUNLIGHT FINANCIAL LLC

By:
Name:
Title:

MANAGING MEMBER:
SL FINANCIAL HOLDINGS INC.

By:
Name:
Title:	Chief Executive Officer

PUBCO:
SUNLIGHT FINANCIAL HOLDINGS INC.

By:
Name:
Title:	Chief Executive Officer

Signature Page to
Fifth Amended and Restated Limited Liability Company Agreement of
SUNLIGHT FINANCIAL LLC

MEMBERS:

Signature Page to
Fifth Amended and Restated Limited Liability Company Agreement of
SUNLIGHT FINANCIAL LLC

EXHIBIT A

Member

Exhibit B

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of ___________, 2021, is hereby entered into by and among Sunlight Financial Holdings Inc., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders, and the Agent.

RECITALS

WHEREAS, the Corporate Taxpayer is the sole owner of SL Financial Holdings Inc., a Delaware Corporation (“Holdings” and together with the Corporate Taxpayer and their wholly owned subsidiaries, the “Corporate Taxpayer Group”), and a member of a group filing a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code of which the Corporate Taxpayer is the parent;

WHEREAS, Holdings is the managing member, and holds, directly and indirectly, Class X Units of Sunlight Financial LLC, a Delaware limited liability company (“Sunlight Financial LLC”), an entity classified as a partnership for U.S. federal income tax purposes;

WHEREAS, Sunlight Financial LLC will have in effect an election under Section 754 of the Code, for each Taxable Year in which a Redemption occurs;

WHEREAS, each Blocked TRA Holder previously held membership interests of Sunlight Financial LLC indirectly through a Blocker, and, pursuant to the Blocker Mergers (as defined in the BCA), each Blocker became a wholly owned subsidiary of the Corporate Taxpayer;

WHEREAS, each of the Unblocked TRA Holders held membership interests in Sunlight Financial LLC, and pursuant to the OpCo Merger (as defined in the BCA), after the BCA Date, hold Class EX Units that may be transferred to Sunlight Financial LLC or the Corporate Taxpayer Group in one or more Redemptions (as defined herein), and as a result of such Redemptions, the Corporate Taxpayer Group is expected to obtain or be entitled to certain tax benefits as further described herein;

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the tax benefits realized by the Corporate Taxpayer Group as a result of the Redemptions;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Acquired Interests” means the equity of the Blockers and the membership interests of Sunlight Financial LLC acquired, directly or indirectly, by the Corporate Taxpayer Group pursuant to the transactions contemplated by the Business Combination Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, Sunlight Financial LLC, but only with respect to Taxes imposed on Sunlight Financial LLC and allocable to the Corporate Taxpayer Group; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer Group shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means a “Big Four” accounting firm or similar national accounting firm, or such independent Person selected by a Supermajority TRA Holders; or such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means the Benchmark plus 100 basis points.

“Agreed Tax Treatment” has the meaning set forth in Section 6.2 of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (i) the sum of the following amounts for each state and local jurisdiction in which Sunlight Financial LLC (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Corporate Taxpayer Group files an income or franchise tax return for the relevant Taxable Year: (A) the Corporate Taxpayer Group’s income and franchise tax apportionment factor(s) for such applicable state or local jurisdiction, multiplied by (B) the highest corporate income and franchise tax rate(s) for such state or local jurisdiction, reduced by (ii) the product of (A) the highest marginal U.S. federal income tax rate applicable to the Corporate Taxpayer Group for the relevant Taxable Year (determined based on the calculation of the Hypothetical Tax Liability for the relevant Taxable Year) and (B) the aggregate rate calculated under clause (i).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of a Redemption or any Iterative Payment (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (including in situations where, following a Redemption, Sunlight Financial LLC remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b) and 1012 of the Code (in situations where, as a result of one or more Redemptions, Sunlight Financial LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). For the avoidance of doubt, the amount of any Basis Adjustment resulting from a Redemption of Class EX Units shall be determined without regard to any Section 743(b) adjustment attributable to such Class EX Units prior to such Redemption, and further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“BCA Date” means the Closing Date as defined in the Business Combination Agreement.

“Benchmark” means SOFR. If SOFR ceases to be published in accordance with the definition thereof or otherwise is not available, the Corporate Taxpayer and the Agent shall work together in good faith to select an alternate Benchmark with similar characteristic that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Blockers” means FTV-Sunlight, Inc. and Tiger Co-Invest B Sunlight Blocker LLC.

“Blocked TRA Holders” means FTV V, LP, a Delaware limited partnership and Tiger Infrastructure Partners Co-Invest B LP, a Delaware limited partnership.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Business Combination Agreement” or “BCA” means the Business Combination Agreement, dated January 23, 2021, by and among the Corporate Taxpayer (formerly known as Spartan Acquisition Corp. II, SL Invest I Inc., SL Invest II LLC, SL Financial Investor I LLC, SL Financial Investor II LLC, SL Financial Holdings Inc., SL Financial LLC, Sunlight Financial LLC, FTV-Sunlight, Inc., and Tiger Co-Invest B Sunlight Blocker LLC.

“Call Right” has the meaning set forth in the Sunlight Financial LLC Agreement.

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“Change of Control” means the occurrence of any of the following events or series of related events after the BCA Date:

(i)	any Person (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger, or if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective “beneficial owners” (as defined above) of the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to beneficially own more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)	the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Class EX Units” has the meaning set forth in the Sunlight Financial LLC Agreement (and, for the avoidance of doubt, refers only to those Class EX Units held after giving effect to the transactions contemplated by the Business Combination Agreement and not to any Acquired Interests).

“Class X Units” has the meaning set forth in the Sunlight Financial LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor U.S. federal income Tax statute).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Group” has the meaning set forth in the Recitals of this Agreement.

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“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including the Corporate Taxpayer Group or any other consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Benchmark plus 400 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice, or the date on which the Early Termination Notice is deemed to have been delivered pursuant to Section 4.2 or Section 4.3, for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means the Benchmark plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the Corporate Taxpayer and the Agent.

“Holdings” has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, Sunlight Financial LLC, but only with respect to Taxes imposed on Sunlight Financial LLC and allocable to the Corporate Taxpayer Group (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (A) any Basis Adjustments, (B) any deduction attributable to Imputed Interest for the Taxable Year and (C) any Post-BCA TRA Benefits. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Imputed Interest or any Post-BCA TRA Benefits. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code, and the principles of any similar provisions of state or local law, with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

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“IRS” means the U.S. Internal Revenue Service.

“Iterative Payment” means any payment made under this Agreement (including any Accrued Amount, but other than amounts accounted for as Imputed Interest) to an Unblocked TRA Holder.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Payment Schedule” means the schedule setting forth each TRA Holder’s pro rata share of any payments hereunder, as reflected in Schedule A attached hereto.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-BCA TRA” means any tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer Group pursuant to which the Corporate Taxpayer or any member of such group is obligated to pay over amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction (other than any Redemption) after the date of this Agreement.

“Post-BCA TRA Benefits” means any tax benefits resulting from increases in Tax basis, net operating losses or other tax attributes with respect to which the Corporate Taxpayer or any of its Subsidiaries is obligated to make payments under a Post-BCA TRA.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption” means any transfer of Class EX Units by an Unblocked TRA Holder, or by a permitted transferee of such Unblocked TRA Holder (pursuant to the Sunlight Financial LLC Agreement), to Sunlight Financial LLC or to the Corporate Taxpayer Group pursuant to the Redemption Right or the Call Right, as applicable; provided, for the avoidance of doubt, a “Redemption” shall not include any transfer of Acquired Interests or other transaction contemplated by the Business Combination Agreement.

“Redemption Date” means each date on which a Redemption occurs.

“Redemption Notice” has the meaning given to the term “Redemption Notice” in the Sunlight Financial LLC Agreement.

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“Redemption Right” means the redemption right of holders of Class EX Units set forth in Section 4.6 of the Sunlight Financial LLC Agreement.

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by Sunlight Financial LLC, or any entity in which Sunlight Financial LLC holds a direct or indirect interest that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such entities are not held through any entity treated as a corporation for U.S. federal income tax purposes), (i) in the case of a Redemption, at the time of such Redemption, and (ii) in the case of an Iterative Payment, as of the BCA Date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Resolution of Disputes Procedures” means the procedures described in Section 7.9 of this Agreement.

“Schedule” means any of the following: (i) a Tax Attribute Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Sunlight Financial LLC” has the meaning set forth in the Recitals of this Agreement.

“Sunlight Financial LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC, dated as of the BCA Date, as further amended from time to time.

“Supermajority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than seventy-five percent (75%) of any Tax Benefit Payment pursuant to the Payment Schedule.

“Tax Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement and any Post-BCA TRA.

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“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the BCA Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes, and any interest imposed in respect of such Tax under applicable law.

“Taxing Authority” means the IRS and any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Unblocked TRA Holder” means each of the TRA Holders other than the Blocked TRA Holders.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer Group will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments (assuming, to the extent applicable, in calculating such deductions that the election under Section 168(k)(7) of the Code is made with respect to any actual or deemed Basis Adjustment arising from a Redemption made in the Taxable Year that includes the Early Termination Date or deemed to be made on the Early Termination Date pursuant to clause (v) of this definition), and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer Group ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date (provided that, in any year that the Corporate Taxpayer Group is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision);

(iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

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(iv) any Reference Asset that is not subject to amortization, depletion, depreciation or other cost recovery deduction to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the fifth anniversary of the Early Termination Date for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided, that in the event of a Change of Control which includes a taxable sale of such Reference Asset (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Asset), such Reference Asset shall be deemed disposed of at the time of the Change of Control; and

(v) if, at the Early Termination Date, there are Class EX Units that have not been transferred in a Redemption, then all Class EX Units shall be deemed to be transferred pursuant to the Redemption Right effective on the Early Termination Date.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Tax Attribute Schedules. Within ninety (90) calendar days after the filing of the relevant Corporate Taxpayer Return for each Taxable Year, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Tax Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) the Basis Adjustments with respect to the Reference Assets as a result of the Redemptions effected in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall deliver to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the Accrued Amount with respect to any such Net Tax Benefit, (C) the aggregate Tax Benefit Payment payable, and (D) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to its appropriate representatives in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Imputed Interest and any Post-BCA TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest or any Post-BCA TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology such that the portion that is not attributable to a Basis Adjustment or Imputed Interest is deemed utilized first.

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Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust a Tax Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. In its capacity as the sole owner of Holdings, which in turn is the sole managing member of Sunlight Financial LLC, the Corporate Taxpayer will (i) ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Sunlight Financial LLC and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) and (ii) use commercially reasonable efforts to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, any entity in which Sunlight Financial LLC holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to the Agent for disbursement to the TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, the Tax Benefit Payment determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the Agent to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the Agent. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

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(b) A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit and the Accrued Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under the corresponding provision of any Post-BCA TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements. It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments; Coordination of Benefits with Other Tax Receivable

Agreements.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer Group’s tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer Group does not have sufficient taxable income in such Taxable Year to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer Group shall be allocated as follows: (i) first among any Post-BCA TRAs (and among all Persons eligible for payments thereunder in the manner set forth in such Post-BCA TRAs) and (ii) to the extent of any remaining limitation on tax benefit for the Corporate Taxpayer Group after application of clause (i), among this Agreement (and among all Persons eligible for payments thereunder) in accordance with the TRA Holders’ respective pro rata shares as set forth on the Payment Schedule.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under this Agreement (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full) and (ii) after fulfilling the obligations set forth in clause (i) of this Section 3.3(b), the Corporate Taxpayer will then pay all amounts due under any Post-BCA TRA in respect of such Taxable Year (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full).

(c) To the extent the Corporate Taxpayer makes a Tax Benefit Payment in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to in respect of such Taxable Year, then (i) the Agent, on behalf of the TRA Holders, shall receive no further payments under Section 3.1(a) until the Agent, on behalf of the TRA Holders, has foregone an amount of payments equal to such excess and any Accrued Amount attributable to such excess and (ii) the Corporate Taxpayer will pay the foregone payments (other than any foregone payments in respect of Accrued Amounts) to the other Persons to whom a payment is due under the Tax Receivable Agreements (or if no such payments are due, shall retain such amounts for future payments when they become due) in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess Tax Benefit Payment.

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Section 3.4 Payment Schedule; Release of Liability.

(a) The allocation of the of any payments hereunder in accordance with the Payment Schedule shall be binding on all TRA Holders and shall be used by the Corporate Taxpayer and the Agent for purposes of disbursement of any such payments. In making any payments or disbursements pursuant to this Agreement, the Corporate Taxpayer and the Agent shall be entitled to rely fully on the pro rata shares of the TRA Holders as set forth on the Payment Schedule and shall not be liable to any TRA Holder for the accuracy of the determination of such pro rata shares. Furthermore, the Agent shall be solely responsible for determining each TRA Holder’s pro rata share of the payments hereunder and disbursing any payments hereunder to each TRA Holder in accordance with the Payment Schedule. The Agent shall promptly notify the Corporate Taxpayer of any amendments to the Payment Schedule, including but not limited to any amendments required as a result of an assignment permitted pursuant to Section 7.6.

(b) Each of the TRA Holders acknowledges and agrees that (i) it has agreed to the Payment Schedule, as may be amended from time to time in accordance with Section 3.4(a), (ii) the Payment Schedule accurately reflect the rights and privileges of each of the TRA Holders and any other party in accordance with the organizational documents of Sunlight Financial LLC (as in effect prior to the date hereof) and any other applicable law or agreement, (iii) it is the sole responsibility of the Agent, and not the Corporate Taxpayer, to accurately disburse payments made to the Agent hereunder in accordance with the Payment Schedule, and (iv) the Corporate Taxpayer shall not be liable for any inaccuracies in the Payment Schedule or any action (or failure to take action) by or on behalf of the Agent with respect to the Payment Schedule or otherwise. Each TRA Holder and the Agent shall indemnify and hold harmless the Corporate Taxpayer and its Affiliates and/or each of their respective directors, officers, managers, employees, agents, Affiliates, other representatives, successors and assigns from and against any liability arising out of or with respect to the Payment Schedule (including any inaccuracies thereon, the failure of the Agent to disburse payments in accordance therewith, or otherwise).

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. The Corporate Taxpayer may terminate this Agreement at any time by paying to the Agent for disbursement to the TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, the Early Termination Payment due pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for (a) any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Agent as due and payable but unpaid as of the Early Termination Notice and (b) except to the extent included in the Early Termination Payment or as a payment under clause (a) of this Section 4.1, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Early Termination upon Change of Control. In the event of a Change of Control, the Agent, at the direction of the Supermajority TRA Holders, shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.2. Such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of a Change of Control, (b) payment of any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Agent as due and payable but unpaid as of the deemed Early Termination Notice, and (c) except to the extent included in the Early Termination Payment or as a payment under clause (b) of this Section 4.2, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Notwithstanding the foregoing, the Corporate Taxpayer may determine instead of making the Early Termination Payment as specified in (a) above on the closing date of the Change of Control, to make (i) one-half of the Early Termination Payment as specified in (a) above on or before the first anniversary of the closing date of the Change of Control, and (ii) the remaining one-half of the Early Termination Payment specified in (a) above on or before the second anniversary of the closing date of the of the Change of Control.

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Section 4.3 Breach of Agreement.

(a) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment as described in Section 4.3(b), as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise, then if the Supermajority TRA Holders so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) payment of any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Agent as due and payable but unpaid as of the deemed Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or as a payment under clause (ii) of this Section 4.3(a), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, if the Supermajority TRA Holders do not elect to treat such breach as an Early Termination pursuant to this Section 4.3(a), the TRA Holders shall be entitled to seek specific performance of the terms hereof.

(b) The parties agree that the failure of the Corporate Taxpayer to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds available to make, or to the extent that the Corporate Taxpayer is contractually constrained from making, such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which Sunlight Financial LLC or any Subsidiary of Sunlight Financial LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property (other than Class A Shares or other equity interests of the Corporate Taxpayer) to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.4 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers related to the calculation of the Early Termination Payment reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

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Section 4.5 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the Agent for disbursement to the TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, the Early Termination Payment. Such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the Agent to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the Agent.

(b) The “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any payment pursuant to Section 5.2 shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer and its Subsidiaries that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(b). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to the Agent when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and Sunlight Financial LLC’s Tax Matters. Except as otherwise provided herein or in the Sunlight Financial LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Sunlight Financial LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or Sunlight Financial LLC by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights of the TRA Holders under this Agreement, and shall provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, Sunlight Financial LLC and their respective advisors concerning the conduct of any such portion of a Tax Proceeding; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest (and, in each case, that is reasonably expected to have a material effect on the TRA Holders’ rights under this Agreement) without the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer and Sunlight Financial LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Sunlight Financial LLC Agreement.

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Section 6.2 Characterization of Payments; Consistency. Unless otherwise required by applicable law, the Corporate Taxpayer and each TRA Holder agrees to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the Agreed Tax Treatment and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3). Notwithstanding anything to the contrary (including any Tax or accounting reporting position taken by the Corporate Taxpayer, or which the Corporate Taxpayer causes any of its Subsidiaries to take), for purposes of this Agreement, the parties agree to treat any payment under this Agreement (including any Accrued Amount, but other than amounts accounted for as Imputed Interest) as additional purchase price for the Acquired Interests (and, as among the Acquired Interests, in the same proportion as each such payment is made among the TRA Holders who previously held such Acquired Interests), and accordingly, any Iterative Payments will have the effect of creating additional Basis Adjustments to Reference Assets (the “Agreed Tax Treatment”), unless (a) otherwise required to do so pursuant to a Determination or (b) the Board, after consultation with a “Big Four” accounting firm or similar national accounting firm (other than any such firm that is the Agent), determines in good faith that it does not have a reasonable basis to take a position consistent with the Agreed Tax Treatment.

Section 6.3 Cooperation. The Agent and each TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the Agent, on behalf of the TRA Holders, for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. The Agent shall deliver to the TRA Holders all material information (including the Tax Attribute Schedule and Tax Benefit Payment Schedule) received by the Agent hereunder in its capacity as an Agent, promptly after received by the Agent.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested at the addresses below or to such other address or to such other Person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or email address so specified in (or pursuant to) this Section 7.1 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt:

If to the Corporate Taxpayer, to:

Sunlight Financial Holdings Inc.

Attention:

Email:

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

:

If to the Agent, to:

with a copy (which shall not constitute notice to the Agent) to:

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Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and the agreements referred to herein constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign this Agreement to any Person without the prior written consent of the Corporate Taxpayer; provided, however, that:

(i) to the extent Class EX Units are transferred in accordance with the terms of the Sunlight Financial LLC Agreement (except pursuant to the Redemption Right or Call Right), the transferring TRA Holder shall have the option to assign to the transferee of such Class EX Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Class EX Units without the prior written consent of the Corporate Taxpayer, provided that, such transferee or such Affiliate, as applicable, has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement, and provided, further, that, for the avoidance of doubt, if a TRA Holder transfers Class EX Units but does not assign to the transferee of such Class EX Units the rights of such TRA Holder under this Agreement with respect to such transferred Class EX Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Redemption of, such Class EX Units; and

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(ii) the right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons with the prior written consent of the Corporate Taxpayer (not to be unreasonably withheld, conditioned or delayed) as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by this Agreement (including Section 3.4 and Section 7.13).

(b) The Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and the Supermajority TRA Holders.

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and the Supermajority TRA Holders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Agent, in the case of provisions relating to the Agent, or in the case of any other provision, by the party against whom the waiver is to be effective.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

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(b) Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation. In the event that the Agent and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm (other than any such firm that is the Agent), and unless the Corporate Taxpayer and the Agent agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Agent or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Agent shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts the Agent’s position (as determined by the Expert), in which case the Corporate Taxpayer shall reimburse the Agent for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position (as determined by the Expert), in which case the Agent shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries, the Agent and the TRA Holders and may be entered and enforced in any court having jurisdiction.

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Section 7.11 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided that the Corporate Taxpayer, the Agent and the TRA Holders shall cooperate to reduce or eliminate any such deduction or withholding, including by providing or obtaining any certificates or other documentation that would reduce or eliminate any such deduction or withholding (to the extent such party is legally entitled to do so) or other information reasonably requested by the Corporate Taxpayer to establish any TRA Holder’s withholding status. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder, as applicable.

Section 7.12 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of

Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), Sunlight Financial LLC or any other entity treated as holding a Reference Asset hereunder (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, in a transaction that is wholly or partially exempt from tax, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor with respect to the non-taxable portion of such transfer shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

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Section 7.13 Confidentiality.

(a) The Agent, each TRA Holder and each of such TRA Holder’s assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Sunlight Financial LLC and its Affiliates and successors, or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, the Agent may disclose information received by it in the ordinary course of the Agent’s duties as Agent. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing the Agent’s or such TRA Holder’s obligations, or monitoring or enforcing the Agent’s or such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of such Agent or its assignees, as applicable), and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Sunlight Financial LLC, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the them relating to such Tax treatment and Tax structure.

(b) If the Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14 No More Favorable Terms. None of the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer (or any of its Subsidiaries) may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

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Section 7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder that as of the date of this Agreement would be treated as capital gain to instead be treated as ordinary income or to be otherwise taxed at ordinary income rates for U.S. federal income tax purposes or (b) would have other material adverse tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the election of such TRA Holder, and to the extent specified by such TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder or (ii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment. Notwithstanding anything in this Section 7.15 to the contrary, any Tax Benefit Payment that would otherwise arise as a result of a Basis Adjustment attributable to a Redemption by such a TRA Holder shall continue to be included in the Tax Benefit Payment payable to the Agent for disbursement to the other TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, as modified on a pro rata basis to exclude such TRA Holder.

Section 7.16 Several Obligations. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that (i) any representations and warranties of a TRA Holder made in this Agreement are being made on a several, and not joint, basis, (ii) the obligations of each TRA Holder under this Agreement are several obligations of each of them, and (iii) no TRA Holder shall have any liability for the breach of any representation, warranty, covenant, or obligation by any other party to this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

THE CORPORATE TAXPAYER: SUNLIGHT FINANCIAL HOLDINGS INC.

By:
Name:
Title:

AGENT:

By:	/s/

[The signatures of the TRA Holders are attached in Schedule A.]

Signature Page to

Tax Receivable Agreement

SCHEDULE A
TRA HOLDERS

Exhibit C

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT, dated as of January 23, 2021 (this “Agreement”), is by and among Spartan Acquisition Corp. II, a Delaware corporation (“Spartan”), and each of the members of the Company (as defined below) whose names appear on the signature pages of this Agreement (each, a “Company Member” and, collectively, the “Company Members”).

WHEREAS, Spartan, Sunlight Financial LLC, a Delaware limited liability company (the “Company”), SL Invest I Inc., a Delaware corporation (“MergerCo1”), SL Invest II LLC, a Delaware limited liability company (“MergerCo2”), SL Financial Investor I LLC, a Delaware limited liability company (“Holdings I”), SL Financial Investor II LLC, a Delaware limited liability company (“Holdings II”), SL Financial Holdings Inc., a Delaware corporation (“Spartan Sub”), SL Financial LLC, a Delaware limited liability company (“OpCo Merger Sub”), FTV-Sunlight, Inc., a Delaware corporation (“FTV Blocker”), and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company (“Tiger Blocker,” and collectively with FTV Blocker, the “Blockers”), propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA, a copy of which has been made available to each Company Member;

WHEREAS, as of the date hereof, each Company Member is the record owner of the number of Class A-1 Units, Class A-2 Units, Class A-3 Units or Class B Units as set forth opposite such Company Member’s name on Exhibit A hereto (all such Class A-1 Units, Class A-2 Units, Class A-3 Units and Class B Units and any Class A-1 Units, Class A-2 Units, Class A-3 Units and Class B Units of which ownership of record or the power to vote is hereafter acquired by a Company Member prior to the Expiration Time (as defined below) being referred to herein as the “Units”); and

WHEREAS, in order to induce, Spartan, MergerCo1, MergerCo2, Holdings I, Holdings II, Spartan Sub, and OpCo Merger Sub to enter into the BCA, the Company Members are executing and delivering this Agreement to Spartan.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of Spartan and the Company Members (severally, and not jointly or jointly and severally) hereby agrees as follows:

1.  Agreement to Deliver Written Consent.

(a)  Each Company Member, by this Agreement, severally, and not jointly or jointly and severally, agrees that as promptly as practicable after the Registration Statement is declared effective by the SEC (and in no event later than two (2) Business Days after such effective date), such Company Member shall execute and deliver a written consent, substantially in the form set forth in Section 7.02(c) of the Company Disclosure Schedules to the BCA (the “Written Consent”), which consent shall approve the BCA, the OpCo Merger and the other Transactions. Following such execution and delivery, each Company Member hereby agrees that it will not revoke, withdraw or repudiate the Written Consent. Such Written Consent shall be coupled with an interest and, prior to the Expiration Time, shall be irrevocable. Until the Expiration Time, and subject to Section 2 hereof, no Company Member shall enter into any tender or voting agreement, or any similar agreement, arrangement or understanding, or grant proxy or power of attorney, with respect to the Units that is inconsistent with this Agreement or otherwise take any other action with respect to the Units that would prevent, materially restrict, materially limit or materially interfere with the performance of such Company Member’s obligations hereunder or the consummation of the Transactions.

(b)  Until the Expiration Time, at any meeting of the members of the Company or at any postponement or adjournment thereof or in any other circumstances upon which a Company Member’s vote, consent or other approval (including by written consent) is sought, such Company Member shall vote (or cause to be voted) all Units, currently or hereinafter owned by such Company Member, against and withhold consent with respect to any Company Acquisition Proposal. No Company Member shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

2.  Agreement to Vote.

(a)  Each Company Member, by this Agreement, with respect to its Units, severally, and not jointly or jointly and severally, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Spartan may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company, all of such Company Member’s Units (i) in favor of the approval and adoption of the BCA, the OpCo Merger, the Blocker Mergers, the Transactions and this Agreement, and (ii) against any action, agreement or transaction (other than the BCA or the Transactions) or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. In addition to the foregoing, each of the Blockers, by this Agreement, with respect to its Units, severally, and not jointly or jointly and severally, hereby agrees (and agrees to execute such documents or certificates evidencing such agreement as Spartan may reasonably request in connection therewith), if (and only if) each of the Approval Conditions shall have been met, to consent, under Section 9.6 of the Company LLC Agreement, in favor of the approval and adoption of the BCA, the OpCo Merger, the Blocker Mergers, the Transactions and this Agreement. Each Company Member acknowledges receipt and review of a copy of the BCA. For purposes of this Agreement, “Approval Conditions” shall mean there shall not have been any amendment to the BCA that has a material and adverse impact on the aggregate Total Equity Interest Consideration and Total Cash Consideration payable under the BCA to the Company Members.

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3.  Transfer of Units.

(a)  Each Company Member, severally, and not jointly or jointly and severally, agrees that, until the Expiration Time, it shall not (i) Transfer or otherwise agree to Transfer any Units (unless the transferee agrees to be bound by this Agreement), (ii) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) take any action that would have the effect of preventing or disabling the Company Member from performing its obligations hereunder. For purposes of this Agreement, “Transfer” shall mean any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (including by operation of law), or entry into any contract, option or other agreement or undertaking with respect to any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (including by operation of law), excluding entry into this Agreement and the BCA and the consummation of the Transactions.

(b)  Until the Expiration Time, each Company Member, severally, and not jointly or jointly and severally, agrees that any Units that such Company Member purchases or otherwise hereinafter acquires or with respect to which such Company Member otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time shall be subject to the terms and conditions of this Agreement to the extent as if they were owned by such Company Member as of the date hereof.

(c)  Any Transfer or attempted Transfer of any Units in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

4.  No Solicitation of Transactions. Each of the Company Members (severally, and not jointly or jointly and severally), agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that relate to a Company Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Company Acquisition Proposal). Each Company Member shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that relate to a Company Acquisition Proposal (other than the Transactions) to the extent required by the BCA.

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5.  Waiver of Appraisal and Dissenters’ Rights. Each Company Member hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the OpCo Merger, the Blocker Mergers or the other Transactions that it may at any time have under applicable Law. Such Company Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Spartan or any of their respective successors, directors or officers (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA. For the avoidance of doubt, nothing herein shall preclude any Company Member from asserting any claims it may have pursuant to the BCA and the other Transaction Documents.

6.  Representations and Warranties. Each Company Member, severally, and not jointly or jointly and severally, represents and warrants for and on behalf of itself to Spartan as follows:

(a)  The execution, delivery and performance by such Company Member of this Agreement and the consummation by such Company Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Company Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Units or (iv) conflict with, violate or result in a breach of or constitute a default under any provision of such Company Member’s Organizational Documents (if such Company Member is an entity) or any material agreement (including any voting agreements) to which such Company Member is a party.

(b)  As of the date of this Agreement, such Company Member (i) owns exclusively of record and has good, valid and marketable title to the Units set forth opposite the Company Member’s name on Exhibit A free and clear of any and all Liens, options, rights of first refusal and limitations on such Company Member’s voting rights (other than pursuant to this Agreement or transfer restrictions under applicable securities laws, the Organizational Documents of the Company or the Organizational Documents of such Company Member), (ii) has the sole power (as currently in effect) to vote and full right, power and authority to sell, transfer and deliver such Units, and the power to agree to all of the matters applicable to such Company Member set forth in this Agreement and (iii) as of the date of this Agreement, such Company Member does not own any rights to purchase or acquire, directly or indirectly, any other Units.

(c)  Such Company Member has the full power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Company Member.

7.  Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest of: (a) the OpCo Merger Effective Time; (b) the valid termination of the BCA in accordance with its terms prior to the OpCo Merger Effective Time; and (c) the mutual written agreement of Spartan and the Company Members holding a majority in interest of the Company Membership Units held by all Company Members (the earliest of the events described in clauses (a)—(c) of this Section 7, the “Expiration Time”).

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8.  Miscellaneous.

(a)  Until the Expiration Time, each Company Member will and will cause its Representatives to keep confidential and not disclose any non-public information relating to Spartan or the Company or any of their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the BCA or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date hereof other than as a result of a disclosure by such Company Member in breach of this Section 8(b), (ii) is, was or becomes available to such Company Member on a non-confidential basis from a source other than Spartan or the Company; provided that, to the knowledge of such Company Member, such information is not subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to Spartan or the Company, or (iii) is or was independently developed by such Company Member after the date hereof without use of, or reference to any non-public information of Spartan or the Company. Notwithstanding the foregoing, such information may be disclosed (i) to a Company Member’s prospective and current limited partners (or their equivalent) and such Company Member’s employees, accountants, advisors, investors, representatives and financing sources who have a need to know, in such Company Member’s sole discretion, and other representatives, as necessary in connection with the ordinary conduct of their respective businesses (provided that such Person is subject to an obligation of confidentiality), general information regarding the subject matter of this Agreement, the BCA and the transactions contemplated hereby and thereby, including, the performance of any Affiliate’s investment in the Company on a confidential basis, in connection with its or its affiliated fund’s normal fund raising, marketing or reporting activities and (ii) to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Company Member gives Spartan or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that Spartan or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Company Member shall reasonably cooperate with such efforts).

(b)  All notices, requests, claims, demands and other communications to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (i) notices to Spartan being sent to the address set forth therein, in each case with all copies as required thereunder and (ii) notices to each Company Member being sent to the address set forth opposite such Company Member’s name on Exhibit A under the heading “Address.”

(c)  This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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(d)  No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(e)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Company Member shall be liable for the breach by any other Company Member of this Agreement.

(f)  Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(g)  This Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in 9.04 (Amendment) and 9.05 (Waiver) 10.04 (Severability), 10.08 (Governing Law), 10.09 (Waiver of Jury Trial), Sections 10.13 (Counterparts), 10.16 (Specific Performance), of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPARTAN ACQUISITION CORP. II

By:
Name:
Title:

Signature Page to Company Support Agreement

COMPANY MEMBERS

FTV-Sunlight, Inc.

By:
Name:
Title:

Tiger Co-Invest B Sunlight Blocker LLC

By:	Tiger Infrastructure Partners Co-Invest B LP,
its sole member

By:	Tiger Infrastructure Associates GP Co-Invest B LP,
its general partner

By:	Emil Henry VI LLC,
its general partner

By:	Henry Tiger Holdings III LLC,
its sole member

By:	Emil Henry LLC,
its managing member

By:
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Signature Page to Company Support Agreement

Tiger Infrastructure Partners Sunlight Feeder LP

By:	Tiger Infrastructure Associates GP LP,
its general partner

By:	Emil Henry IV LLC,
its general partner

By:	Henry Tiger Holdings II LLC,
its sole member

By:	Emil Henry LLC,
its managing member

By:
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Signature Page to Company Support Agreement

Exhibit A

Company Member	Units	Address
FTV-Sunlight, Inc.	376,395	c/o FTV Capital
		555 California Street
		Suite 2850
		San Francisco, CA 94014
		Attention: Brad Bernstein
		David Haynes
		Mike Vostrizansky
		Telephone: (415) 229-3000
		Email: bbernstein@ftvcapital.com; dhaynes@ftvcapital.com; mvostrizansky@ftvcapital.com

Tiger Co-Invest B Sunlight Blocker LLC	118,845	717 Fifth Avenue
		New York, NY 10022
		Attention: Jason Kaslow
		Telephone: (212) 201-2187
		Email: jkaslow@tigerinfrastructure.com

Tiger Infrastructure Partners Sunlight Feeder LP	298,317	717 Fifth Avenue
		New York, NY 10022
		Attention: Jason Kaslow
		Telephone: (212) 201-2187
		Email: jkaslow@tigerinfrastructure.com

Exhibit D

Execution Version

FOUNDERS STOCK AGREEMENT

This FOUNDERS STOCK AGREEMENT, dated as of January 23, 2021 (this “Agreement”), is by and among Spartan Acquisition Corp. II, a Delaware corporation (“Acquiror”), Spartan Acquisition Sponsor II LLC, a Delaware limited liability company (“Sponsor”), Jan C. Wilson and John M. Stice (together with Sponsor, each, a “Founder” and, collectively, the “Founders”), each of which own Class B common stock of Acquiror, par value $0.0001 per share (“Class B Common Stock”).

WHEREAS, Acquiror, SL Invest I Inc., a Delaware corporation, SL Invest II LLC, a Delaware limited liability company, SL Financial Investor I LLC, a Delaware limited liability company, SL Financial Investor II LLC, a Delaware limited liability company, SL Financial Holdings Inc., a Delaware corporation, SL Financial LLC, a Delaware limited liability company, Sunlight Financial LLC, a Delaware limited liability company (the “Company”), FTV-Sunlight, Inc., a Delaware corporation, and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company, propose to enter into, simultaneously herewith, a business combination agreement (the “BCA”);

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as of the date hereof, each Founder is the record owner of the number of shares of Acquiror Class B Common Stock as set forth opposite such Founder’s name on Exhibit A hereto (all such shares of Acquiror Class B Common Stock and any shares of Acquiror Class B Common Stock of which ownership of record or the power to vote is hereafter acquired by the Founders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Founders (severally, and not jointly or jointly and severally) and the Acquiror hereby agree as follows:

1. Waiver of Anti-Dilution Provision. Subject to, and effective immediately prior to, the Closing, each Founder hereby irrevocably waives, to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Acquiror, dated November 24, 2020 (as it may be amended from time to time, the “Certificate of Incorporation”), any and all rights such Founder has or will have with respect to the adjustment to the initial conversion ratio provided by Section 4.3(b)(ii) of the Certificate of Incorporation. The waiver specified in this Section 1 shall be applicable only in connection with the transactions contemplated by the BCA and this Agreement and shall be void and of no force and effect if the BCA shall be terminated for any reason. Without limitation of the foregoing, upon the Closing, each Founder hereby acknowledges and agrees that, pursuant to Section 4.3(b) of the Certificate of Incorporation, each share of Class B Common Stock held by such Founder (for the avoidance of doubt, not including the shares of Class B Common Stock surrendered pursuant to Section 2) shall automatically convert into one share of Acquiror Class A Common Stock.

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2. Contingent Sponsor Founder Share Cancellation. Subject to, and effective immediately prior to, the Closing, Sponsor shall surrender, for no consideration and as a capital contribution to Acquiror (including for purposes of Section 118 of the Internal Revenue Code), a number of shares of Class B Common Stock equal to (a) 25% multiplied by (b) a fraction, (i) the numerator of which is the aggregate number of shares of Acquiror Class A Common Stock that are actually redeemed by Acquiror following the exercise of Redemption Rights and (ii) the denominator of which is the number of shares that constitute “Offering Shares” as defined in Section 9.1(b) of the Acquiror Certificate of Incorporation as of the date of the Acquiror Stockholders’ Meeting, multiplied by (c) the number shares of Class B Common Stock set forth opposite Sponsor’s name on Exhibit A; provided that no such surrender shall occur unless more than an aggregate of 5% of the outstanding shares of Acquiror Class A Common Stock are actually redeemed by Acquiror following the exercise of Redemption Rights; provided, further, that, for the avoidance of doubt, in no event shall Sponsor be required to surrender greater than 25% of the shares of Class B Common Stock set forth opposite Sponsor’s name on Exhibit A.

3. Prior Letter Agreement. The Founders and Acquiror have previously entered into that certain letter agreement dated November 24, 2020 in connection with the initial public offering of Acquiror (as amended, the “Prior Letter Agreement”). Each Founder hereby agrees (severally, and not jointly or jointly and severally) that he, she or it, as applicable, shall comply with, and fully perform all of such Founder’s obligations, covenants and agreements set forth in paragraph 1 of the Prior Letter Agreement. Each Founder and Acquiror hereby further agrees (severally, and not jointly or jointly and severally), notwithstanding the Amendment to Lock-Up dated as of the date hereof, that before the Closing Date, he, she or it, as applicable, will not amend, modify, terminate, waive, or otherwise alter, in whole or in part, the Prior Letter Agreement without the prior written consent of the Company (such consent to not to be unreasonably withheld, conditioned or delayed).

4. No Solicitation of Transactions. Each of the Founders (severally, and not jointly or jointly and severally), agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) initiate, solicit or knowingly encourage (including by furnishing non-public information) the submission of, or participate in any discussions or negotiations that would reasonably be expected to result in an Acquiror Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person, any non-public information with respect to, or otherwise knowingly encourage, any Acquiror Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquiror Acquisition Proposal). Each Founder shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing that would reasonably be expected to result in an Acquiror Acquisition Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA. Notwithstanding the foregoing, nothing in this Section 4 is intended to limit any Founder who is a member of the board of directors of Acquiror from participating in discussions regarding any such matters in the course exercising his or her fiduciary duties in his or her capacity as a member of the board of directors of Acquiror in a matter consistent with the obligations of Acquiror set forth in the BCA.

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5. Representations and Warranties of Founders. Each Founder, severally, and not jointly or jointly and severally, represents and warrants to the Company as follows:

(a) The execution, delivery and performance by such Founder of this Agreement and the consummation by such Founder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Founder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder) or (iv) conflict with, violate or result in a breach of or constitute a default under any provision of such Founder’s Organizational Documents (if such Founder is an entity) or any agreement to which such Founder is a party.

(b) As of the date of this Agreement, such Founder (i) owns exclusively of record and has good, valid and marketable title to the Shares set forth opposite the Founder’s name on Exhibit A free and clear of any and all Liens, options, rights of first refusal and limitations on such Founder’s voting rights (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the Organizational Documents of such Founder), (ii) has the sole power (as currently in effect) to vote and the full right, power and authority to sell, transfer and deliver such Shares, and the power to agree to all of the matters applicable to such Founder set forth in this Agreement and (iii) as of the date of this Agreement, such Founder does not own any rights to purchase or acquire, directly or indirectly, any other Shares.

(c) Such Founder has the full power, authority and capacity to execute, deliver and perform this Agreement, and that this Agreement has been duly authorized, executed and delivered by such Founder.

6. Termination. This Agreement and the obligations of the parties under this Agreement shall automatically terminate upon the earliest of: (a) the OpCo Merger Effective Time, (b) the valid termination of the BCA in accordance with its terms prior to the OpCo Merger Effective Time and (c) the mutual written agreement of the Company and the Sponsor.

7. Miscellaneous.

(a) All notices, requests, claims, demands and other communications to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (i) notices to Acquiror being sent to the address set forth therein, in each case with all copies as required thereunder and (ii) notices to each Founder being sent to the address set forth opposite such Founder’s name on Exhibit A under the heading “Address.”

(b) This Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement, and the other agreements entered into by the Founders in connection with the initial public offering of Acquiror constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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(c) No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

(d) The Company is an express third party beneficiary of this Agreement entitled to the rights and benefits hereunder and to enforce the provisions hereof as if the Company was a party hereto.

(e) Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(f) This Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 9.04 (Amendment), 9.05 (Waiver), 10.04 (Severability), 10.08 (Governing Law), 10.09 (Waiver of Jury Trial), 10.13 (Counterparts), and 10.16 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SPARTAN ACQUISITION SPONSOR II LLC

By:
Name:
Title:

Signature Page to Founders Stock Agreement

Jan C. Wilson

John M. Stice

Signature Page to Founders Stock Agreement

Acknowledged and agreed to by:

SPARTAN ACQUISITION CORP. II

By:
Name:
Title:

Signature Page to Founders Stock Agreement

EXHIBIT A
THE FOUNDERS

Founder	Shares of Acquiror Class B Common Stock	Address
Spartan Acquisition Sponsor II LLC	8,525,000	9 West 57th Street, 43rd Floor New York, NY 10019
Jan C. Wilson	50,000	9 West 57th Street, 43rd Floor New York, NY 10019
John M. Stice	50,000	9 West 57th Street, 43rd Floor New York, NY 10019

Exhibit E

Final Form

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 23 day of January, 2021, by and among Spartan Acquisition Corp. II, a Delaware corporation (the “Issuer”), Sunlight Financial LLC, a Delaware limited liability company (“Sunlight”) and the undersigned (“Subscriber”).

WHEREAS, substantially concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into that certain Business Combination Agreement and Plan of Reorganization, dated as of the date of this Subscription Agreement (as may be amended or supplemented from time to time, the “Combination Agreement”), among the Issuer, SL Invest I Inc., a Delaware corporation and wholly owned subsidiary of the Issuer, SL Invest II LLC, a Delaware limited liability company and wholly owned subsidiary of the Issuer, SL Financial Investor I LLC, a Delaware limited liability company and wholly owned subsidiary of the Issuer, SL Financial Investor II LLC, a Delaware limited liability company and wholly owned subsidiary of the Issuer, SL Financial Holdings Inc., a Delaware corporation and wholly owned subsidiary of the Issuer (“Acquiror Sub”), SL Financial LLC, a Delaware limited liability company and wholly owned subsidiary of Acquiror Sub, Sunlight, FTV-Sunlight, Inc., a Delaware corporation and Tiger Co-Invest B Sunlight Blocker, LLC, a Delaware limited liability company, pursuant to which the Issuer will acquire Sunlight, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, in connection with the Transaction, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Acquired Shares”) for a purchase price of $10.00 per share (the “Share Purchase Price” and the aggregate purchase price set forth on the signature page hereto for the Acquired Shares, the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer at the Closing (as defined herein); and

WHEREAS, in connection with the Transaction, certain institutional “accredited investors” (as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) other than the Subscriber (each, an “Other Subscriber”), have entered into subscription agreements with the Issuer substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date, Class A Shares at the Share Purchase Price (the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

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2. Closing.

a. Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d), the closing of the Subscription contemplated hereby (the “Closing”) shall occur on the date of, and at a time immediately prior to or substantially concurrently with, the closing of the Transaction (such date, the “Closing Date”). Not less than five (5) business days prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of the anticipated Closing Date specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer.

b. Subject to the satisfaction or waiver of the conditions set forth in Sections 2(c) and 2(d) (other than those conditions that by their nature are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement, but without affecting the requirement that such conditions be satisfied or waived at the closing of the Transaction), on the Closing Date:

(i) Subscriber shall deliver to the Issuer the Purchase Price for the Acquired Shares no later than one (1) business day prior to the Closing Date (unless otherwise agreed by the Issuer) by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice; and

(ii) The Issuer shall deliver to Subscriber the Acquired Shares against and upon payment by the Subscriber in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. Each book entry for the Acquired Shares shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

c. The Issuer’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by the Issuer, of each of the following conditions:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

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(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably expected to prevent, materially delay, or materially impair the ability of Subscriber to consummate the Closing.

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;

(iv) all conditions precedent to the Issuer’s obligation to effect the Transaction set forth in the Combination Agreement shall have been satisfied or waived (other than those conditions that (x) may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

d. Subscriber’s obligation to effect the Closing shall be subject to the satisfaction on the Closing Date, or, to the extent permitted by applicable law, the waiver by Subscriber, of each of the following conditions:

(i) all representations and warranties of the Issuer contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein) and the representations contained in Section 3(m), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Issuer of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

(ii) no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition;

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(iv) the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not be reasonably expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing;

(v) the terms of the Combination Agreement (as the same exists on the date of this Subscription Agreement) shall not have been amended, modified or waived in a manner that could reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement, including, without limitation, any amendment or waiver of any representation or covenant of the Issuer or Sunlight relating to the financial position or outstanding indebtedness of the Issuer or Sunlight; and

(vi) all conditions precedent to the closing of the Transaction set forth in the Combination Agreement, shall have been satisfied or waived (other than those conditions that (x) may only be satisfied at the closing of the Transaction, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements).

e. Prior to or at the Closing, Subscriber shall execute and deliver such additional documents and take such additional actions as the Issuer reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

f. In the event that the closing of the Transaction does not occur within five (5) business days of the Closing, the Issuer shall promptly (but not later than three (3) business days thereafter) return the Purchase Price to Subscriber in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 7 herein, Subscriber shall remain obligated (A) to redeliver funds to the Issuer in escrow following the Issuer’s delivery to Subscriber of a new Closing Notice and (B) to reconsummate the Closing immediately prior to or substantially concurrently with the consummation of the Transaction.

3. Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

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b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware.

c. This Subscription Agreement, the Other Subscription Agreements and the Combination Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and are enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement.

e. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the Class A Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

f. The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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g. Assuming the accuracy of Subscriber’s representations and warranties in Section 4, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 10(m), (iv) those required by the New York Stock Exchange (the “NYSE”), including with respect to obtaining stockholder approval, and (v) the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares.

h. The authorized capital stock of the Issuer consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 250,000,000 Class A Shares, and (iii) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Shares”). As of the date hereof and as of immediately prior to the Closing: (1) no shares of Preferred Stock are issued and outstanding, (2) 34,500,000 Class A Shares are issued and outstanding, (3) 8,625,000 Class B Shares are issued and outstanding, and (4) 27,150,000 warrants, each entitling the holder thereof to purchase one Class A Share at an exercise price of $11.50 per Class A Share, are outstanding.

i. The Issuer has not received any written communication, from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

j. The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.

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l. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

m. The Issuer has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or such other investor’s direct or indirect investment in the Issuer other than (i) the Combination Agreement, (ii) the Other Subscription Agreements; provided, that no Other Subscription Agreement included a purchase price per share that is lower than the Share Purchase Price, and (iii) that certain letter agreement, dated November 24, 2020, by and among the Issuer and the other parties thereto. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Share Purchase Price and terms that are no more favorable to any such Other Subscriber thereunder than the terms of this Subscription Agreement.

n. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Class A Shares (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. None of the SEC Documents filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to the proxy statement to be filed by the Issuer with respect to the Transaction or any of its affiliates included in any SEC Document or filed as an exhibit thereto, the representation and warranty in this sentence is made to the Issuer’s knowledge. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Staff of the Commission with respect to any of the SEC Documents.

o. Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

p. Except for placement fees payable to Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Cowen and Company, LLC, in their capacity as placement agents for the offer and sale of the Acquired Shares (in such capacity, the “Placement Agents”), the Issuer has not paid, and is not obligated to pay, any brokerage, finder’s or other commission or similar fee in connection with its issuance and sale of the Acquired Shares, including, for the avoidance of doubt, any fee or commission payable to any stockholder or affiliate of the Issuer.

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q. None of the Issuer, its subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

4. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution, delivery and performance by Subscriber of this Subscription Agreement, including the consummation of the transactions contemplated hereby, (i) are fully consistent with Subscriber’s financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) have been duly authorized and approved by all necessary action and (iv) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Acquired Shares.

d. The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would be reasonably expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would be reasonably expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

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e. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6), (7), (10), (11) or (12) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares, unless Subscriber is a newly formed entity in which all of the equity owners are accredited investors and is an “institutional account” as defined by FINRA Rule 4512(c).

f. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber acknowledges that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account for investment purposes only and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, Transferred (as defined herein), pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 promulgated under the Securities Act, absent a change in law, receipt of regulatory no-action relief or an exemption, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including without limitation sales conducted pursuant to Rule 144 promulgated under the Securities Act), and that any certificates or book entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or Transfer of any of the Acquired Shares. For purposes of this Subscription Agreement, “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.

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g. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer, Sunlight, the Placement Agents or any of their officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer included in this Subscription Agreement.

h. Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

i. In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Placement Agents or any of their respective affiliates, or any of their respective officers, directors, employees or representatives, concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares. Subscriber acknowledges and agrees that it has not relied on any statements or other information provided by the Placement Agents or any of the affiliates thereof with respect to the Transaction, the Issuer, Sunlight or Subscriber’s decision to purchase the Acquired Shares.

j. Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or the Placement Agents, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or the Placement Agents. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber qualifies as a sophisticated institutional investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions in, and investment strategies involving, securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

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l. Subscriber acknowledges and agrees that (a) the Placement Agents are acting solely as placement agents in connection with the Subscription and are not acting as underwriters or in any other capacity and are not and shall not be construed as a fiduciary for Subscriber, the Issuer or any other person or entity in connection with the Subscription, (b) neither the Placement Agents nor any affiliate of any of the Placement Agents (nor any officer, director, employee or representative of any of the Placement Agents or any affiliate thereof) have made, or will make, any representation or warranty, whether express or implied, of any kind or character and have not provided, and will not provide, any advice or recommendation in connection with the Subscription, (c) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer or the Subscription, (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by Subscriber, the Issuer or any other person or entity), whether in contract, tort or otherwise, to Subscriber, or to any person claiming through Subscriber, in respect of the Subscription, (e) the Placement Agents and their affiliates have not made an independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer, and (f) the Placement Agents have not prepared a disclosure or offering document in connection with the offer and sale of the Acquired Shares.

m. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

n. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

o. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

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p. If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that (1) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the Plan’s fiduciary with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares, and (2) its purchase of the Acquired Shares will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

q. At the Closing, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2(b)(i).

5. Additional Subscriber Agreement. Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing Date, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Issuer. For purposes of this Section 5, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, this Section 5 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Acquired Shares shall not be required to provide the Issuer with any notice thereof; provided, however, that neither the Issuer nor their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Acquired Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Issuer in all respects.

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6. Registration Rights.

a. The Issuer agrees that, within thirty (30) calendar days after the consummation of the Transaction, the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement registering the resale of the Acquired Shares (the “Registration Statement”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effective Date”); provided, however, that the Issuer’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Issuer to effect the registration of the Acquired Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Acquired Shares which is equal to the maximum number of Acquired Shares as is permitted by the Commission. In such event, the number of Acquired Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within one (1) business day thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer will provide a draft of the Registration Statement to Subscriber for review at least two (2) business days in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission.

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b. In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (1) Subscriber ceases to hold any Acquired Shares or (2) the date all Acquired Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 promulgated under the Securities Act and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (3) two years from the Effective Date of the Registration Statement.

(ii) advise Subscriber within two (2) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

(3) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(4) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Acquired Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

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Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (1) through (5) above constitutes material, nonpublic information regarding the Issuer;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Acquired Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by the Issuer have been listed;

(vi) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Acquired Shares contemplated hereby and to enable Subscriber to sell the Acquired Shares under Rule 144; and

(vii) remove the legend described in in Section 2(b)(ii) (or instruct its transfer agent to so remove such legend) from the Acquired Shares if (1) the Registration Statement has become effective under the Securities Act, (2) such Acquired Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Issuer), or (3) such Acquired Shares are eligible for sale under Rule 144, without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions. Each applicable holder agrees to provide the Issuer, its counsel and/or the transfer agent with evidence reasonably requested by it in order to cause the removal of the legend described in Section 2(b)(ii) (the “Representations”). Any fees (with respect to the transfer agent, Issuer counsel or otherwise) associated with the issuance of any legal opinion required by the Issuer’s transfer agent or the removal of such legend shall be borne by the Issuer. If a legend is no longer required pursuant to the foregoing, the Issuer will no later than three (3) Business Days following the delivery by an applicable holder to the Issuer or the transfer agent (with notice to the Issuer) of a legended certificate or instrument representing Acquired Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and the Representations, deliver or cause to be delivered to such applicable holder a certificate or instrument (as the case may be) representing such Acquired Shares that is free from all restrictive legends. Certificates for Acquired Shares free from all restrictive legends may be transmitted by the transfer agent to the applicable holders by crediting the account of the applicable holder’s prime broker with DTC as directed by such applicable holder.

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c. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (1) to the extent Subscriber is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (2) to copies stored electronically on archival servers as a result of automatic data back-up. The Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Acquired Shares.

d. Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(d)) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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e. The Issuer shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors and agents of Subscriber, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein or Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 6 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (1) in reliance upon and in conformity with written information furnished by Subscriber, (2) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Issuer in a timely manner or (3) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 6(c) hereof. The Issuer shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Issuer receives notice in writing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the Transfer of the Acquired Shares by Subscriber.

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f. Subscriber shall, severally and not jointly, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, and each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, (i) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or (ii) arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, with respect to (i) and/or (ii), to the extent, but only to the extent, that such untrue or alleged untrue statements or omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 6(f) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation. Subscriber shall notify the Issuer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6(f) of which Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the Transfer of the Acquired Shares by Subscriber.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Combination Agreement is terminated in accordance with the terms therein, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Sections 2(c) and 2(d) are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing, or (d) at the election of Subscriber, on or after the date that is 180 days after the date hereof if the Closing has not occurred on or prior to such date; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such breach. The Issuer shall promptly notify in writing Subscriber of the termination of the Combination Agreement promptly after the termination of such agreement.

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8. Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated November 24, 2020 (the “Prospectus”), available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and the underwriters of the Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocable waives any and all right, title and interest, or any claim of any kind they have or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Issuer.

9. Risk Factors. Subscriber acknowledges having received and read the Risk Factors located in folder 3 of the virtual data room related to the Transaction (the “Risk Factors”). Subscriber understands and accepts all of the risks set forth in the Risk Factors.

10. Miscellaneous.

a. Each party hereto acknowledges that the other party hereto and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 10(a) shall not give the Issuer or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Subscriber further acknowledges and agrees that the Placement Agents are third-party beneficiaries of the representations and warranties of Subscriber contained in Section 4.

b. Each of the Issuer, Sunlight and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

c. Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may not transfer or assign all or a portion of its rights under this Subscription Agreement other than to its affiliates or any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer; provided, that, such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 4 and completes Schedule A hereto. In the event of such a transfer or assignment, Subscriber shall update Schedule B to provide the information required therein.

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d. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

e. The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential.

f. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

g. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

h. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

i. This Subscription Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

j. Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

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k. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (iii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iv) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Spartan Acquisition Corp. II
9 West 57th Street, 43rd Floor

New York, NY 10019
Attention: Geoffrey Strong; Joseph Romeo
Email: gstrong@apollo.com; jromeo@apollo.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention: James Fox; Ramey Layne

Email: jfox@velaw.com; rlayne@velaw.com; and

Sunlight Financial LLC

234 W. 39th Street, 7th Floor

New York, NY 10018

Attention: Nora Dahlman, General Counsel

Email: nora.dahlman@sunlightfinancial.com

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attention: Mike O’Leary; Taylor Landry

Email: MOleary@huntonak.com; TLandry@huntonak.com

l. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

25

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10(k) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(l).

m. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction, and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Issuer’s knowledge, Subscriber shall not be in possession of any material, nonpublic information received from the Issuer or any of its officers, directors or employees. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law in connection with the Registration Statement, (ii) in a press release or marketing materials of the Issuer in connection with the Transaction to the extent any such disclosure is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10(m), and (iii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of the NYSE, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iii).

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n. This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Sunlight (not to be unreasonably withheld, conditioned or delayed); provided, that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

o. The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 10(l), in addition to any other remedy to which any party is entitled at law or in equity.

p. Each of the Issuer and Subscriber acknowledges and agrees that (i) this Subscription Agreement is being entered into in order to induce Sunlight to execute and deliver the Combination Agreement and without the representations, warranties, covenants and agreements of the Issuer and Subscriber hereunder, Sunlight would not enter into the Combination Agreement, (ii) each representation, warranty, covenant and agreement of Subscriber hereunder is being made also for the benefit of Sunlight and (iii) Sunlight may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of each of the Issuer and Subscriber under this Subscription Agreement, in each case, on the terms and subject to the conditions of this Subscription Agreement.

[Signature pages follow.]

27

IN WITNESS WHEREOF, each of the Issuer, Sunlight and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

SPARTAN ACQUISITION CORP. II

By:
Name:
Title:

SUNLIGHT FINANCIAL LLC

By:
Name:
Title:

Signature Page to

Subscription Agreement

SUBSCRIBER:

Signature of Subscriber:

By:
Name:
Title:

Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different):

Email Address:

Subscriber’s EIN: _______________

Address:

Attn: _________________________________

Telephone No.: __________________________

Facsimile No.: __________________________

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price: $ ______________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to

Subscription Agreement

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Schedule must be completed by Subscriber and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Subscriber must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐	Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Subscriber qualifies as such:

☐	Subscriber is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐	Subscriber is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	Subscriber is a “bank” as defined in Section 3(a)(2) of the Securities Act.

☐	Subscriber is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐	Subscriber is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐	Subscriber is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐	Subscriber is an investment company registered under the Investment Company Act of 1940.

Schedule A-1

☐	Subscriber is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.

☐	Subscriber is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐	Subscriber is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐	A bank;

☐	A savings and loan association;

☐	A insurance company; or

☐	A registered investment adviser.

☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.

☐	Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐	Subscriber is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	Subscriber is a natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For the purposes of calculating joint net worth, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation.

☐	Subscriber is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

Schedule A-2

☐	Subscriber is a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status.

☐	Subscriber is a natural person who is a “knowledgeable employee,” as defined in rule 3c5(a)(4) under the Investment Company Act of 1940, of the Issuer of the securities being offered or sold where the Issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

☐	Subscriber is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐	Subscriber is an entity, including but not limited to Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that own “Investments,” in excess of $5,000,000 and was not formed for the specific purpose of acquiring the securities offered and is not of the type listed in one of the above checkboxes in this section. For the purposes of this response, “Investments” has the meaning in Rule 2a-51 under the Investment Company Act of 1940, as amended.

☐	Subscriber is not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not: an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

Schedule A-3

SCHEDULE B
SCHEDULE OF TRANSFERS

Subscriber’s Subscription was in the amount of [●]Class A Shares. The following transfers of a portion of the Subscription have been made:

Date of Transfer or Reduction	Transferee	Number of Transferee Acquired Shares Transferred or Reduced	Subscriber Revised Subscription Amount

Schedule B as of ______________, 20__, accepted and agreed to as of this ____ day of ____________, 20__ by:

SPARTAN ACQUISITION CORP. II

By:
Name:
Title:

Signature of Subscriber:

[SUBSCRIBER]

By:
Name:
Title:

Exhibit F

Blocker Certificates of Merger

[Intentionally omitted]

Exhibit G

OpCo Certificate of Merger

[Intentionally omitted]

Exhibit H

Directors of Acquiror

[Intentionally omitted]

Exhibit I

Director and Officer Indemnification Agreement

[Intentionally omitted]

Exhibit J

Amended and Restated Charter of Acquiror

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNLIGHT FINANCIAL HOLDINGS INC.

Sunlight Financial Holdings Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 17, 2020, as amended and restated in its entirety by that Amended and Restated Certificate of Incorporation on November 24, 2020 (the “First Amended and Restated Certificate of Incorporation”);

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) restates and amends the First Amended and Restated Certificate of Incorporation;

3. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”) and has been adopted by the requisite vote of the stockholders of the corporation; and

4. The text of the First Amended and Restated Certificate of Incorporation is hereby amended and restated to read, in full, as follows:

First: The name of the Corporation is Sunlight Financial Holdings Inc.

Second: The registered office of the Corporation is to be located at c/o Corporation Services Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

Third: The nature of the business or purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Fourth: The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, classified as: [(a) [●] shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (b) [20,000,000] shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) and (c) [●] shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock” and together with the Class A Common Stock and Class B Common Stock, the “Common Stock”)]; and (d) [●] shares of Preferred Stock, par value of $0.0001 per share (“Preferred Stock”).

A.       Reference is made to that certain Business Combination Agreement, dated as of January 23, 2021 ([as amended,] the “Business Combination Agreement”), by and among Spartan Acquisition Corp. II, a Delaware corporation (“Spartan”), SL Invest I Inc., a Delaware corporation, SL Invest II LLC, a Delaware limited liability company, SL Financial Investor I LLC, a Delaware limited liability company, SL Financial Investor II LLC, a Delaware limited liability company, SL Financial Holdings Inc., a Delaware corporation, SL Financial LLC, a Delaware limited liability company, Sunlight Financial LLC, a Delaware limited liability company, FTV-Sunlight, Inc., a Delaware corporation, and Tiger Co-Invest B Sunlight Blocker LLC, a Delaware limited liability company. Upon the closing of the transactions contemplated by the Business Combination Agreement (such time of such closing, the “Effective Time”), each former share of Class B Common Stock of the Corporation outstanding prior to the Effective Time automatically will convert into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof, in accordance with paragraph B(i) of this Article FOURTH.

B. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such class or series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any classes or series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. There shall be no limitation or restriction on any variation between any of the different classes or series of Preferred Stock as to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several classes or series of Preferred Stock may, except as otherwise expressly provided in this Article FOURTH, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various classes or series; provided, however, that all shares of any one class or series of Preferred Stock shall have the same powers, designation, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions.

C. Common Stock.

(a) Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof, if any. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one (1) vote for each such share on all matters which to the stockholders are entitled to vote. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders, other than as provided in the applicable Preferred Stock Designation. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Second Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of any Preferred Stock or any series thereof then outstanding, the holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock and Class C Common Stock unless (i) the dividend consists of shares of Class B Common Stock or Class C Common Stock, as applicable, or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock or Class C Common stock, as applicable, paid proportionally with respect to each outstanding share of Class B Common Stock or Class C Common Stock, as applicable, and (ii) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock. If dividends are declared on the Class A Common Stock, the Class B Common Stock or Class C Common Stock that are payable in shares of Common Stock, or securities convertible or exercisable into or exchangeable or redeemable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class B Common Stock), the dividends payable to the holders of Class C Common Stock shall be paid only in shares of Class C Common Stock (or securities convertible or exercisable into or exchangeable or redeemable for Class C Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively (or securities convertible or exercisable into or exchangeable or redeemable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively). In no event shall any shares of Class A Common Stock, Class B Common Stock or Class C Common Stock be split, divided, or combined unless the outstanding shares of the other class of Common Stock shall be proportionately split, divided or combined.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any series thereof, if any, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class B Common Stock and Class C Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this Subparagraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e) Shares of Class C Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC (as it may be amended, restated, supplemented and otherwise modified from time to time, in accordance with its terms, the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class C Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class C Common Stock pursuant to the LLC Agreement by delivering to the holder of shares of Class C Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class C Common Stock redeemed shall be cancelled.

(f) The number of authorized shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor; provided, however, that any amendment to increase the aggregate number of shares of Class C Common Stock that the Corporation has authority to issue shall require approval by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class C Common Stock entitled to vote thereon.

(g) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors. The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

(h) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any pre-emptive or preferential right to acquire or subscribe for any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation and except for an exercise of redemption rights in accordance with the LLC Agreement.

(i) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

(i) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or Equity-linked Securities (as defined below) are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

●	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

●	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

(ii) For purposes of this Second Amended and Restated Certificate of Incorporation, “Equity-linked Securities” shall mean any securities of the Corporation or any of the Corporation’s subsidiaries which are convertible into, or exchangeable or exercisable for, equity securities of the Corporation or such subsidiary, including any securities issued by the Corporation or any of the Corporation’s subsidiaries which are pledged to secure any obligation of any holder to purchase equity securities of the Corporation or any of the Corporation’s subsidiaries.

(iii) Notwithstanding anything to the contrary contained herein, (a) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding (without the necessity of calling, noticing or holding a meeting of holders of Class B Common Stock), and (b) in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one. Pursuant to the Founders Stock Agreement, dated as of January 23, 2021, by and among Spartan, Spartan Acquisition Sponsor II LLC, a Delaware limited liability company, Jan C. Wilson and John M. Stice, the holders of a majority of the shares of Class B Common Stock agreed to irrevocably waive the foregoing adjustment to the Initial Conversion Ratio.

(iv) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

(v)       Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this paragraph B(i) of this Article FOURTH. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this paragraph B(i) of this Article FOURTH and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

Fifth: Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the terms of any investor rights agreement between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, each an “Investor Rights Agreement”), the number of the directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The term of office for the directors in Class I shall expire at the first Annual Meeting of Stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation; the term of office for the directors in Class II shall expire at the second Annual Meeting of Stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation; and the term of office for the directors in Class III shall expire at the third Annual Meeting of Stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation. At each succeeding Annual Meeting of Stockholders following the effectiveness of this Second Amended and Restated Certificate of Incorporation, directors elected to succeed those directors whose terms expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Except as the DGCL may otherwise require or pursuant to the terms of any Investor Rights Agreement, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office or, if earlier, their respective death, resignation or removal and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the terms of any Investor Rights Agreement, the Board of Directors is authorized to assign members of the Board of Directors already in office, or those filling vacancies resulting from an increase in the size of the Board of Directors, to Class I, Class II, or Class III, with such assignment to become effective, with respect to members of the Board of Directors already in office, as of the initial effectiveness of this Second Amended and Restated Certificate of Incorporation, and, with respect to members filling vacancies resulting from an increase in the size of the Board of Directors, upon such appointment or election, as applicable. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. Notwithstanding any other provision of this Article FIFTH, and except as otherwise required by law or pursuant to the terms of any Investor Rights Agreement, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filing of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article FIFTH unless expressly provided by such terms.

Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Except as otherwise required by the DGCL or as provided in this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws without any action on part of the stockholders of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the full Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock issued pursuant to any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws. No bylaws of the Corporation hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board of Directors that was valid at the time it was taken.

C.       Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock or pursuant to paragraph C(i)(iii) of Article FOURTH, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

D. Except as otherwise required by applicable law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or a majority of the directors. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

E. Advance notice of stockholders nominations for the election of directors and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

Seventh: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A. of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

Eighth: The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized hereby.

Ninth: Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding as to which the DGCL confers jurisdiction upon the Court of Chancery, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders in such capacity, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States.

Tenth: If any action the subject matter of which is within the scope of Paragraph A. of this Article TENTH immediately above is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Paragraph A. of this Article TENTH immediately above (an “Foreign Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Foreign Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Eleventh: If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

Twelfth: In recognition and anticipation that (i) certain directors and principals of Sunlight Financial LLC and their Affiliates (as defined below) (the “Sponsor Group”) may also serve as directors of the Corporation, (ii) the Sponsor Group and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article TWELFTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor Group, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

A.       None of (i) any Sponsor Group member or any of its Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty, in each case, by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Paragraph C. of this Article TWELFTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not (A) be deemed to have acted in bad faith or in a manner inconsistent with the best interests of the Corporation or its stockholders or to have acted in a manner inconsistent with or opposed to any fiduciary duty to the Corporation or its stockholders or (B) be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, in each case, by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

B.       The Corporation does not renounce its interest in any corporate opportunity (i) offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation, and the provisions of Paragraph B. of this Article TWELFTH shall not apply to any such corporate opportunity.

C.       In addition to and notwithstanding the foregoing provisions of this Article TWELFTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D.       For purposes of this Article TWELFTH, (i) “Affiliate” shall mean (A) in respect of any member of the Sponsor Group, any Person that, directly or indirectly, is controlled by such member of the Sponsor Group, controls such member of the Sponsor Group or is under common control with such member of the Sponsor Group and shall include any principal, member, director, partner, stockholder, or officer, of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

E.       To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.

Thirteenth: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL; and, except as set forth in paragraphs C, D and E of Article SIXTH, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article THIRTEENTH.

Fourteenth: Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) except for paragraph C(f) of Article FOURTH or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision of this Second Amended and Restated Certificate of Incorporation.

Fifteenth: If any provision of this Second Amended and Restated Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Second Amended and Restated Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Second Amended and Restated Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Second Amended and Restated Certificate of Incorporation shall be enforceable in accordance with its terms.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by an authorized officer this [●] day of [●], 2021.

SUNLIGHT FINANCIAL HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Exhibit K

Amended and Restated Bylaws of Acquiror

[Intentionally omitted]

Exhibit L

Final Form

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among Sunlight Financial Holdings Inc., a Delaware corporation f/k/a Spartan Acquisition Corp. II (the “Company”), Spartan Acquisition Sponsor II LLC, a Delaware limited liability company (the “Spartan Sponsor”), Tiger Infrastructure Partners Sunlight Feeder LP, a Delaware limited partnership (“Tiger IPSF”), Tiger Infrastructure Partners Co-Invest B LP, a Delaware limited partnership (together with Tiger IPSF, “Tiger”), FTV V, L.P., a Delaware limited partnership (“FTV”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Spartan Sponsor, FTV, Tiger and any Person (as defined below) who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on November 24, 2020, the Company, the Spartan Sponsor and certain other security holders named therein (the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Spartan Sponsor and such other Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on January 23, 2021, the Company, SL Invest I Inc., a Delaware corporation, SL Invest II LLC, a Delaware limited liability company, SL Financial Investor I LLC, a Delaware limited liability company, SL Financial Investor II LLC, a Delaware limited liability company, SL Financial Holdings Inc., a Delaware corporation, SL Financial LLC, a Delaware limited liability company, Sunlight Financial LLC, a Delaware limited liability company (“Sunlight”), FTV-Sunlight, Inc., a Delaware corporation, and Tiger Co-Invest B Sunlight Blocker LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement and Plan of Reorganization (the “BCA”), pursuant to which, among other things, the parties to the BCA will undertake certain merger transactions as contemplated thereby and, as a result of such transactions, Sunlight will become an indirectly controlled subsidiary of the Company (the “Business Combination”);

WHEREAS, after the closing of the Business Combination, certain Holders will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), the Spartan Sponsor will own warrants to purchase shares of Class A Common Stock (the “Private Placement Warrants”) and certain Holders will own Class EX Units of Sunlight (“Class EX Units”), which will be exchangeable for shares of Class A Common Stock pursuant to the terms of that certain Fifth Amended and Restated Limited Liability Company Agreement of Sunlight, dated as of the date hereof; and

WHEREAS, the Company and the Existing Holders desire to terminate the Existing Registration Rights Agreement and enter into this Agreement with the Holders, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company and certain board nomination rights, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement and the Company and its subsidiaries will not be deemed to be an Affiliate of Spartan Sponsor, Tiger or FTV.

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals hereto.

“Beneficially Own” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule as in effect as of such time. The terms “Beneficial Owner” and “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each of the Principal Stockholders is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Board” shall mean the board of directors of the Company.

“Board Observer” shall have the meaning given in Section 5.2 of this Agreement.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Control” (including the terms “Controls,” “Controlled,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of an entity.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class C Common Stock” means the shares of Class C common stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given such term in the BCA.

“Common Stock” means the Class A Common Stock and the Class C Common Stock, collectively.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any of Spartan Sponsor, FTV and Tiger.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-3” shall mean a Registration Statement on Form S-3 or any similar short-form registration statement that may be available at such time.

“FTV” shall have the meaning given in the Preamble.

“FTV Director” shall have the meaning given in Section 5.1(b)(ii).

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

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“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus only, in the light of the circumstances under which they were made) not misleading.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Principal Stockholders” shall mean the Spartan Sponsor, FTV and Tiger.

“Principal Stockholder Trigger Event” means, with respect to any Principal Stockholder, such Principal Stockholder and its Affiliates collectively having Beneficial Ownership of less than fifty percent (50%) of the number of shares of Common Stock as such Persons owned immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding shares of Class A Common Stock held by a Holder at any time, whether held on the date hereof or acquired after the date hereof, (c) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder, (d) any shares of Class A Common Stock issued or issuable upon exchange of Class EX Units and Class C Common Stock issued to a Holder under the BCA and (e) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold without registration pursuant to Rule 144 (or any successor rule promulgated thereafter by the Commission) and the transferee thereof does not receive “restricted securities” as defined in Rule 144.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Class A Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Underwritten Offering or in the case of a Piggyback Registration, by the holders of fifty percent (50%) or more of the Registrable Securities participating in the offering;

(G) all expenses with respect to a road show that the Company is obligated to participate in pursuant to the terms of this Agreement; and

(H) any liability insurance or other premiums for insurance obtained for the benefit of the Company purchased by the Company (but not the Holders) in connection with any Registration or offering pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“Spartan Sponsor” shall have the meaning given in the Preamble.

“Spartan Sponsor Director” shall have the meaning given in Section 5.1(b)(i).

“Sunlight” shall have the meaning given in the Recitals.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Tiger” shall have the meaning given in the Preamble.

“Tiger Director” shall have the meaning given in Section 5.1(b)(iii).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“VWAP” means, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the principal national securities exchange on which Registrable Securities are listed for the five (5) trading days immediately preceding, but excluding, such date.

ARTICLE II
REGISTRATIONS

2.1 Registration.

2.1.1 Shelf Registration. The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the Registrable Securities for resale from time to time pursuant to Rule 415(a)(1)(i) (a “Shelf Registration”).

2.1.2 Effective Registration. The Company shall use its reasonable best efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 2.1.1 of this Agreement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders from time to time. If the initial Registration Statement (the “Initial Shelf”) filed by the Company pursuant to subsection 2.1.1 is on Form S-1, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on Form S-3, the Company shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf (the “Replacement S-3 Shelf”) and cause the Replacement S-3 Shelf to be declared effective as soon as practicable thereafter. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 of this Agreement, any Demanding Holder may make a written demand to the Company for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement or a new Registration Statement if such Demanding Holders’ Registrable Securities are not then registered by a Registration Statement filed with the Commission in accordance with subsection 2.1.1 or permitted to be offered in an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities of the same class to be sold by the initiating Holder in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within two (2) days (one (1) day if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities of the same class to be sold by the initiating Holder included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering; provided, however that no such Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements that are customary or required by the Underwriters, regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. Notwithstanding the foregoing, the Company is not obligated to effect more than (a) of one (1) Underwritten Demand for Spartan Sponsor, (b) three (3) Underwritten Demands for FTV and Tiger in the aggregate and (c) is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering.1 Notwithstanding the foregoing, no Underwritten Demand will be effective hereunder unless the net proceeds (net of underwriting fees and commissions) to the Holders from the sale of the Registrable Securities included in such request exceed $40,000,000 based on the VWAP as of the time of such request or such request includes all Registrable Securities owned by the requesting Holders at such time.

[1]	Principal Stockholders to discuss a coordination committee.

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2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other Persons holding Class A Common Stock or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such Persons (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Class A Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Class A Common Stock or other equity securities of the Company held by other Persons that the Company is obligated to include pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities. Notwithstanding anything to the contrary in this Agreement, any Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement that is not able to sell at least seventy percent (70%) of the Registrable Securities requested to be included in such Underwritten Demand shall not have such Underwritten Demand counted towards such Person’s maximum number of Underwritten Demands the Company is obligated to effect pursuant to Section 2.1.3.

2.1.5 Registration Withdrawal. The Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering or, if applicable, at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this subsection 2.1.5 and if a Holder determines to withdraw prior to launch of such Underwritten Offering, its Demand for an Underwritten Offering shall not count as an Underwritten Demand by such Holder for purposes of the penultimate sentence of subsection 2.1.3.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to (i) file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of stockholders of the Company, other than a Registration Statement (A) filed in connection with any employee stock option or other benefit plan, (B) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (C) for an offering of debt that is convertible into equity securities of the Company or (D) for a dividend reinvestment plan, or (ii) consummate an Underwritten Offering for its own account or for the account of stockholders of the Company other than the Holders pursuant to a then-effective Registration Statement, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a Registration Statement, not less than ten (10) days before the anticipated filing date of such Registration Statement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) five (5) days in the case of filing a Registration Statement and (b) two (2) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company; provided, however, that no such Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements that are customary or required by the Underwriters, regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to subsection 2.2.1 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Class A Common Stock or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

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(b) If the Registration or Underwritten Offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Class A Common Stock or other equity securities of the Company, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Class A Common Stock or other equity securities of the Company for the account of other Persons (other than those specified in clause (A)) that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least three (3) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or prior to the launch of the Underwritten Offering with respect to such Piggyback Registration, as applicable. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3 Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (B) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. The Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by subsection 2.1.1 or in the case of a Registration Statement filed pursuant to subsection 2.1.3, as soon as practicable, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

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3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Demanding Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Registration of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act;

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3.1.10 subject to the provisions of this Agreement, notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act of the happening of any event as a result of which a Misstatement exists, and then to use best efforts to correct such Misstatement as soon as possible and otherwise as set forth in Section 3.4 of this Agreement;

3.1.11 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain comfort letters from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and customary negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such placement agent, sales agent or Underwriter;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Underwriters’ commissions and discounts, brokerage fees and all reasonable fees and expenses of any legal counsel representing the Holders, other than as set forth in the definition of Registration Expenses.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4 Suspension of Sales. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement or Prospectus filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that (i) it will immediately discontinue offers and sales of Registered Securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant Misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales and (ii) it will maintain the confidentiality of information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such Persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such Persons’ rights under this Section 4.1) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party; provided, further, that the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to an indemnified party otherwise than under subsections 4.1.1 and 4.1.2 above)) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and does not include a statement as to, or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
GOVERNANCE RIGHTS

5.1 Designees.

(a) Upon the Closing, the Board shall initially consist of nine (9) directors, including Matthew Potere, [Spartan Sponsor Director], [Independent Director 1]2, [Tiger Director], [FTV Director], [Independent Director 2]3, [Independent Director 3]4, [Independent Director 4]4 and [Independent Director 5]4 (the “[Initial Directors]”). The Board will be divided into three (3) classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until the Company’s annual meetings of shareholders in 2022, 2023 and 2024, respectively. [●], [●] and [●] will be assigned to Class I, [●], [●] and [●] will be assigned to Class II, and [●], [●] and [●] will be assigned to Class III. From and after the Closing, the rights of the Principal Stockholders to designate directors to the Board and its committees shall be as set forth in the remainder of this Section 5.1.

(b) From and after the Closing, the Company will use reasonable best efforts, including taking all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the following nominees to be elected to serve as directors on the Board:4

(i) if the Spartan Sponsor and its Affiliates collectively Beneficially Own at least fifty percent (50%) of the number of shares of Common Stock as such Persons owned immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), one (1) nominee designated by the Spartan Sponsor (the “Spartan Sponsor Director”);

(ii) if FTV and its Affiliates collectively Beneficially Own at least fifty percent (50%) of the number of shares of Common Stock as such Persons owned immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), one (1) nominee designated by FTV (the “FTV Director”); and

(iii) if Tiger and its Affiliates collectively Beneficially Own at least fifty percent (50%) of the number of shares of Common Stock as such Persons owned immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), one (1) nominee designated by Tiger (the “Tiger Director”).

The initial Spartan Sponsor Director shall be [●]. The initial FTV Director shall be [●]. The initial Tiger Director shall be [●].

For the avoidance of doubt, the rights granted to the Principal Stockholders to designate members of the Board are additive to, and not intended to limit in any way, the rights that Principal Stockholders or any of their respective Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all necessary corporate action to effectuate the above will include (A) including the Persons designated pursuant to this Section 5.1(b) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending each such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director.

[2]	Designated by Spartan Sponsor and mutually agreed to by Sunlight’s equityholders.
[3]	Designated by Sunlight’s equityholders.
[4]	To discuss rights related to Board committees.

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(c) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Spartan Sponsor Director, a FTV Director or a Tiger Director, then (i) the Spartan Sponsor, with respect to a vacancy created by the death, disability, resignation or removal of a Spartan Sponsor Director, (ii) FTV, with respect to a vacancy created by the death, disability, resignation or removal of a FTV Director, or (iii) Tiger, with respect to a vacancy created by the death, disability, resignation or removal of a Tiger Director, will be entitled to designate an individual to fill the vacancy so long as the total number of Persons that will serve on the Board as designees of the Spartan Sponsor, FTV or Tiger, as applicable, immediately following the filling of such vacancy will not exceed the total number of Persons the Spartan Sponsor, FTV or Tiger, as applicable, is entitled to designate pursuant to Section 5.1(b) on the date of such replacement designation. The Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause such replacement designee to become a member of the Board.

(d) In the event that a Spartan Sponsor Director, a FTV Director or a Tiger Director is then on the Board and Spartan, FTV or Tiger, respectively, is no longer entitled to designate a director pursuant to Section 5.1(b), to the extent requested by the Board, Spartan, FTV or Tiger, as applicable, shall promptly use its reasonably best efforts to cause the Spartan Sponsor Director, FTV Director or Tiger Director, as applicable, to resign from service on the Board (and all committees thereof on which such director serves), and promptly thereafter the Company shall take all necessary action to cause the Board to reduce the size of the Board by one (1).

5.2 Observer Rights. Each Principal Stockholder shall have the right to appoint one (1) non-voting board observer (each, a “Board Observer”) for so long as each Principal Stockholder, respectively, is entitled to designate a director pursuant to Section 5.1(b). Each Board Observer shall have the right to (i) attend all meetings of the Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that the Company provides to the Board in the same manner as such materials are provided to the Board; provided, that, (x) a Principal Stockholder’s right to appoint a Board Observer is non-transferable and shall automatically be terminated without any further action required upon the occurrence of a Principal Stockholder Trigger Event, (y) a Board Observer shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and a Board Observer's presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (z) the Company may withhold information or materials from a Board Observer and exclude a Board Observer from any executive sessions and/or all or any portion of any meeting or discussion of the Board, in each case of this clause (z), if the Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between the Company and its counsel or (B) adversely affect the Company or its Affiliates under governmental regulations or other applicable laws. The Company shall provide virtual access to any meeting of the Board for any Board Observer. Each Board Observer shall be subject to the same obligations as the members of the Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by the Company).

5.3 Restrictions on Other Agreements. No Principal Stockholder will, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock that are not parties to this Agreement or others).

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ARTICLE VI
LOCK-UP

6.1 Lock-Up. Each of Tiger and FTV agrees that (A) eighty percent (80%) of the Registrable Securities received by it pursuant to the Business Combination shall be restricted from Transfer (as defined below) under this Agreement until the date that is one (1) year after Closing or earlier if, subsequent to Closing, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after Closing or (ii) the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; and (B) the remaining twenty percent (20%) of Registrable Securities received by it pursuant to the Business Combination shall be restricted from Transfer under this Agreement until the date that is six (6) months after the date of Closing or earlier if, subsequent to Closing, (i) the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period ending at least ninety (90) days after Closing or (ii) the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. For purposes of this Section 6.1, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE VII
MISCELLANEOUS

7.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service or hand delivery, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to: Attention: General Counsel, 101 N. Tryon Street, Suite 1000, Charlotte, NC 28246, or by email at: notices@sunlightfinancial.com, and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 7.1.

7.2 Assignment; No Third Party Beneficiaries.

7.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

7.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

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7.2.3 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to Section 7.2 of this Agreement.

7.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 7.1 of this Agreement, (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) and (iii) such assignee is transferred at least twenty-five percent (25%) of the number of Registrable Securities as such Persons owned immediately following the Closing. Any transfer or assignment made other than as provided in this Section 7.2 shall be null and void.

7.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

7.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

7.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.6 Other Registration Rights. The Company represents and warrants that no Person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Subscription Agreements, dated as of January 23, 2021, by and between the Company and certain investors, and (c) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of November 24, 2020, by and between the Company and Continental Stock Transfer & Trust Company, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company shall not, without the prior consent of each of the Principal Stockholders that as of the time of determination Beneficially Own at least fifty percent (50%) of the number of shares of Common Stock as such Persons owned immediately following the Closing (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), hereafter enter into any agreement with respect to its securities that is inconsistent in any material respect with, or provides registration rights that are senior in priority to, the rights granted to the Holders by this Agreement.

7.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SUNLIGHT FINANCIAL HOLDINGS INC.,
a Delaware corporation

By:
Name:
Title:

Signature Page to Investor Rights Agreement

HOLDERS:

SPARTAN ACQUISITION SPONSOR II LLC,
a Delaware limited liability company

By:
	Name:	Geoffrey Strong
	Title:	Chief Executive Officer

John M. Stice

Jan C. Wilson

Tiger Infrastructure Partners Sunlight Feeder LP, a Delaware limited partnership

By	Tiger Infrastructure Associates GP LP, its general partner
By:	Emil Henry IV LLC, its general partner
By:	Henry Tiger Holdings II LLC, its sole member
By:	Emil Henry LLC, its managing member

By:
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Tiger Infrastructure Partners Co-Invest B LP, a Delaware limited partnership

By:
Name:
Title:

FTV V, L.P.,
a Delaware limited partnership

By:
Name:
Title:

[●]

By:
Name:
Title:

Signature Page to Investor Rights Agreement

Address for Notice:

Signature Page to Investor Rights Agreement